    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1997


                                            REGISTRATION STATEMENT NO. 333-28951
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                           7941                          65-0676005
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification
        incorporation or           Classification Code Number)                Number)
         organization)
                                                               RICHARD L. HANDLEY
                                                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                                         FLORIDA PANTHERS HOLDINGS, INC.
          450 EAST LAS OLAS BOULEVARD                      450 EAST LAS OLAS BOULEVARD
        FORT LAUDERDALE, FLORIDA 33301                   FORT LAUDERDALE, FLORIDA 33301
                (954) 712-1300                                   (954) 712-1300
  (Address, including zip code, and telephone        (Name, address, including zip code, and
  number, including area code, of registrant's       telephone number, including area code,
          principal executive offices)                        of agent for service)

                            ------------------------

                                   Copies to:

                          STEPHEN K. RODDENBERRY, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                       ONE S.E. THIRD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and after satisfaction or waiver of all other conditions to the closing of the Contribution and Exchange pursuant to the Contribution and Exchange Agreement described in the enclosed Solicitation Statement/Prospectus.

                             ---------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

================================================================================

Logo
                                   PROSPECTUS
                        FLORIDA PANTHERS HOLDINGS, INC.

     This Prospectus is being furnished to the current limited partners (the "Limited Partners") of Boca Raton Hotel and Club Limited ("Boca Partnership"), who were previously provided a copy of that Solicitation Statement/Prospectus dated June 12, 1997 (the "Solicitation Statement/Prospectus") in connection with the proposal to approve and adopt a Contribution and Exchange Agreement dated as of March 20, 1997, as amended and restated (the "Contribution and Exchange Agreement"), by and among Florida Panthers Holdings, Inc. ("Panthers Holdings"), Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), BRMC, L.P., a Delaware limited partnership (the "Boca General Partner"), and BRMC Corporation, a Delaware corporation and the general partner of the Boca General Partner ("BRMC"). Boca Partnership was formed in June 1983 for the purpose of purchasing, owning, managing and operating the Boca Raton Resort and Club ("Boca Resort"), a destination luxury resort and private club encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. The transaction contemplated by the Contribution and Exchange Agreement (the "Contribution and Exchange") was consummated on June 26, 1997.

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership were transferred to Panthers BRHC Limited, a newly-formed Florida limited partnership ("Panthers BRHC"), in which the managing general partner and the limited partner are wholly-owned by the Panthers Holdings. As set forth in the Contribution and Exchange Agreement, Panthers Holdings, through the managing general partner, limited partner and Panthers BRHC, paid the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) warrants (the "Warrants") to purchase 869,810 shares of Panthers Holdings' Class A common stock, par value $.01 per share (the "Class A Common Stock"); (iii) 189,574 shares of Class A Common Stock, which were used to compensate certain affiliates of Boca Partnership, who through their affiliates control the Boca General Partner, for their involvement in integrating Boca Resort into the Company; (iv) 82,729 shares of Class A Common Stock, which were used to pay persons to whom Boca Partnership is obligated to pay fees; (v) exchange rights (the "Exchange Rights") which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for approximately 4,242,586 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (vi) the assumption of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership in the amount of approximately $205.9 million, of which approximately $95.9 million was repaid upon consummation of the Contribution and Exchange. Of the $95.9 million which was repaid, $60.9 million was paid from Panthers Holdings' working capital and $35.0 million was paid from the incurrence of additional debt.

     This Prospectus updates certain information contained in the Solicitation Statement/Prospectus and is for the use of the Limited Partners in determining whether to exercise their Warrants or Exchange Rights for shares of the Class A Common Stock.

     Panthers Holdings' executive offices are located at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, and its telephone number is (954) 712-1300.


     The Class A Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "PAW." On October 23, 1997, the last reported sales price of Class A Common Stock as reported by the New York Stock Exchange was $22 3/4 per share.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                The date of this Prospectus is October   , 1997.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
SUMMARY FINANCIAL DATA......................................     5
RISK FACTORS................................................     6
PRICE RANGE OF CLASS A COMMON STOCK.........................    12
DIVIDEND POLICY.............................................    12
PANTHERS HOLDINGS SELECTED FINANCIAL DATA...................    13
THE CONTRIBUTION AND EXCHANGE...............................    14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF PANTHERS HOLDINGS............    25
BUSINESS OF PANTHERS HOLDINGS...............................    32
MANAGEMENT OF PANTHERS HOLDINGS.............................    46
EXECUTIVE COMPENSATION......................................    49
CERTAIN TRANSACTIONS OF PANTHERS HOLDINGS...................    51
PRINCIPAL SHAREHOLDERS OF PANTHERS HOLDINGS.................    52
DESCRIPTION OF PANTHERS HOLDINGS CAPITAL STOCK..............    54
LEGAL MATTERS...............................................    56
EXPERTS.....................................................    56
ADDITIONAL INFORMATION......................................    56
INDEX TO FINANCIAL STATEMENTS...............................   F-1

ANNEX

ANNEX A -- CONTRIBUTION AND EXCHANGE AGREEMENT

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Prospectus and the Annex hereto. The Limited Partners are urged to read this Prospectus and the Annex hereto in their entirety. This Prospectus contains certain forward-looking statements which may involve certain risks and uncertainties. The actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this Prospectus. Capitalized terms contained in this Prospectus and not defined herein shall have the meanings set forth in the Contribution and Exchange Agreement, which is attached hereto as Annex A.

     Panthers Holdings currently conducts substantially all of its business through its subsidiaries, which include (i) the Boca Raton Resort and Club ("Boca Resort"), the Registry Resort at Pelican Bay ("Registry Resort"), the Hyatt Regency Pier 66 Hotel and Marina ("Pier 66") and the Radisson Bahia Mar Resort and Yachting Center ("Bahia Mar"), (ii) the Florida Panthers Hockey Club (the "Panthers"), (iii) Arena Development Company, Ltd. ("Arena Development"), a limited partnership formed for the purpose of developing the Broward County Arena, a new multi-purpose state-of-the-art entertainment and sports center in Broward County, Florida, (iv) Arena Operating Company, Ltd. ("Arena Operations"), a limited partnership formed for the purpose of managing and operating the Broward County Arena and (v) Florida Panthers Ice Ventures, Inc., a corporation formed for the purpose of developing ice rink facilities. In addition, Panthers Holdings owns approximately 78% of the partnership interests in Miami Associates, Inc. ("Decoma'), the entity which operates the Miami Arena where the Panthers currently play. Unless the context otherwise requires, all references to Panthers Holdings shall mean Florida Panthers Holdings, Inc. and its subsidiaries.

PANTHERS HOLDINGS

     Panthers Holdings is a holding company with subsidiaries currently operating in two business segments: (i) leisure and recreation (the "Leisure and Recreation Business") and (ii) entertainment and sports (the "Entertainment and Sports Business"). Panthers Holdings was formed in July 1996 and, upon the completion of its initial public offering and concurrent offering (the "Initial Offerings") in November 1996, continued the operations of the Panthers, a professional hockey team which has been a member of the National Hockey League ("NHL") since 1993. Following completion of the Initial Offerings, Panthers Holdings expanded into the Leisure and Recreation Business, through the ownership and operation of high-end destination luxury resorts, and diversified the Entertainment and Sports Business to include ice skating rink operations. Panthers Holdings current focus is on expanding the Leisure and Recreation Business. The primary elements of Panthers Holdings' current business strategy include: (i) the development of capital projects (additional unit construction, recreational amenities and conference space) at its existing luxury resorts,
(ii) the expansion of the core upscale clientele of the Leisure and Recreation Business, which will increase Panthers Holdings' ability to cross-market other services to this customer base and (iii) the acquisition of other luxury resorts. In executing its business strategy, Panthers Holdings continuously evaluates opportunities in other industries and businesses for potential strategic acquisitions where Panthers Holdings believes it can leverage its competitive strengths and increase stockholder value.

     The Leisure and Recreation Business currently consists of Panthers Holdings' interests in four high-end destination luxury resort operations: Boca Resort, Registry Resort, Pier 66 and Bahia Mar. Boca Resort, Registry Resort, Pier 66 and Bahia Mar are collectively referred to as the "Resort Facilities."

     Boca Resort is a destination luxury resort and private club fronting both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort includes 963 luxury guest rooms, a 50,000 sq. ft. conference center, a separate 140,000 sq. ft. conference center currently under construction, a 25 slip marina, two 18 hole championship golf courses, a 31 court tennis club, five swimming pools, an indoor basketball court, two indoor racquetball courts, a fitness center, a half mile of private beach with various water sports facilities and 15 food and beverage sites ranging from five-star cuisine to beach side grills. Boca Resort has consistently been awarded the Readers' Award as one of the "Top 25 Hotels in North America" by Travel & Leisure magazine.

     Registry Resort is a luxury resort fronting the Gulf of Mexico in Naples, Florida, within a 90-minute drive of the east coast of South Florida. Panthers Holding's currently owns approximately 68% of Registry

Resort and has made offers to acquire the remaining 32%. Registry Resort includes 474 luxury guest rooms, a conference center, recreational areas, restaurant and retail outlets, a 15 court tennis facility and a nature reserve boardwalk, as well as water sports and other beach amenities. Registry Resort has received Mobile Travel Guide's Four Star Award, as well as AAA's Four Diamond Award, and has been cited by Conde Nast Traveler magazine as one of the best resorts in the United States.

     Pier 66 is a luxury resort and marina fronting the Intracoastal Waterway in Fort Lauderdale, Florida. Pier 66 includes 380 luxury guest rooms, a 142 slip marina, three swimming pools, meeting space and six restaurants and lounges. Pier 66 has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     Bahia Mar is a resort and marina complex fronting the Atlantic Ocean in Fort Lauderdale, Florida. Bahia Mar includes 300 luxury guest rooms, a 350 slip marina, four tennis courts, meeting space and retail space. Bahia Mar has received the Mobil Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award.

     Panthers Holdings' Entertainment and Sports Business currently consists of Panthers Holdings' hockey operations, arena development and management operations and ice skating rink operations. Panthers Holdings' hockey operations consist of the ownership and operation of the Panthers. Panthers Holdings' arena development and management operations involve the Broward County Arena, a new multi-purpose, state-of-the-art entertainment and sports center in Broward County, Florida. Pursuant to an operating agreement between Panthers Holdings and Broward County, upon completion of the Broward County Arena, Panthers Holdings will manage and operate the Broward County Arena, where the Panthers will play their home games. Panthers Holdings also owns approximately 78% of Decoma, the entity which operates the Miami Arena, the arena where the Panthers play their home games. Panthers Holding's ice skating rink activities consist of the operation of Incredible Ice, a twin-pad ice skating rink facility in Coral Springs, Florida, and Gold Coast, an ice skating rink facility in Pompano Beach, Florida.

     Panthers Holdings was incorporated in Florida on July 3, 1996. In connection with the Initial Offerings, the Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the NYSE under the symbol "PAW."

BOCA PARTNERSHIP

     Boca Partnership was formed in June 1983 for the purpose of purchasing, owning, managing and operating the Boca Raton Resort and Club, a destination luxury resort and private club encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. The Boca Raton Resort and Club consists of 963 luxury guest rooms, a 70,000 sq. ft. convention center, a separate 140,000 sq. ft. convention center currently under construction, a 25 slip marina, two 18-hole championship golf courses, 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts, three fitness centers and 15 food and beverage sites, ranging from five star cuisine to beachside grills.

TERMS OF THE CONTRIBUTION AND EXCHANGE

     Pursuant to the Contribution and Exchange Agreement, Panthers Holdings acquired substantially all of the assets of Boca Partnership on June 26, 1997, in exchange for the consideration described below.

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership were transferred to Panthers BRHC, in which the managing general partner and the limited partner are wholly-owned by Panthers Holdings. As set forth in the Contribution and Exchange Agreement, Panthers Holdings, through the managing general partner, limited partner and Panthers BRHC, paid the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) the 'Warrants to purchase 869,810 shares of Class A Common Stock; (iii) 189,574 shares of Class A Common Stock, which were used to compensate certain affiliates of Boca Partnership, who through their affiliates control the Boca General Partner, for their involvement in integrating Boca Resort into Panthers Holdings; (iv) 82,729 shares of Class A Common Stock, which were used to pay persons to whom Boca Partnership is obligated to pay fees; (v) the Exchange Rights which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for approximately 4,242,586 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (vi) the assumption of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership in the amount of approximately $205.9 million, of which approximately $95.9 million was repaid upon consummation of the Contribution and Exchange. Of the $95.9 million which was repaid, $60.9 million was paid from Panthers Holdings' working capital and $35.0 million was paid from the incurrence of additional debt.

     Following the consummation of the Contribution and Exchange, the Limited Partners electing not to exercise the Exchange Rights to exchange the units of limited partner interests ("Units") for shares of Class A Common Stock will continue to hold the Units, the Boca General Partner will continue to hold its general partner interest in Boca Partnership and Boca Partnership will hold a general partner interest in Panthers BRHC. The Exchange Rights expire on January 31, 2001. However, the terms of the Panthers BRHC limited partnership agreement (the "BRHC Partnership Agreement") provide Panthers Holdings with the option to purchase after thirty (30) day written notice a cash buy-out at any time after January 31, 2001 all or a portion of the general partner interest held by Boca Partnership in Panthers BRHC. Panthers Holdings is not obligated to exercise its option to purchase all or any portion of the general partner interest of Boca Partnership in Panthers BRHC. More specifically, at any time after January 31, 2001, Panthers Holdings may acquire for cash all of the general partner interest held by Boca Partnership in Panthers BRHC at a price equal to the fair market value of such general partner interest, which will be based on the distributions which would be made in respect of such general partner interest if the Boca Raton Resort and Club were sold for its then appraised value as obtained by an affiliate of Panthers Holdings in its capacity as General Partner of Panthers BRHC and the proceeds were distributed pursuant to the BRHC Partnership Agreement, with a 30% discount for non-marketability and lack of control. If Panthers Holdings exercises its option to acquire a portion of the general partner interest held by Boca Partnership in Panthers BRHC, the cash price paid will equal the pro rata portion of the price if Panthers Holdings purchased the entire interest held by the Boca Partnership in Panthers BRHC. Accordingly, the limited partners who have not exercised their rights to exchange their Units would receive a cash buy-out equivalent to their proportional interests, as set forth in the partnership agreement of Boca Partnership (the "Boca Partnership Agreement"), in the proceeds of a hypothetical sale of the Boca Raton Resort and Club equivalent to 70% of appraised value as obtained by an affiliate of Panthers Holdings in its capacity as General Partner of Panthers BRHC. If the limited partners and the Boca General Partner have not availed themselves of their right to exchange their Units or Boca General Partner economic interest for shares of Class A Common Stock on or before January 31, 2001, there can be no assurance (i) that limited partners will receive any cash flow distributions from Boca Partnership under the terms of the Boca Partnership Agreement, or that they will be able to sell or otherwise dispose of their Units, or (ii) if the cash buy-out option is exercised, that the price received by Boca Partnership in connection with such a buy-out right and the resulting distribution will be greater than the value of the Class A Common Stock into which the limited partners could exchange their Units and it may be in their interest to exchange before the buy-out right is exercised. Further, both the exercise of the Exchange Rights and the exercise of the cash buy-out rights will result in a taxable event to the limited partners of Boca Partnership that, depending on the separate circumstances of each such individual limited partner, should result in taxable gain. See "The Contribution and Exchange -- Certain Federal Income Tax Consequences."

     As the non-managing general partner of Panthers BRHC, Boca Partnership will be liable to the creditors of Panthers BRHC other than those creditors who agree to limit their recourse only to the assets of Panthers BRHC. In addition, under the Panthers BRHC Partnership Agreement, so long as persons other than affiliates of Panthers Holdings own more than 51% of the limited partnership interests in Boca Partnership, the non-managing general partner will have the right (i) to approve any amendment (unless such amendment will not have a material adverse impact on Boca Partnership) to the BRHC Partnership Agreement;
(ii) to approve any sale of all or substantially all of the contributed assets of Panthers BRHC prior to January 1, 2001, provided, however, if prior to January 1, 2001, the Class A Common Stock closes at an average price of $52.75 for five consecutive trading days, the non-managing general partner shall have no right to approve any sale of all or substantially all of the contributed assets; (iii) to consult with the managing general partner to develop an annual budget, provided, however, that the managing general partner will have the sole authority to approve such budget; and (iv) to consult with the managing general partner regarding the renewal or termination of employment agreements between Panthers BRHC and operating management employees. Upon consummation of the Contribution and Exchange, and until such time as a sufficient percentage of the limited partners of Boca Partnership exercise their right to exchange their respective Units for shares of Class A Common Stock, Panthers Holdings and its affiliates will own less than 51% of Boca Partnership.

     In lieu of a special meeting of the shareholders of Panthers Holdings, action to approve and adopt the Contribution and Exchange Agreement was taken by written consent of at least a majority of the total votes represented by the outstanding shares of the Class A Common Stock and the Class B Common Stock, voting together as a single class. The consents of the limited partners of Boca Partnership to approve and adopt the Contribution and Exchange Agreement were solicited separately by the Boca General Partner. The current limited partners of Boca Partnership did not have appraisal rights in connection with the Contribution and Exchange. However, no such limited partner will be forced to exchange his limited partnership interest for Panthers Holdings' securities.

MANAGEMENT OF BOCA RATON RESORT AND CLUB FOLLOWING THE CONTRIBUTION AND EXCHANGE

     Upon consummation of the Contribution and Exchange, the day-to-day operations of Boca Resort continued to be managed by Boca Resort's management team.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Certain United States federal income tax considerations applicable to the Contribution and Exchange are summarized under "The Contribution and Exchange -- Certain Federal Income Tax Consequences." There should be no material federal income tax consequences to Panthers Holdings as a result of the Contribution and Exchange. Although the Contribution and Exchange has been structured as a tax deferred transaction for the Limited Partners of Boca Partnership as a result of the receipt by Boca Partnership of a partnership interest in Panthers BRHC rather than cash or securities, because of the uncertainty of the law and the factual nature of the issues, counsel is unable to render an opinion that the Internal Revenue Service ("IRS") would not be successful if the IRS challenged the tax deferred nature of all or portions of the Contribution and Exchange. If the IRS were successful with such a challenge, all or a substantial portion of the potential gain to a limited partner would be accelerated and recognized upon the closing of the Contribution and Exchange. See "Risk Factors -- Tax Risk Factors" and "The Contribution and
Exchange -- Certain Federal Income Tax Consequences."

RECENT DEVELOPEMENTS

     On September 8, 1997, Panthers Holdings announced that it had entered into a definitive agreement to acquire the Rolling Hills Golf Course, which is located in Davie, Florida, for approximately $8.0 million in cash. The consummation of the transaction is subject to customary conditions and approvals.

     Panthers Holdings' principal executive offices are located at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 and its telephone number is (954) 712-1300.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary financial data set forth below is derived from and should be read in conjunction with the financial statements of the Company, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. The summary financial data as of June 30, 1997 and for the years ended June 30, 1997, 1996 and 1995 are derived from audited financial statements contained elsewhere herein.


                                                  FOR THE YEARS ENDED JUNE 30,                 INCEPTION
                                        ------------------------------------------------      DECEMBER 2,
                          PRO FORMA                                                           1992 THROUGH
                            1997          1997          1996         1995         1994       JUNE 30, 1993
                          ---------     ---------     --------     --------     --------     --------------
STATEMENT OF OPERATIONS
  DATA:
Leisure and recreation
  revenue...............  $204,457      $  17,567     $     --     $     --     $     --        $     --
Sports and entertainment
  revenue...............    37,051         36,695       34,087       17,746       21,682              --
                          --------      ---------     --------     --------     --------        --------
  Total revenue.........   241,508         54,262       34,087       17,746       21,682              --
  Total operating
    expenses............   218,597         62,641       54,144       29,045       32,145             770
                          --------      ---------     --------     --------     --------        --------
Operating income
  (loss)................    22,911         (8,379)     (20,057)     (11,299)     (10,463)           (770)
Net income (loss).......  $  3,866      $ (10,260)    $(25,139)    $(15,386)    $(12,926)       $   (937)
Net income (loss) per
  share.................  $   0.11(a)   $   (0.74)(b) $  (4.76)(c) $  (2.96)(c) $  (2.93)(c)    $  (0.21)(c)
Weighted average common
  and common equivalent
  shares outstanding....    34,399(a)      13,829(b)     5,276(c)     5,203(c)     4,405(c)        4,405(c)



                          PRO FORMA
                            1997          1997          1996         1995         1994            1993
                          ---------     ---------     --------     --------     --------     --------------
BALANCE SHEET DATA AT
  END OF PERIOD:
Total current assets....  $ 85,245      $  70,590     $  3,756     $  3,408     $  2,996        $  9,117
Total current
  liabilities...........  $ 59,997      $  48,236     $ 67,786     $ 50,292     $ 17,712        $ 15,605
Total assets............  $707,398      $ 600,392     $ 47,760     $ 53,587     $ 49,019        $ 59,669
Non-current
  obligations...........  $220,640      $ 251,003     $ 28,277     $ 25,643     $ 45,169        $ 45,000
Shareholders' equity
  (deficit).............  $426,761      $ 301,153     $(48,303)    $(22,348)    $(13,862)       $   (937)


---------------


(a) Net income (loss) per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with Panthers Holdings' reorganization, which has been effected contemporaneously with the Initial Offerings, as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Initial Offerings) issued to repay Panthers Holdings' outstanding indebtedness as if they had been outstanding for the period prior to the Initial Offerings, (iii) 7,300,000 shares issued in connection with the Initial Offerings for the period for which they were actually outstanding,
    (iv) 8,400,000 shares issued in connection with the acquisition of Pier 66 and Bahia Mar (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia
    Mar) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding, (vii) 34,760 shares issued in the acquisition of Gold Coast as if they had been outstanding for the entire period presented, (viii) 4,514,889 shares issued in connection with the acquisition of Boca Resort as if they had been outstanding for the entire period presented, (ix) 918,174 shares issued in connection with the acquisition of Registry Resort as if they had been outstanding for the entire period presented, (x) 6,000,000 shares issued in a Subsequent Offering as if they had been outstanding for the entire period presented and (xi) the dilutive effect of stock options.



(b) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with Panthers Holdings' reorganization, which has been effected contemporaneously with the Initial Offerings, as if they had been outstanding for the entire period presented and, (i) 7,300,000 shares issued in connection with the Initial Offerings,
    (ii) 2,460,000 shares issued in Panthers Holdings' private placement, which was consummated on January 30, 1997 (the "Private Placement"), (iii) 212,766 shares issued in the acquisition of Incredible Ice, (iv) 4,450,000 shares issued in the acquisition of Pier 66 and 3,950,000 shares issued in the acquisition of Bahia Mar and (v) 4,514,889 shares issued in the Boca Resort acquisition, all for the period for which they were actually outstanding.


(c) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the reorganization as follows: (i) the 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented; and (ii) the 870,968 shares issued in exchange for the partnership interests in Decoma, as if they had been outstanding since August 6, 1994, the date of Decoma's acquisition by Mr. Huizenga.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Class A Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. Panthers Holdings' actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

HISTORY OF LOSSES OF THE PANTHERS AND UNCERTAINTY OF FUTURE RESULTS

     Panthers Holdings and its subsidiaries have not generated any earnings to date and have incurred net losses of approximately $10.3 million, $25.1 million, $15.4 million, $12.9 million and $937,000 during the years ended June 30, 1997, 1996, 1995 and 1994 and the seven months ended June 30, 1993, respectively. These losses were due primarily to the operations of the Panthers. Although Panthers Holdings has moved into the high-end luxury resort business, which is generally more profitable than professional sports franchises, there can be no assurance that Panthers Holdings will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.

NEED FOR ADDITIONAL CAPITAL

     Panthers Holdings' business may require substantial capital infusions on a continuing basis to finance operations and expansion. Panthers Holdings' capital resources are used to meet operating expenses, satisfy Panthers Holdings' debt and other obligations, expand Panthers Holdings' existing resorts and acquire additional resorts. Panthers Holdings believes that it has or can obtain sources of capital from additional borrowings or the sale of debt or equity securities, or some combination thereof to satisfy its capital requirements. In the event Panthers Holdings cannot generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations, Panthers Holdings' financial condition or results of operations could be materially adversely affected.

CHALLENGES OF INTEGRATING THE OPERATIONS OF THE RESORT FACILITIES

     The full benefits of Panthers Holdings' acquisitions of the Resort Facilities will require the integration of each entity's administrative, finance and marketing organizations and the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that Panthers Holdings will be able to integrate the operations of the Resort Facilities successfully.

RISKS RELATING TO EXPANSION

     Panthers Holdings may, as part of its growth strategy, consider making additional acquisitions of certain resort-related, sports-related or other types of businesses, as well as certain commercial properties, including properties which may be owned by Mr. Huizenga, Panthers Holdings' Chairman of the Board, or his affiliates. Panthers Holdings may make such acquisitions with cash or with stock or a combination thereof. If Panthers Holdings does make any such acquisitions, various associated risks may be encountered, including potential dilution to the shares of Class A Common Stock then outstanding due to additional shares of Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") being issued in connection with the acquisitions, incurrence or assumption of debt, possible goodwill amortization or additional depreciation on acquired property and equipment, diversion of management's attention, possible environmental and other regulatory costs and unanticipated problems or liabilities, some or all of which could have a material adverse effect on Panthers Holdings' financial condition or results of operations.

CONTROL BY H. WAYNE HUIZENGA; VOTING RIGHTS

     Panthers Holdings has two classes of common stock, the Class A Common Stock and the Class B Common Stock. Panthers Holdings has issued shares of Class B Common Stock to Mr. Huizenga to satisfy certain control requirements of the NHL. In accordance with the NHL Constitution and Bylaws, a change in the controlling shareholder must be approved by the NHL. As such, Mr. Huizenga is required to maintain control of Panthers Holdings unless the NHL approves the transfer of his controlling interests. See
"Business -- Operations -- Entertainment and Sports Business -- Control Requirement." The Class A Common Stock and the Class B Common Stock generally vote together on each matter submitted to the stockholders for approval. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. Consequently, Mr. Huizenga, as the sole holder (holding 255,000 shares) of the Class B Common Stock, will be able to control the management and policies of Panthers Holdings and the outcome of substantially all of the matters submitted to the stockholders for approval, including the election of directors.

     Neither Panthers Holdings' charter nor its bylaws restrict the transfer of the Class B Common Stock. Accordingly, subject to the requirements of federal and state securities laws and the approval of the NHL, shares of Class B Common Stock may be owned by persons other than Mr. Huizenga. As a result, control of Panthers Holdings may be transferred by Mr. Huizenga to other persons without the approval of the holders of Class A Common Stock and Mr. Huizenga may receive a control premium, which may be significant, in connection with such sale.

DEPENDENCE ON KEY PERSONNEL

     For the foreseeable future, Panthers Holdings will be materially dependent upon the services of Mr. Huizenga. The loss of the services of Mr. Huizenga could have a material adverse effect on Panthers Holdings. Panthers Holdings does not carry key man life insurance on any of its officers.

SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE


     All of Panthers Holdings' currently issued and outstanding shares of Class A Common Stock were either issued in the prior registered public offerings or have been registered for resale, and thus are freely tradeable without restriction under the Securities Act, unless held by an affiliate of Panthers Holdings. In addition, Panthers Holdings has registered under the Securities Act
(i) the 5,112,396 shares of the Class A Common Stock which are issuable in connection with the acquisition of Boca Resort, (ii) 2,600,000 shares of the Class A Common Stock reserved for issuance under the Stock Option Plan and (iii) 6,000,000 shares of Class A Common Stock which may be issued in connection with potential future acquisitions and resales thereof by the recipients. Shares so registered could be sold in the public market at any time. No predictions can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of the shares of Class A Common Stock for sale will have on the market price for shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock and could impair Panthers Holdings' future ability to raise capital through an offering of equity securities.


POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Class A Common Stock could be subject to significant fluctuations in response to variations in quarterly results and other factors.

ABSENCE OF DIVIDENDS

     Panthers Holdings does not intend to pay any cash or stock dividends with respect to its Common Stock in the foreseeable future. Furthermore, Panthers Holdings' ability to declare or pay dividends on its Common Stock is limited by the provisions of the NHL Bylaws and is expected to be limited by the terms of a new credit facility which Panthers Holdings is currently negotiating with an existing lender (the "New Credit Facility").

OPERATING RISKS RELATING TO THE RESORT FACILITIES

     The Resort Facilities are subject to all operating risks common to the resort and hotel industry. These risks include, among other things, over-building in the resort and hotel industry which adversely affects rates charged by the Resort Facilities; increases in operating costs due to inflation and other factors; dependence on tourism and weather conditions; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. Any of these factors could have a material adverse effect on Panthers Holdings' financial condition or results of operations.

SEASONALITY OF THE RESORT BUSINESS

     The business of the Resort Facilities is generally seasonal. The Resort Facilities, each of which is located in South Florida, have historically experienced higher revenues and operating profits in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters.

COMPETITION

     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. An increase in the number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting Panthers Holdings' resort and hotel operations.

     The Panthers compete for entertainment and sports dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During portions of its season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga currently controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida. Additionally, the Panthers compete with other NHL and non-NHL teams, professional and otherwise, for available players.

CAPITAL EXPENDITURES RELATING TO THE RESORT FACILITIES

     The Resort Facilities have an ongoing need for routine renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have a material adverse effect on Panthers Holdings' financial condition or results of operations. In addition, the Resort Facilities may require non-routine renovations in the future. Such renovations involve certain risks, including the possibility of environmental problems, the possibility that Panthers Holdings will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other resorts, hotels and alternative lodging facilities.

ENVIRONMENTAL MATTERS

     Panthers Holdings' operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, as well as contamination from such hazardous or toxic substances, on, under or in such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Liability extends to those persons arranging for the disposal of hazardous or toxic substances. Environmental laws and regulations also impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated thereon, and these restrictions may require certain expenditures. In connection with the ownership of its properties, Panthers Holdings may be liable for any such costs. The costs of complying with environmental laws and of defending against claims of liability arising therefrom could have a material adverse effect on Panthers Holdings' financial condition and results of operations.

LOSSES IN EXCESS OF RESORT FACILITIES' INSURANCE COVERAGE; LIMITATIONS OF INSURANCE FOR THE PANTHERS

     Panthers Holdings maintains comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable. Panthers Holdings will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Resort Facilities at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of Panthers Holdings' lost investment and the insurance proceeds received by Panthers Holdings might not be adequate to restore its economic position with respect to the Resort Facilities.

     The Panthers maintain disability insurance for certain highly compensated players, which insurance provides for up to 80% salary reimbursement after the player misses 30 consecutive regular season games due to injury. In the event an injured player is not insured or disability insurance does not cover the entire amount of the injured player's salary, Panthers Holdings may be obligated to pay all or a portion of the injured player's salary.

UNCERTAINTIES OF INCREASES IN THE PANTHERS' PLAYERS' SALARIES

     Players' salaries in the NHL have increased significantly over the last three seasons. The NHL Collective Bargaining Agreement is designed, in part, to control the future rate of increase in players' salaries. However, there can be no assurance that the rate of increase in players' salaries will be effectively controlled. Significant increases in players' salaries could have a material adverse effect on the Company's financial condition or results of operations.

NHL MEMBERSHIP -- POTENTIAL LIABILITIES AND OWNERSHIP RESTRICTIONS

     Because the NHL is a joint venture, the Panthers and other members of the NHL are generally jointly and severally liable for the debts and obligations of the league. Any failure of other members of the NHL to pay their pro rata share of any such debt or obligation could adversely affect the Panthers. In addition, the Panthers and their personnel are bound by a number of rules, regulations and agreements, including, but not limited to, the Constitution and Bylaws of the NHL, national television contracts and the NHL Collective Bargaining Agreement.

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in Panthers Holdings, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL.

DEVELOPMENT AND OPERATION OF THE BROWARD COUNTY ARENA

     In June 1996, Panthers Holdings entered into an agreement with Broward County to develop the Broward County Arena. See
"Business -- Operations -- Entertainment and Sports Business -- Arena Development and Operations -- Development of the Broward County Arena." Construction projects, such as the development of a new arena, entail significant risks, including regulatory and licensing requirements, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interferences, unanticipated cost increases and challenges from local residents. Under the agreement with Broward County, Panthers Holdings will be responsible for all costs relating to the development of the Broward County Arena in excess of $184.7 million. There can be no assurance that Panthers Holdings can successfully develop the Broward County Arena or that costs associated with the development of the Broward County Arena will not exceed the $184.7 million budget. Although Panthers Holdings anticipates that the Broward County Arena will be completed in time for the 1998-99 season, there can be no assurance that the Broward County Arena will be completed within the contemplated time frame.

EXERCISE OF THE WARRANTS AND THE EXCHANGE RIGHTS

     Although Panthers Holdings has undertaken to maintain the effectiveness of the registration statement relating to the Warrants and the Exchange Rights as long as shall be necessary to permit the resale of any underlying Class A Common Stock, there is a possibility that upon the announcement by Panthers Holdings of a material event subsequent to the closing of the Contribution and Exchange, the effectiveness of the registration statement may be suspended until such time as Panthers Holdings has updated such registration statement.

TAX RISK FACTORS

     Possible Tax Legislation. Limited partners of Boca Partnership should be aware of the risk that tax proposals pending in the Congress, if enacted, may require a complete acceleration of the deferred tax gain in connection with the Contribution and Exchange. See "The Contribution and Exchange -- Certain Federal Income Tax Consequences."

     Possible Reclassification of Boca Partnership. Although an opinion of counsel has been obtained, there is no assurance that Boca Partnership will not be treated as a publicly traded partnership taxed as a corporation as a result of the Contribution and Exchange. If Boca Partnership is not taxed as a partnership for federal income tax purposes, it would be subject to tax on its income as a separate corporation and distributions made by Boca Partnership from its earnings and profits to its partners would be included in the gross income of those partners as dividends. If Boca Partnership did not have earnings and profits, limited partners of Boca Partnership would reduce their tax basis in their Units by the amount of money and the fair market value of property (including the Warrants and the Exchange Rights) distributed by Boca Partnership to such limited partners. In addition, the Limited Partners would also have to include in their income an amount equal to their negative capital accounts, and any income realized by such Limited Partners from Boca Partnership after the consummation of the Contribution and Exchange would not be treated as passive activity income. See "The Contribution and Exchange -- Certain Federal Income Tax Consequences -- Partnership Classification."

     Possible Acceleration of Gain. There is no assurance that the IRS (or a state or local tax authority) will agree with the anticipated tax reporting positions of Boca Partnership. In particular, the IRS may not agree that the exchange of most of Boca Partnership's property for a general partnership interest in Panthers BRHC is a tax-deferred transaction. Because the Limited Partners received the Exchange Rights and Panthers Holdings has the right to purchase Boca Partnership's interest in Panthers BRHC after January 31, 2001, the IRS might assert that the Contribution and Exchange should be characterized for tax purposes as a fully taxable exchange by Boca Partnership for the Warrants and the Exchange Rights. If such a position were successfully asserted, the result would be the recognition of gain to the limited partners of Boca Partnership equal to the excess of the value of the Warrants and the Exchange Rights (which might be valued as equivalent to the Class A Common Stock) received by such Limited Partners, plus the Limited Partners' share of the Boca Partnership's nonrecourse liabilities, over the Limited Partner's adjusted tax basis of his or her Units. For a more complete discussion, see "The Contribution and Exchange -- Certain Federal Income Tax Consequences -- General Tax Treatment of the Transaction." The IRS could also assert that the elements of the Contribution and Exchange result in a partial sale of the existing assets of Boca Partnership upon which gain must be recognized. Although there is substantial authority supporting Boca Partnership's tax position, because of the factual nature of the issues and uncertainty in the law, counsel was unable to render an opinion that the IRS would not be successful if the IRS challenged the tax deferred nature of the Contribution and Exchange. See "The Contribution and Exchange -- Certain Federal Income Tax Consequences -- General Tax Treatment of the Transaction," " -- The Contribution of Assets for the General Partnership Interest" and " -- The Distribution of the Warrants and the Exchange Rights." Accordingly, limited partners of Boca Partnership should consult with their tax advisors to determine the effect of the possible recognition of gain if the Contribution and Exchange were treated as a sale at the closing of the Contribution and Exchange.

     Valuation of Exchange Rights and Panthers Warrants. There is no assurance the IRS will not challenge the valuation of the Warrants and the Exchange Rights agreed to by Boca Partnership and Panthers Holdings. If the IRS successfully asserts that the value of the Warrants and the Exchange Rights is higher than the valuation being ascribed thereto by Boca Partnership, Boca Partnership may be treated as exchanging a portion of the assets contributed to Panthers BRHC for the Warrants. Such treatment would result in an acceleration of gain recognition to Boca Partnership, and therefore to the Boca General Partner and limited partners of Boca Partnership.

     Optional Buy-Out Right. The Limited Partners electing not to exercise their Exchange Rights will continue to hold the Units, Boca General Partner will continue to hold its general partner interest in Boca Partnership and Boca Partnership will hold a general partner interest in Panthers BRHC. The Exchange Rights expire on January 31, 2001. However, in accordance with the Contribution and Exchange Agreement, the terms of the Panthers BRHC Partnership Agreement will provide Panther Holdings with the option to exercise a cash buy-out at any time after January 31, 2001 of all or a portion of the general partner interest held by Boca Partnership in Panthers BRHC. Panthers Holdings is not obligated to exercise its option to purchase all or any portion of the general partner interest of Boca Partnership in Panthers BRHC. If the Limited Partners and the Boca General Partner have not availed themselves of their right to exchange their Units or general partner interest for Class A Common Stock on or before January 31, 2001, there can be no assurance (i) that Limited Partners will receive any cash flow distributions from Boca Partnership under the terms of the Boca Partnership Agreement, or that they will be able to sell or otherwise dispose of their Units, or (ii) if the cash buy-out option is exercised, that the price received by Boca Partnership in connection with such a buy-out right and the resulting distribution to the Limited Partners will be greater than the value of the Class A Common Stock into which the Limited Partners could exchange their Units and it may be in their interest to exchange before the Exchange Rights expire. Further, both the exercise of the Exchange Rights and the exercise of the cash buy-out right will result in a taxable event to the limited partners of Boca Partnership that, depending on the separate circumstances of each such individual limited partner, should result in a taxable gain. See "Contribution and Exchange Certain Federal Income Tax Consequences."

     Senior Credit Facility. Panthers BRHC has agreed that prior to the earlier of (i) January 31, 2001, (ii) the date Class A Common Stock closes at an average price of $36.93 for five consecutive trading days or (iii) the date Panthers Holdings acquires more than 51 percent of the Units upon the exercise of Exchange Rights by the Limited Partners, it shall not prepay or modify the Partnership's $110 million senior facility which Panthers BRHC is assuming. If the Limited Partners have not exercised their Exchange Rights and exchanged their Units for Class A Common Stock prior to the prepayment or modification of such senior facility (which itself will result in significant taxable gain), such a transaction will result in a significant gain to such Limited Partners. See "Contribution and Exchange -- Certain Federal Income Tax Consequences."

                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the New York Stock Exchange under the symbol "PAW." The following table sets forth, for the periods indicated, the range of the high and low sales prices per share for the Class A Common Stock on The Nasdaq National Market and the NYSE.


                                                          PRICE RANGE
                                                           OF CLASS A
                                                          COMMON STOCK
                                                        ----------------
                                                         HIGH      LOW
                                                        ------    ------
FISCAL YEAR ENDED JUNE 30, 1997:
  Second Quarter (from November 13, 1996).............   $ 20      $10
  Third Quarter.......................................     321/2    16 1/4
  Fourth Quarter......................................     271/4    21
FISCAL YEAR ENDING JUNE 30, 1998:
  First Quarter.......................................   $ 245/8   $177/8
  Second Quarter (through October 23, 1997)...........     243/4    2211/16



     On October 23, 1997, the last reported sales price of the Class A Common Stock on the NYSE was $22 3/4 per share. As of the same date, there were approximately 7,900 holders of record and approximately 7,700 holders in street name of the Class A Common Stock.


                                DIVIDEND POLICY

     Since its inception, Panthers Holdings has not paid any cash dividends on the Class A Common Stock or the Class B Common Stock. Panthers Holdings does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. It is expected that the New Credit Facility will limit Panthers Holdings' ability to pay cash dividends. In addition, the NHL Bylaws prohibit Panthers Holdings from paying cash dividends, unless paying such cash dividends will not impair Panthers Holdings' ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The financial data set forth below should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                         INCEPTION
                                                             FISCAL YEARS ENDED JUNE 30,                (DECEMBER 2,
                                     PRO FORMA     -----------------------------------------------      1992 THROUGH
                                       1997          1997         1996         1995         1994       JUNE 30, 1993)
                                     ---------     --------     --------     --------     --------     --------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue............................  $241,508      $ 54,262     $ 34,087     $ 17,746     $ 21,682         $   --
Operating Expenses:
  Cost of services.................   126,592        41,793       35,958       17,210       20,189             --
  Selling, general and
    administrative.................    72,382        15,150        8,371        5,569        5,512            768
  Amortization and depreciation....    19,623         5,698        9,815        6,266        6,444              2
                                     --------      --------     --------     --------     --------         ------
        Total operating expenses...   218,597        62,641       54,144       29,045       32,145            770
                                     --------      --------     --------     --------     --------         ------
Operating income (loss)............    22,911        (8,379)     (20,057)     (11,299)     (10,463)          (770)
Interest and other income..........     3,531         1,923          122           38           65             --
Interest expense and minority
  interest.........................   (22,576)       (3,804)      (5,204)      (4,125)      (2,528)          (167)
                                     --------      --------     --------     --------     --------         ------
Net income (loss)..................  $  3,866      $(10,260)    $(25,139)    $(15,386)    $(12,926)        $ (937)
                                     ========      ========     ========     ========     ========         ======
Net income (loss) per share........  $   0.11(a)   $  (0.74)(b) $  (4.76)(c) $  (2.96)(c) $  (2.93)(c)     $(0.21)(c)
Weighted average common and common
  equivalent shares outstanding....    34,399(a)     13,829(b)     5,276(c)     5,203(c)     4,405(c)       4,405(c)



                                     PRO FORMA
                                       1997          1997         1996         1995         1994            1993
                                     ---------     --------     --------     --------     --------     --------------
BALANCE SHEET DATA AT END OF
  PERIOD:
Total current assets...............  $ 85,245      $ 70,590     $  3,756     $  3,408     $  2,996         $9,117
Total current liabilities..........  $ 59,997        48,236       67,786       50,292       17,712         15,605
Total assets.......................  $707,398       600,392       47,760       53,587       49,019         59,669
Non-current obligations............  $220,640       251,003       28,277       25,643       45,169         45,000
Shareholders' equity (deficit).....  $426,761       301,153      (48,303)     (22,348)     (13,862)          (937)


---------------


(a) Net income (loss) per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with Panthers Holdings' reorganization, which has been effected contemporaneously with the Initial Offerings, as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Initial Offerings) issued to repay Panthers Holdings' outstanding indebtedness as if they had been outstanding for the period prior to the Initial Offerings, (iii) 7,300,000 shares issued in connection with the Initial Offerings for the period for which they were actually outstanding,
    (iv) 8,400,000 shares issued in connection with the acquisition of Pier 66 and Bahia Mar (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia
    Mar) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding, (vii) 34,760 shares issued in the acquisition of Gold Coast as if they had been outstanding for the entire period presented, (viii) 4,514,889 shares issued in connection with the acquisition of Boca Resort as if they had been outstanding for the entire period presented, (ix) 918,174 shares issued in connection with the acquisition of Registry Resort as if they had been outstanding for the entire period presented, (x) 6,000,000 shares issued in a Subsequent Offering as if they had been outstanding for the entire period presented and (xi) the dilutive effect of stock options.


(b) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with Panthers Holdings' reorganization, which has been effected contemporaneously with the Initial Offerings, as if they had been outstanding for the entire period presented and, (i) 7,300,000 shares issued in connection with the Initial Offerings,
    (ii) 2,460,000 shares issued in the Private Placement, (iii) 212,766 shares issued in the acquisition of Incredible Ice, (iv) 4,450,000 shares issued in the acquisition of Pier 66 and 3,950,000 shares issued in the acquisition of Bahia Mar and (v) 4,514,889 shares issued in the Boca Resort acquisition, all for the period for which they were actually outstanding.

(c) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the reorganization as follows: (i) the 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented; and (ii) the 870,968 shares issued in exchange for the partnership interests in Decoma, as if they had been outstanding since August 6, 1994, the date of Decoma's acquisition by Mr. Huizenga.

                         THE CONTRIBUTION AND EXCHANGE

     The following information describes all of the material aspects of the Contribution and Exchange. This description does not, however, purport to be complete and is qualified in its entirety by reference to the Contribution and Exchange Agreement which is attached hereto as Annex A, and is incorporated herein by reference.

GENERAL

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership were transferred to Panthers BRHC, in which the managing general partner and the limited partner are wholly-owned by Panthers Holdings. As set forth in the Contribution and Exchange Agreement, Panthers Holdings, through the managing general partner, limited partner and Panthers BRHC, paid the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) the Warrants to purchase 869,810 shares of Class A Common Stock; (iii) 189,574 shares of Class A Common Stock, which were used to compensate certain affiliates of Boca Partnership, who through their affiliates control the Boca General Partner, for their involvement in integrating Boca Resort into Panthers Holdings; (iv) 82,729 shares of Class A Common Stock, which were used to pay persons to whom Boca Partnership is obligated to pay fees; (v) the Exchange Rights which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for approximately 4,242,586 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (vi) the assumption of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership in the amount of approximately $205.9 million, of which approximately $95.9 million was repaid upon consummation of the Contribution and Exchange. Of the $95.9 million which was repaid, $60.9 million was paid from Panthers Holdings' working capital and $35.0 million was paid from the incurrence of additional debt.

     Fifty percent of the Warrants will expire on December 31, 1998 and the remaining fifty percent of the Warrants will expire on December 31, 1999. The Exchange Rights will expire on January 31, 2001. The discussion in this Prospectus regarding the Contribution and Exchange Agreement and the description of the principal terms of the Contribution and Exchange Agreement are subject to and qualified in their entirety by reference to the Contribution and Exchange Agreement.

THE WARRANTS AND THE EXCHANGE RIGHTS

     The Warrants issued in connection with the Contribution and Exchange entitle the holders thereof to purchase an aggregate of approximately 918,104 shares of Class A Common Stock. Each of the Warrants is immediately exercisable to purchase one share of the Class A Common Stock at a price of $29.01. Fifty percent of the Warrants will expire on December 31, 1998 and the remaining fifty percent of the Warrants will expire on December 31, 1999.

     The Exchange Rights issued in connection with the Contribution and Exchange are exercisable for an aggregate of approximately 4,242,586 shares of the Class A Common Stock. Each of the Exchange Rights is immediately exercisable, without further consideration, for one share of the Class A Common Stock. The Exchange Rights will expire on January 31, 2001.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The summary contained in this section sets forth the opinion of Akerman, Senterfitt & Eidson, P.A., counsel to Panthers Holdings, regarding the material United States federal income tax consequences to the Limited Partners and to Panthers Holdings arising from the Contribution and Exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations adopted thereunder, reported judicial decisions and IRS rulings all as currently in effect as of the date hereof, and all of which are subject to prospective or retroactive change in a manner which could adversely affect the Limited Partners.

     This summary is based on the assumption that Boca Partnership units currently held by the Limited Partners are held as capital assets and does not purport to deal with the Limited Partners in special tax situations such as insurance companies, financial institutions, tax-exempt entities, nonresident aliens and foreign corporations. Moreover, this summary does not address all the tax considerations which may apply to a particular Limited Partner's individual tax situation or the consequences to Limited Partners under the tax laws of the states and localities where they reside or otherwise do business or where Boca Partnership operates. AS SUCH, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE CONTRIBUTION AND EXCHANGE.

     In connection with the fiscal year 1998 budget proposals, the President submitted to Congress various tax proposals. One tax proposal would require a taxpayer to recognize gain upon entering into a constructive sale of an appreciated position in personal property including a partnership interest. This proposal appears to be very similar to a tax proposal made in 1996 in connection with the fiscal 1997 budget proposals. According to a general description of this particular tax proposal, a constructive sale would include, among other things, a situation where a taxpayer holds a right to sell appreciated property such as a partnership interest under circumstances where there is a "substantial certainty" such right will be exercised. A constructive sale of an appreciated position such as a partnership interest would also arise, according to the general description, if the taxpayer enters into a transaction that is marketed or sold as substantially eliminating the risk of loss and opportunity for gain with respect to the appreciated property. The general description of the proposal also indicates that it would both apply to constructive sales consummated before the date any tax bill is enacted and require gain recognition with respect to such constructive sales thirty (30) days after the tax bill is enacted. If enacted in the form contained in the general description of this particular proposal submitted by the President, current gain recognition could apply to the Contribution and Exchange. On June 9, 1997, the Chairman of the House Ways and Means Committee made a proposal relating to constructive sales of appreciated property, but it is not clear whether this latest proposal is comparable to the President's earlier proposal. The House Committee on Ways and Means is scheduled to mark-up a tax bill on June 11, 1997. It is not clear at this time whether tax proposals relating to constructive sales of appreciated property (i) will be enacted as law; (ii) if enacted, would require an acceleration of gain recognition in connection with the Contribution and Exchange; or (iii) if so enacted, will contain an effective date which would apply to the Contribution and Exchange. THE LIMITED PARTNERS SHOULD BE AWARE OF THE RISK THAT PENDING TAX PROPOSALS, IF ENACTED, MAY REQUIRE A COMPLETE ACCELERATION OF GAIN IN CONNECTION WITH THE CONTRIBUTION AND EXCHANGE.

  Partnership Classification

     In the opinion of tax counsel to Panthers Holdings, Panthers BRHC should be treated as a partnership for federal income tax purposes. Under Treasury Regulations published in December 1996, a limited partnership formed under the laws of the United States is treated as a partnership unless the partnership elects otherwise or unless the entity is taxed as a corporation under the publicly-traded partnership rules. Panthers BRHC will not make such an election. Under Section 7704(b) of the Code and the Treasury Regulations thereunder, interests in Panthers BRHC should not be considered publicly-traded whether or not Boca Partnership is a partnership or a publicly-traded partnership taxed as a corporation.

     If Panthers BRHC was not treated as a partnership, it would be taxed on its income as a separate corporation and profit distributions made to its partners would be subject to tax as dividend income (subject to any dividends -- received deduction) to the extent made out of earnings and profits. In addition, the Limited Partners would have to include in income as a result of the Contribution and Exchange an amount of gain equal to their negative capital accounts upon the transfer of assets to, and assumption of liabilities by, Panthers BRHC made by Boca Partnership in exchange for the non-managing general partnership interest in Panthers BRHC. Some portion of this gain would be treated as ordinary income rather than capital gain. Most of the gain (whether ordinary income or capital income) should be treated as passive income. However, any income realized after the consummation of the Contribution and Exchange by Boca Partnership with respect to its interest in Panthers BRHC would not be treated as passive income.

     Assuming Boca Partnership currently qualifies to be taxed as a partnership for federal income tax purposes, and while not free from doubt, it is the opinion of tax counsel that the consummation of the

Contribution and Exchange and the distribution and exercise of Exchange Rights should not cause Boca Partnership to become a publicly-traded partnership and taxed as a corporation.

     In 1987, Congress passed legislation to tax a partnership as a corporation if it engages in an active business, such as operating a hotel and resort, and has partnership interests which are "publicly traded." Interests in a partnership are publicly traded if they are (a) traded on an established securities market, or (b) readily tradable on a secondary market or the substantial equivalent thereof. The Units in Boca Partnership are not, and will not be, traded on an established securities market.

     The Boca General Partner does not believe that there have been transfers of Units which would cause Boca Partnership to be treated currently as publicly traded. The issuance of Rights to the Boca General Partner and the Limited Partners will, however, provide the Partners with the opportunity of selling their interests and Units to Panthers Holdings (or an affiliate thereof) in exchange for Class A Common Stock which is traded on an established securities market. However, the number of shares of Class A Common Stock per Unit are fixed and additional Units in the Boca Partnership will not be issued. Moreover, Panthers Holdings (or its affiliate) will not acquire Units for resale. Based upon certain representations of Panthers Holdings and Boca Partnership, the legislative history of the publicly-traded rules, administrative guidance from the IRS and existing regulations (although not technically applicable to Boca Partnership), Boca Partnership should not be taxed as a corporation by virtue of the publicly-traded partnership rules solely as a result of the Contribution and Exchange, the distribution of the Exchange Rights by the Boca Partnership to the Boca General Partner and the Limited Partners and the exercise of the Exchange Rights by such Limited Partners.

     If Boca Partnership is not taxed as a partnership for federal income tax purposes, it would be subject to tax on its income as a separate corporation. Distributions made by Boca Partnership out of its earnings and profits would be included in the gross income of the Limited Partners as dividends. If Boca Partnership did not have earnings and profits, a Limited Partner would reduce the basis of his Units in Boca Partnership by the amount of money and the fair market value of property (including the Warrants and Rights) distributed by Boca Partnership to such Partner. A Limited Partner would also have to include in income as a result of the Contribution and Exchange an amount of gain equal to the Limited Partner's negative capital account. Some portion of this gain would be treated as ordinary income rather than capital gain. Most of the gain (whether ordinary income or capital gain) should be treated as passive income. However, any income realized after the consummation of the Contribution and Exchange by the Limited Partners with respect to their interests in Boca Partnership would not be treated as passive income.

     Boca Partnership has not requested, and does not intend to request, a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Instead, tax counsel rendered the opinion set forth above based upon certain factual assumptions and representations set forth in the opinion. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS. An opinion is also not binding on the courts. No absolute assurance can be given that the IRS will not challenge the tax classification status of Boca Partnership or, if challenged by the IRS, that such a challenge would not be successful in court. In addition, the opinion is based on existing law and administrative interpretations. No assurance can be given that changes in the law or such interpretations would not modify the conclusions expressed in the opinion.

     The summary below assumes Panthers BRHC and Boca Partnership will be taxed as partnerships for federal income tax purposes. The summary below relates only to the anticipated material federal income tax consequences to the Limited Partners.

  General Tax Treatment of the Transaction

     Generally, no gain or loss is recognized under Section 721 of the Code by a partner on the transfer of assets to a partnership in exchange for a partnership interest. The transfer of assets by Boca Partnership to Panthers BRHC in exchange for a partnership interest in Panthers BRHC has been structured to facilitate non-recognition of gain under Section 721 of the Code. The partner's adjusted tax basis in the partnership interest is equal to the adjusted tax basis of the assets transferred to the partnership. If, however, the transferred assets transferred to the partnership are subject to liabilities, the transferring partner recognizes gain to the extent (i) the amount of the liabilities subject to the transferred assets, exceeds (ii) the sum of (x) the adjusted basis of the transferred assets, and (y) the partner's share of the liabilities of the transferee partnership immediately after the transfer. Any gain recognized would be treated as gain from the sale or exchange of the transferred assets.

     A partner's basis in a partnership interest is generally increased by (i) the amount of money and the adjusted basis of all other property contributed by him to the partnership or, if applicable, the cost of the interest when acquired in a taxable purchase from another partner; (ii) the partner's share of partnership liabilities, and (iii) the partner's share of partnership income in any year. A partner's basis in a partnership interest is generally reduced by
(a) the partner's share of partnership losses in any year; (b) any cash or property distributions made by the partnership to the partner; (c) certain nondeductible and noncapitalizable expenditures of the partnership; and (d) reductions in the partner's share of partnership liabilities.

     A partner generally does not recognize income or gain under Section 731 of the Code on a distribution by a partnership to the partner unless the amount of money distributed to the partner exceeds the partner's adjusted tax basis in the partnership interest at the time of the distribution. For this purpose, the amount of money distributed by a partnership to a partner generally includes (i) the fair market value of marketable securities distributed to the partner, and
(ii) reductions in the partner's share of partnership liabilities. A reduction in a partner's share of partnership liabilities during a taxable year is generally treated as a distribution of money at the end of the taxable year of the partnership. If a partner recognizes gain under Section 731, such gain is generally treated as a sale or exchange of the partner's partnership interest.

     Sections 721 and 731 of the Code allow a partner to recover 100 percent of the partner's adjusted basis in property before recognizing gain. Section 721 and 731 will be relevant to Boca Partnership in connection with its transfer of assets to Panthers BRHC. Section 731 will be relevant to the Limited Partners primarily in connection with the distribution of the Warrants and the Exchange Rights to such Limited Partners, and a reduction of their share of the existing liabilities of Boca Partnership after the assets and liabilities are transferred to Panthers BRHC. There are two possible exceptions to the provisions of Sections 721 and 731 of the Code.

     Treasury Regulations give the IRS the authority, among other things, to disregard purported partners as partners of a partnership or to adjust or modify the claimed federal income tax consequences if a partnership is formed or availed of with a principal purpose to reduce substantially the present value of the partners' federal tax liability in a manner which is inconsistent with the intent of the partnership provisions in the Code (the "Anti-Abuse Rule"). Implicit in the intent of the partnership provisions in the Code are requirements that the form of partnership transactions are respected under general substance-over-form principles as well as that partnerships must be bona fide and each partnership transaction or series of related transactions must be entered into for substantial business purposes. All of the facts and circumstances, including a comparison of the purported business purposes for a transaction and its claimed tax benefits, are relevant to determine if a partnership is formed or availed of with the prohibited principal purpose. The Anti-Abuse Rule presents an issue in connection with the Contribution and Exchange because the Rights differ from exchange rights in an example in the above Treasury Regulations.

     The contribution of assets to Panthers BRHC by Boca Partnership will not be tax-free to a Limited Partner to the extent that it is treated as a "disguised sale" of the Property under the Code or Treasury Regulations. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that in the absence of an applicable exception, transfers of money or other consideration between a partnership and a partner that are made within two years of each other are presumed to be a sale unless the facts and circumstances clearly establish that either the transfers do not constitute a sale or an exception to disguised sale treatment applies.

     The Disguised Sale Regulations also provide an exception to disguised sale treatment for the assumption of certain liabilities by a partnership. The assumption by a partnership of a "qualified liability" will not give rise to disguised sale treatment. For these purposes, a qualified liability includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership, and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. A liability described in (ii) above is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that the proceeds of a partner or partnership liability (the refinancing debt) are allocable under the Treasury Regulations to payments discharging all or part of any other liability of that partner or of the partnership, as the case may be, the refinancing debt is considered the same as the other liability for purposes of the Disguised Sale Regulations. Finally, if a partner treats a liability described in (ii) above as a "qualified liability" because the facts clearly establish that it was not incurred in anticipation of the transfer, such treatment must be disclosed to the IRS in the manner set forth in the Disguised Sale Regulations.

     If a transfer of property by a partner to a partnership and one or more transfers of money or other consideration (including the assumption or taking subject to a liability) by the partnership to that partner are treated as a disguised sale, then the transfers will be treated as a sale of property, in whole or in part, to the partnership by the partner acting in a capacity other than as a member of a partnership, rather than as a contribution to the partnership under Section 721 of the Code and a partnership distribution. A transfer that is treated as a sale under the Disguised Sale Regulations is treated as a sale for all purposes of the Code, and the sale is considered to take place on the date that, under general principles of federal tax law, the partnership is considered to become the owner of the property. If the transfer of money or other consideration from the partnership to the partner occurs after the transfer of property to the partnership, the partner and the partnership are treated as if, on the date of the transfer of the property, the partnership transferred to the partner an obligation to transfer to the partner money or other consideration.

     Moreover, if a transfer of property to a partnership is treated as a part of a sale without regard to the partnership's assumption of or taking subject to a "qualified liability", as defined above, then the partnership's assumption of or taking subject to that liability is treated as a transfer of additional consideration of the transferring partner. The amount of such "qualified liability" treated as additional consideration is generally the lesser of (x) the amount of the "qualified liability" and (y) an amount determined by multiplying the "qualified liability" by the partner's "net equity percentage." The "net equity percentage" is generally the amount of consideration received by such partner (other than relief from "qualified liabilities") divided by the partner's net equity in the property sold, as calculated under the Disguised Sale Regulations.

     Noncorporate taxpayers and certain corporations are subject to certain "passive activity loss" rules. Under these rules, losses from a passive activity may not be used to offset income derived from any source other than another passive activity. Losses that cannot be currently used under this rule (suspended passive losses) are carried forward indefinitely until there is passive income or a disposition of the entire interest in the activity. The Limited Partner's share of the income or loss from the Boca Partnership should be passive income or loss. A Limited Partner's gain from the sale or exchange of Units should also constitute passive income.

     In the Contribution and Exchange, Boca Partnership will sell certain assets to affiliates of Panthers Holdings in exchange for fee shares, the Warrants and the Exchange Rights (the "Sale"). The purchasing affiliates will contribute the purchased assets to Panthers BRHC in their capacities as partners of Panthers BRHC. Boca Partnership will contribute the remainder of its assets to Panthers BRHC in exchange for a non-managing general partnership interest in Panthers BRHC. Panthers BRHC will also assume almost all of Boca Partnership's liabilities, and will pay or satisfy certain of those liabilities. The Panther Holdings affiliates will receive a 15 percent preferred return on its contributed capital and receive certain priority distributions. In addition, at any time on or after January 31, 2001, Panthers Holdings (or its designee) will have the right to purchase, for cash, all or a portion of the non-managing general partnership interest in Panthers BRHC. The purchase price will generally equal the liquidation value of such partnership interest as if all of the assets of Panthers BRHC were sold for fair market value, minus 30 percent of such value to reflect the nonmarketability and lack of effective control with respect to the purchased partnership interest. The Exchange Rights may not be exercised after January 31, 2001.

     The Contribution and Exchange has been structured to defer most of the gain inherent in the Units until such time as (i) Limited Partners exercise the Exchange Rights; (ii) Panthers Holdings (or its designee) exercises on or after January 31, 2001, its right to purchase the interest of Boca Partnership in Panthers BRHC, (iii) Panthers BRHC repays assumed debt of the Boca Partnership, or refinances that debt with debt that is not nonrecourse debt, and which is not being repaid on or shortly following the closing of the Contribution and Exchange; or (iv) Panthers sells or otherwise disposes of the assets of Panthers BRHC in a taxable transaction. Boca Partnership may recognize some gain on the Sale, although such gain generally would qualify as passive activity income which may be offset against a Limited Partner's suspended passive losses. The Partnership expects to report the contribution of most of its assets to Panthers BRHC in exchange for the non-managing general partnership interest as a tax-deferred transaction. If gain is recognized, however, that gain generally would qualify as passive activity income which may be offset against a Limited Partner's suspended passive losses.

     The IRS may attempt to apply the Anti-Abuse Regulations or the Disguised Sale Regulations to one or more aspects of the Contribution or Exchange. For example, the IRS could assert that the Contribution and Exchange should be characterized as a fully taxable sale by Boca Partnership of both the assets in connection with the Sale and the assets transferred to Panthers BRHC in exchange for the non-managing general partnership interest in Panthers BRHC (the "Contributed Assets"), ignoring Boca Partnership's ownership of the interest in Panthers BRHC or arguing that the value of such interest is substantially less than that agreed to by the parties. In such event, all or a substantial portion of the potential gain to a Limited Partner would be accelerated and recognized upon the closing of the Contribution and Exchange, whether or not a Limited Partner actually exercises the Rights at such time. The IRS could also assert that a substantial portion of the Contributed Assets and the assets subject to the Sale should be treated under the Disguised Sale Regulations as sold in exchange for the fee shares, the Warrants, the Exchange Rights, the assumption of liabilities other than qualified liabilities and/or the reimbursement of certain expenses as set forth in the Contribution and Exchange Agreement. In such an event, the consideration for this deemed sale would be increased by all of the qualified liabilities repaid on the closing of the Contribution and Exchange and by a portion of other qualified liabilities assumed by Panthers BRHC.

     ALTHOUGH THERE APPEARS TO BE SUBSTANTIAL AUTHORITY SUPPORTING BOCA PARTNERSHIP'S TAX POSITION THAT TAX DEFERRAL WOULD BE AVAILABLE TO THE LIMITED PARTNERS OF BOCA PARTNERSHIP IN CONNECTION WITH THE CONTRIBUTION AND EXCHANGE, BECAUSE OF THE FACTUAL NATURE OF THE ISSUES AND THE UNCERTAINTY IN THE LAW, TAX COUNSEL TO PANTHERS HOLDINGS WAS UNABLE TO EXPRESS A FAVORABLE OPINION AS TO WHETHER BOCA PARTNERSHIP'S TAX POSITION IN THIS REGARD WOULD BE RESPECTED IF CHALLENGED BY THE IRS AND FULLY LITIGATED IN COURT. NO ASSURANCE CAN BE GIVEN TO THE LIMITED PARTNERS THAT THE IRS WILL NOT CHALLENGE BOCA PARTNERSHIP'S TAX POSITION AND, IF CHALLENGED, THAT SUCH TAX POSITION WOULD BE SUSTAINED IN COURT. IN DECIDING TO APPROVE THE CONTRIBUTION AND EXCHANGE, THE LIMITED PARTNERS SHOULD TAKE INTO ACCOUNT THE SIGNIFICANT RISK OF A SUCCESSFUL IRS CHALLENGE AND THE POTENTIAL LOSS OF ALL OR A SIGNIFICANT PORTION OF THE BENEFIT OF TAX DEFERRAL.

     A Limited Partner who purchased one Unit in the original offering of Boca Partnership paid $200,000 for the Unit which, together with the Partner's share of the Partnership's nonrecourse liabilities, established the Partner's initial tax basis in his Unit. Based on Boca Partnership's prior tax reporting, for the period ended December 31, 1996, primarily as a result of the allocation of losses, such Partner's tax basis of his or her Unit has been decreased in the aggregate amount of approximately $604,500. Following enactment of the passive loss limitations in the Tax Reform Act of 1986, individual Limited Partners have been restricted from deducting the full amount of losses from the Partnership, except generally to the extent such Partners have had passive activity income from the Partnership or from other investments (such as from being limited partners in other partnerships engaged in an active business). For example, assuming an original Limited Partner has had no passive activity income or losses other than from ownership of a Unit, on December 31, 1996, such Limited Partner could have suspended passive activity losses of approximately $344,400, which will be allowed as a deduction against passive activity income from a sale or exchange of his Unit or from Boca Partnership's sale or exchange of its assets. If the Limited Partner receives the Exchange Rights exercisable for 15,645 shares of Panthers Class A Common Stock which trade at $26.375 per share plus the Warrants and immediately exercises the Exchange Rights, the value of the Panthers Class A Common Stock received would be approximately $412,600 resulting in a taxable passive activity gain to the Partner of approximately $817,000 plus the value of the Warrants, most of which gain would be taxable as a long-term capital gain and as passive activity income. The Partner would also be allowed to deduct against such gain the amount of any suspended passive losses ($344,400 if none of these suspended losses have been used against passive activity income from other investments.) If the Panthers Class A Common Stock were then sold for $26.375 per share, the former Partner would have no further gain or loss on the sale and would receive $412,600 in cash (excluding selling expenses).

     The precise impact of the Contribution and Exchange, and the possible acceleration of gain, on each Limited Partner cannot be determined. That impact will depend in major part on the following major factors: the Limited Partner's tax status as an individual, a C corporation or another entity; the adjusted tax basis of a Limited Partner in Boca Partnership as of December 31, 1996; whether the particular Limited Partner has suspended passive loss from Boca Partnership and, if so, the amount thereof; and the other tax attributes of a Limited Partner from sources other than Boca Partnership such as suspended passive activity losses from other investments, net operating and capital loss carryovers. BECAUSE OF THESE AND OTHER FACTORS, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING TO THE PRECISE TAX IMPACT OF TO THE CONTRIBUTION AND EXCHANGE ON SUCH PARTNER.

  Tax Consequences of the Sale

     Boca Partnership will recognize gain or loss in connection with the Sale in an amount equal to the difference between Boca Partnership's (i) amount realized (i.e. the fair market value of the fee shares, the Warrants and the Exchange Rights received) and (ii) adjusted tax basis in the assets exchanged. Any gain recognized by the Boca Partnership will be allocated to Boca General Partner and the Limited Partners in accordance with the Partnership Agreement of Boca Partnership. The character of the gain may be partially ordinary and partially capital gain based on the assets exchanged by Boca Partnership. Depending on the precise nature of the assets transferred by Boca Partnership, gain recognized from the Sale may be treated as passive activity income for purposes of the passive activity loss limitations of the Code. Any gain recognized by Boca Partnership and allocated to the Limited Partners will increase their adjusted tax basis for their partnership interests in Boca Partnership. Any gain recognized by Boca Partnership, as with other items of partnership income, may be decreased by losses and deductions of Boca Partnership including any deduction from the transfer of the fee shares to creditors of Boca Partnership.

     While Boca Partnership does not expect to report a significant amount of gain, there is no assurance that the IRS will agree with the valuation of the Warrants and the Exchange Rights agreed to by Boca Partnership and Panthers Holdings. If the IRS successfully asserts that the value of the Warrants and the Exchange Rights is higher, Boca Partnership may be treated as exchanging a portion of the Contributed Assets for such property, resulting in an acceleration of gain on the Sale to Boca Partnership and thereafter to the Boca General Partner and the Limited Partners. In addition, the IRS might disagree with the allocation or selection of the assets to be sold in the Sale in exchange for the fee shares, the Warrants and the Exchange Rights and, instead, treat the value of the consideration received, as increased by any valuation adjustment attributable to the Warrants and the Exchange Rights, as being received in exchange for a portion of all of the Contributed Assets, resulting in a substantial gain.

     The tax basis of the fee shares, the Warrants and the Exchange Rights in the hands of Boca Partnership on the closing of the Sale should equal fair market value of the fee shares, the Warrants and the Exchange Rights at such time.

  The Contribution of Assets for the General Partnership Interest

     Generally, Boca Partnership expects to recognize some gain or loss upon the contribution of the Contributed Assets for its non-managing general partnership interest in Panthers BRHC (the "Interest"). Boca Partnership's tax basis in the Interest generally will equal its tax basis in the Contributed Assets increased by its share of Panthers BRHC's liabilities following the contribution and decreased by the amount of liabilities assumed by Panthers BRHC, or to which the Contributed Assets were subject, at the time of contribution.

     The payment or reimbursement on behalf of Boca Partnership of certain preformation expenses in accordance with the Contribution and Exchange Agreement may result in the recognition of some gain if the payment or reimbursement is viewed under the Disguised Sale Rule as sale consideration for the Contributed Assets. Moreover, while the Boca General Partner believes that most of the liabilities of Boca Partnership to be assumed by Panthers BRHC should constitute qualified liabilities under the Disguised Sale Regulations, some liabilities assumed or repaid by Panthers BRHC might not be treated as qualified liabilities thereunder, resulting in additional gain.

     Finally, the IRS may attempt to assert under general income tax principles or those discussed above -- See "-- General Tax Treatment of the Transaction" -- that Boca Partnership sold all of its assets to Panthers BRHC in exchange for the Warrants and the Exchange Rights, the reimbursement of preformation expenses and relief of non-qualified liabilities resulting in gain under the Disguised Sale Regulations. In the judgment of tax counsel, this is a material risk and could result in acceleration of a substantial portion of the total deferred gain computed as if each Limited Partner exercised the Rights on the closing of the Contribution and Exchange. See"-- The Exercise of the Warrants and Exercise of the Exchange Rights."

  The Distribution of the Rights and Warrants

     Generally, neither a partnership nor partner recognizes gain or loss on the distribution by the partnership of property, other than money, to a partner. The Code provides that marketable securities and assets "exchangeable for marketable securities" are treated as money. Since both the Warrants and the Exchange Rights will be exchangeable for Class A Common Stock, a marketable security, at the time they are distributed to the partners of Boca Partnership, they should be considered as money.

     A Limited Partner will recognize gain upon such distributions to the extent that the fair market value of the Warrants and/or the Exchange Rights distributed exceeds the Limited Partner's adjusted tax basis in his or her Units immediately before the distribution. If any such gain were to be recognized, it would be treated as gain from the sale or exchange of his or her interest in Boca Partnership. See "-- Tax Consequences of a Sale of Partnership Interests." In the event that the Rights or Warrants have a fair market value in excess of their tax basis in the hands of Boca Partnership at the time of the distribution, any such gain will be reduced by the excess of (i) the Limited Partner's distributive share of the net gain that would have been recognized if all of the Warrants and/or the Exchange Rights were sold by the Boca Partnership for fair market value immediately before the distribution over (ii) the Limited Partner's distributive share of the net gain which is attributable to the Warrants and/or the Exchange Rights held by Boca Partnership immediately after the distribution (determined using the same fair market value). It is anticipated that the Warrants and the Exchange Rights will not have a fair market value in excess of their tax basis in the hands of Boca Partnership at the time of the distribution.

     In accordance with the valuation of the Warrants and the Exchange Rights by the parties, each Limited Partner whose tax basis is no less than that of an original Limited Partner should have sufficient basis in his or her Units so as to avoid an acceleration of gain. Other Limited Partners should consult their advisors.

     A Limited Partner's tax basis in the distributed the Warrants and the Exchange Rights should equal their fair market value immediately before their distribution. In addition, each Limited Partner's tax basis in his or her Units should be reduced (but not below zero) by the fair market value of the Warrants and the Exchange Rights received in the distribution.

  The Limited Partners Share of Debt

     Boca Partnership's share of the Panthers BRHC liabilities will be treated as liabilities of the Boca Partnership. The Panthers BRHC liabilities treated as liabilities of Boca Partnership will be allocated among the partners of Boca Partnership including the Limited Partners.

     As a result of the Contribution and Exchange and the repayment of certain former liabilities of Boca Partnership in connection therewith, a Limited Partner's share of liabilities after the Contribution and Exchange will be less than the Partner's share of the former liabilities of Boca Partnership as of December 31, 1996.

     A Limited Partner will recognize income solely as a result of the Contribution and Exchange in an amount equal to (i) the sum of (x) the fair market value of the Warrants and the Exchange Rights distributed to the Limited Partner, (y) any gain recognized by Boca Partnership in connection with the Sale or the Contributed Assets (less any deduction for the transfer of the fee shares to a creditor of Boca Partnership) and (z) the amount of the reduction in such Partner's share of the former liabilities of Boca Partnership, minus (ii) the Limited Partner's existing adjusted tax basis in his or her partnership interest in Boca Partnership.

     Each Limited Partner whose tax basis is no less than that of an original Limited Partner should have sufficient basis in his or her Units so as to avoid an acceleration of gain upon the transfer of the Contributed Assets to Panthers BRHC. Other Limited Partners should consult their advisors. If gain is recognized, it will be treated as gain from the sale or exchange of a portion of Boca Partnership's Interest in Panthers BRHC. See "-- Tax Consequences of a Sale of Partnership Interests".

     There is no assurance that the IRS will agree with the valuation of the Rights and Warrants agreed to by Boca Partnership and Panthers Holdings. If the IRS successfully asserts that the value of the Warrants and the Exchange Rights is higher, such a higher value could result in additional acceleration of gain for Limited Partners.

  The Exercise of the Warrants and Exercise of the Exchange Rights

     A Limited Partner will not recognize gain or loss upon the exercise of the Warrants. The Class A Common Stock received by a Limited Partner upon exercise will have a tax basis equal to his or her tax basis in the Warrants plus the exercise price paid by such Limited Partner.

     A Limited Partner will recognize gain or loss upon the exercise of the Exchange Rights in an amount equal to the difference between (i) the fair market value of the Class A Common Stock received plus the Limited Partner's share of Panthers BRHC's liabilities relieved less (ii) the Limited Partner's tax basis in his or her Units and the Exchange Rights. If a Limited Partner exercises the Exchange Rights in part so that only a portion of his or her Units are sold, then only a portion of the total gain will be recognized. In this situation, it is not likely a Limited Partner has a separate basis for Units acquired at different times. Thus, such a Limited Partner probably cannot elect to sell a Unit having a greater adjusted tax basis than another Unit owned by the Partner. Generally, any such gain or loss should be treated as gain or loss from the sale or exchange of all or a portion of his or her entire interest in Boca Partnership. See "-- Tax Consequences of a Sale of Partnership Interests." The Class A Common Stock received by a Limited Partner upon conversion will have a tax basis in the hands of the Limited Partner equal to the fair market value of the shares at the time of conversion.

     A Limited Partner's future sale of the Class A Common Stock generally should not generate passive activity income or loss. Assuming the Class A Common Stock is held as a capital asset, a Limited Partner's holding period for capital gain or loss purposes should start when the Exchange Rights are exercised. The same holding period rule probably applies as well to Class A Common Stock acquired by exercise of the Warrants.

  Tax Consequences of an Investment in Panthers BRHC

     Income, gains, losses, deductions and credits of Panthers BRHC for federal income tax purposes will be allocated to Boca Partnership, and thereafter to the Boca General Partner and the Limited Partners, in a manner generally consistent with the respective partnership agreements. Such allocations are intended to conform with existing Treasury Regulations.

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). It is anticipated that at the time of the Contribution and Exchange, there will exist a substantial amount of Book-Tax Difference with respect to the Assets.

     In accordance with the Contribution and Exchange Agreement, the partnership agreement of Panthers BRHC will require allocations of income, gain, loss and deduction attributable to the Assets be made in a manner that is consistent with
Section 704 of the Code. Based upon the Treasury Regulations under Section 704(c), Panthers BRHC intends to use the "remedial method" of allocations. Under the remedial method, the Boca Partnership, and thereafter the Boca General Partner and the Limited Partners, generally will be allocated income in excess of its economic or "book" income in order to reduce the Book-Tax Difference. In addition, if Assets with a Book-Tax Difference are sold, any Book-Tax Difference remaining at the time they are sold must be allocated exclusively to Boca Partnership, and thereafter to the Boca General Partner and the Limited Partners. To the extent that Boca Partnership is allocated taxable income, Panthers BRHC will distribute cash to Boca Partnership for distribution to the Limited Partners in an amount equal to 40 percent of the income.

     A Limited Partner will also recognize income to the extent such Limited Partner's share of Panthers BRHC liabilities is reduced by an amount in excess of the Limited Partner's adjusted tax basis in Boca Partnership. The repayment of liabilities by Panthers BRHC may accelerate gain with respect to the Limited Partners of Boca Partnership. In accordance with the Contribution and Exchange Agreement, the BRHC Partnership Agreement will require the consent of Boca Partnership to the repayment or refinancing of certain senior debt. However, the repayment or refinancing of debt may occur without limitation on or after the earlier of (i) the date an affiliate of Panthers Holdings acquires more than 51 percent of the limited partnership interests in Boca Partnership upon the exercise of Exchange Rights, or (ii) any date a share of the Class A Common Stock closes at an average price of at least $36.93 for five (5) consecutive trading days. Accordingly, there is no guarantee that a Limited Partner will be able to defer any gain attributable to a reduction in such Limited Partner's share of Panthers BRHC liabilities until the exercise of Rights.

     Under the BRHC Partnership Agreement, Panthers Holdings has an option to purchase for cash at any time on or after January 31, 2001, the non-managing general partnership interest of Boca Partnership in Panthers BRHC. If this option to purchase is exercised, gain will be recognized by Boca Partnership and Limited Partners who have not exercised Exchange Rights. The gain recognized by Boca Partnership will equal the excess of (i) the purchase price of the Interest at the price determined by the method set forth in the Contribution and Exchange Agreement, over (ii) the adjusted tax basis of the Interest at the time of the cash sale.

  Tax Consequences of a Sale of Partnership Interests

     Generally, gain or loss realized on the sale or exchange of a partnership interest by a partner who is not a dealer in securities and who has held such interest for more than one year will be long-term capital gain or loss. However, if the amount realized upon the sale of a partnership interest attributable to a partner's share of unrealized receivables or inventory of the partnership (as defined in Section 751) exceeds the tax basis attributable to those assets, the excess will be treated as ordinary income.

     For purposes of the passive activity loss limitations of the Code, gain or loss recognized from transactions treated as a sale or exchange of a limited partnership interest, such as the transfer of the Contributed Assets, distribution of the Warrants and the Exchange Rights, and conversion of Exchange Rights, generally will be treated as passive activity income or loss. Passive activity income recognized by a Limited Partner generally may be used to offset passive loss from Boca Partnership or other passive activities of such Limited Partner.

     If a Limited Partner disposes of his or her entire Boca Partnership interest in a taxable transaction, including the conversion of the Exchange Rights, any current or suspended passive losses from Boca Partnership and any loss realized from the disposition of the Units generally will be treated as losses from a non-passive activity to the extent they exceed the Limited Partner's net income or gain from all passive activities for the year (determined without regard to any losses related to the disposed Units). Thus, each Limited Partner that converts all of his or her Units to Class A Common Stock will be entitled to deduct all suspended passive activity losses from Boca Partnership against any income for such taxable year. A Limited Partner could have significant suspended passive losses from the Boca Partnership to reduce the passive income that may arise as a result of the Contribution and Exchange, although this question depends on the individual tax circumstances of each Limited Partner.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                   RESULTS OF OPERATIONS OF PANTHERS HOLDINGS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Panthers Holdings included elsewhere herein.

BUSINESS COMBINATIONS

     Panthers Holdings makes its decisions to acquire or invest in businesses based on financial and strategic considerations. Businesses acquired during the year ended June 30, 1997 which were accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from their respective dates of acquisition.

  Acquisitions Completed Through June 30, 1997

     On June 26, 1997, Panthers Holdings, through the managing general partner, limited partners and Panthers BRHC, acquired substantially all of the net assets of Boca Resort in exchange for 272,303 shares of Class A Common Stock, the Exchange Rights to acquire approximately 4,242,586 shares of Class A Common Stock and the Warrants to purchase 869,810 shares of Class A Common Stock at a purchase price of $29.01 per share. In addition to providing rooms, marina, and conference facilities, Boca Resort provides premier club memberships, golf, tennis, restaurants, specialty shops and other recreational facilities. This acquisition has been accounted for under the purchase method of accounting.

     On May 31, 1997, Panthers Holdings acquired the rights to operate Gold Coast located in Pompano Beach, Florida in exchange for 34,760 shares of Class A Common Stock. Gold Coast is the current practice home of the Panthers and provides open skating, ice hockey leagues and other programs to the public. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997, Panthers Holdings acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Pier 66 for 4,450,000 shares of Class A Common Stock. Pier 66, currently operating as a Hyatt franchise provides rooms, marina, conference facilities and other recreational facilities. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997, Panthers Holdings acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Bahia Mar in exchange for 3,950,000 shares of Class A Common Stock. Bahia Mar, currently operating as a Radisson franchise provides rooms, marina, conference facilities and other recreational facilities. This acquisition has been accounted for under the purchase method of accounting.

     On January 31, 1997, Panthers Holdings acquired certain assets relating to the business of Incredible Ice a twin-pad ice rink facility located in Coral Springs, Florida, in exchange for $1.0 million in cash, 212,766 shares of Class A Common Stock and the assumption by Panthers Holdings of a maximum of approximately $8.1 million in construction-related obligations. Incredible Ice provides open skating, ice hockey leagues and other ice programs. This acquisition has been accounted for under the purchase method of accounting.

     Prior to the completion of Panthers Holdings initial public equity offering and concurrent equity offering (the "Initial Offerings"), all of the partnership interests of Decoma were acquired by Panthers Holdings in exchange for a total of 870,968 shares of Class A Common Stock. As this transaction was among entities under common control, it has been accounted for on a historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of acquisition.

  Acquisition Completed Subsequent to June 30, 1997

     On August 13, 1997, Panthers Holdings acquired approximately 68% of the ownership interest in Registry Resort for 918,174 shares of Class A Common Stock and $75.5 million in cash. Registry Resort provides rooms, conference facilities, restaurants, retail outlets and other recreational facilities. This acquisition has been accounted for under the purchase method of accounting.

  Pending Acquisition

     On September 8, 1997, Panthers Holdings entered into a definitive agreement to acquire the Rolling Hills Golf Course in Davie, Florida, for approximately $8.0 million in cash. The transaction will be accounted for under the purchase method of accounting.

BUSINESS SEGMENT INFORMATION

     The following table sets forth business segment operating data along with costs and expenses as a percent of the related business segment revenue (in 000's):

                                                           FISCAL YEAR ENDED JUNE 30,
                                                 -----------------------------------------------
                                                  1997      %      1996      %      1995      %
                                                 -------   ---   --------   ---   --------   ---
REVENUE:
Leisure and recreation.........................  $17,567    32%  $     --    --   $     --    --
Entertainment and sports.......................   36,695    68%    34,087   100%    17,746   100%
                                                 -------         --------         --------
          Total revenue........................   54,262   100%    34,087   100%    17,746   100%
OPERATING EXPENSES:
Cost of Services
  Leisure and recreation.......................    6,658    38%        --    --         --    --
  Entertainment and sports.....................   35,135    96%    35,958   105%    17,210    97%
Selling, General and Administrative
  Leisure and recreation.......................    5,397    31%        --    --         --    --
  Entertainment and sports.....................    7,854    21%     8,371    25%     5,569    31%
  Corporate....................................    1,899    --         --    --         --    --
Amortization and Depreciation
  Leisure and recreation.......................    1,459     8%        --    --         --    --
  Entertainment and sports.....................    4,239    12%     9,815    29%     6,266    35%
                                                 -------         --------         --------
          Total Operating Expenses.............   62,641   115%    54,144   159%    29,045   164%
                                                 -------         --------         --------
          Operating Loss.......................  $(8,379)        $(20,057)        $(11,299)
                                                 =======         ========         ========

SEASONALITY

     The operations of Panthers Holdings are seasonal. The Panthers receive a substantial portion of cash receipts from the advance sale of regular season tickets during the months of July and August, prior to the commencement of the NHL regular season. For financial reporting purposes, hockey-related revenue and team operating expenses are recognized during the regular season, which extends from early October through mid-April. In the event the Panthers participate in the playoffs, additional revenue will be realized and additional expenses will be incurred for each playoff series. The Consolidated Financial Statements presented herein contain the results of the Leisure and Recreation Business segment for only a portion of the year (from the dates of acquisition through June 30, 1997). Going forward, operating results in the Leisure and Recreation Business segment are anticipated to be seasonal, as well, with approximately 53% of revenue and 69% of earnings before interest, taxes, depreciation, and amortization to be generated during the months of December through April.

CONSOLIDATED RESULTS OF OPERATIONS

     Panthers Holdings' consolidated revenue, compared to the prior years, increased 59% to $54.3 million for the year ended June 30, 1997 and 92% to $34.1 million for the year ended June 30, 1996. The increase in the year ended June 30, 1997 was directly attributable to the acquisitions made in the Leisure and Recreation Business segment. The increase in the year ended June 30, 1996 was because the Panthers participated in all four rounds of the Stanley Cup playoffs (playing in 22 playoff games) during the 1995-96 season, while the 1994-95 season was shortened (from the normal 84 game schedule to a 48 game schedule) as a result of a player lockout in a dispute over the then existing collective bargaining agreement.

     Consolidated operating losses were $8.4 million, $20.1 million and $11.3 million for the years ended June 30, 1997, 1996 and 1995, respectively. Net losses were $10.3 million, $25.1 million and $15.4 million for the years ended June 30, 1997, 1996 and 1995, respectively. Net loss per common and common equivalent share was $.74, $4.76, and $2.96 for the years ended June 30, 1997, 1996 and 1995, respectively.

     Panthers Holdings completed its Initial Offerings during the year ended June 30, 1997 and also entered the Leisure and Recreation Business segment.

     Panthers Holdings' net losses for the years ended June 30, 1997, 1996 and 1995 were primarily a result of the Panthers having entered into an unfavorable agreement with the Miami Arena which does not provide the Panthers with certain sources of revenue, including revenue from the sale of suites and parking and a majority of the advertising space. Additionally, seating limitations (Miami Arena seating capacity of 14,703 is currently the smallest arena in the NHL) have precluded the Panthers from receiving additional ticket revenue. The acquisitions made in the Leisure and Recreation Business segment during the third and fourth quarter reduced Panthers Holdings' fiscal 1997 operating losses by approximately 33%.

  Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

     Revenue

     Revenue from the Leisure and Recreation Business, directly related to the acquisitions of Pier 66, Bahia Mar and Boca Resort was approximately $17.6 million during the year ended June 30, 1997, of which approximately 47% pertained to room revenue.

     Revenue from the Entertainment and Sports Business increased approximately 8%, or $2.6 million, for the year ended June 30, 1997, primarily as a result of higher Panthers ticket sales due to all home games being sold out during the 1996-97 season and more revenue from broadcasting and advertising/promotion contracts, offset by fewer playoff games played in the 1996-97 season as compared to the 1995-96 season.

     Cost of Services

     Cost of services incurred in the Leisure and Recreation Business were approximately $6.7 million during the year ended June 30, 1997 and were directly related to the acquisitions of Pier 66, Bahia Mar, and Boca Resort.

     Cost of services incurred in the Entertainment and Sports Business decreased approximately 2%, or $823,000 during the year ended June 30, 1997 primarily as a result of fewer playoff games played during the 1996-97 season as compared to the 1995-96 season, offset by higher player salaries and higher ticketing and arena operation costs associated with increased attendance at Panthers home games.

     Selling, General, and Administrative ("SG&A")

     Total SG&A expenses increased approximately 81%, or $6.8 million, during the year ended June 30, 1997, primarily as a result of the additional $5.4 million of SG&A expenses incurred by the resort and marina properties acquired during the year. Panthers Holdings also incurred approximately $1.9 million of various corporate SG&A expenses considered customary for a public versus private entity during the year ended June 30, 1997.

     Amortization and Depreciation

     Amortization and depreciation expenses decreased 42%, or approximately $4.1 million, during the year ended June 30, 1997. During fiscal 1996, amortization of player's contracts was higher than during fiscal 1997, to better reflect the then current value of the remaining contracts of players selected in the 1993 draft. The fiscal 1997 decrease was partially offset by the additional amortization and depreciation pertaining to the Leisure and Recreation Business assets acquired during fiscal 1997.

     Interest and Other Income

     Interest income increased approximately $1.8 million during the year ended June 30, 1997 due to the interest earned on the $65.6 million net proceeds received from the Private Placement in January 1997.

     Interest Expense and Minority Interest

     Interest expense and minority interest costs during the year ended June 30, 1997 decreased 27%, or approximately $1.4 million. The Company incurred an additional $1.1 million of interest expense related to the debt assumed in connection with acquisitions during the year, offset by a $2.5 million decrease to interest expense due to the repayment of approximately $86.0 million of debt from the proceeds of the Initial Offerings in November 1996.

  Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

     Panthers Holdings' results of operations for the years ended June 30, 1996 and 1995 consisted of Entertainment and Sports only. Panthers Holdings' leisure and recreation activities did not begin until March 1997.

     Revenue

     Revenue increased 92%, or approximately $16.3 million. Substantially all of the increase was from ticket sales which increased 143%, or approximately $13.7 million. This increase was a result of the Panthers participating in the 1995-96 Stanley Cup playoffs and playing 17 more home games during the 1995-96 regular season as compared to the player lockout, shortened 1994-95 season. Average ticket revenue, net of sales tax, per regular season home game increased 8%, or approximately $395,000.

     Additionally, television and radio revenue increased 38%, or approximately $1.4 million. This increase was a result of 51 games (including 10 Stanley Cup playoff games) being televised during the 1995-96 season as compared to 34 games being televised during the shortened 1994-95 season.

     Other revenue, which includes advertising, promotions and concessions, also increased as a result of the additional home games played.

     Cost of Services

     Cost of services increased 109%, or approximately $18.7 million. The increase was primarily a result of an increase in players salaries of approximately $11.8 million due to increases in compensation paid to the first and second round 1995-96 season draft picks as compared to players being paid only 58% (pro-rated for the shortened season) of their salaries during the 1994-95 season. In addition, arena operating costs, primarily rent, increased $1.8 million due to the increased number of home games played in the 1995-96 season (including the Stanley Cup playoffs) as compared to the 1994-95 season.

     Selling, General, and Administrative ("SG&A")

     SG&A expenses increased approximately 50%, or $2.8 million, mostly due to increased playoff costs.

     Amortization and Depreciation

     Amortization and depreciation expenses increased 57%, or approximately $3.5 million, due to an increase in the amortization of player contracts. For the year ended June 30, 1996, amortization increased due to the write-off of unamortized player costs resulting from terminated player contracts and adjustments to remaining contracts to better reflect current values.

     Interest and Other Income

     Interest and other income was $122,000 and $38,000 during the years ended June 30, 1996 and 1995, respectively, and was a result of interest earned on cash on hand.

     Interest and Other Expense

     Net interest and other expenses increased 26%, or approximately $1.1 million primarily as a result of the increase in borrowings from Panthers Holdings' Chairman which were used to fund operating losses.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents increased by $13.2 million during the year ended June 30, 1997 and decreased by $772,000 during the year ended June 30, 1996. The major components of these changes are discussed below.

  Cash Provided By (Used In) Operating Activities

     Panthers Holdings' net cash provided by (used in) operating activities was $2.9 million, $(17.4) million and $(8.8) million for the years ended June 30, 1997, 1996 and 1995, respectively. The net cash provided by operating activities increased during the year ended June 30, 1997 primarily as a result of the various business acquisitions made during the year.

  Cash Provided by Financing Activities

     Net cash flow provided by financing activities totaled approximately $10.9 million during the year ended June 30, 1997. Cash flows provided by financing activities primarily consisted of the $66.3 million net proceeds from the Initial Offerings, $65.6 million net proceeds from the Private Placement, and $35.0 million of proceeds borrowed under Panthers Holdings' revolving credit facility. Net cash flow used in financing activities included $45.0 million used to repay Panthers Holdings' outstanding indebtedness under two term loans, and approximately $111.0 million used to repay certain debt assumed in the acquisition of the Boca Resort. Additionally, dividend payments and distributions to the minority owners of Decoma totaled approximately $865,000, $1.2 million and $1.8 million during the years ended June 30, 1997, 1996 and 1995, respectively. Remaining net proceeds were invested in short-term, investment grade, interest bearing investments.

     Since the formation of the Panthers franchise in December 1992 and through the date of the Initial Offerings, all net operating losses of the Panthers were financed primarily with loans from its Chairman of the Board. As a result, net cash flow from financing activities for the years ended June 30, 1996 and 1995 consisted entirely of borrowings and repayments of the loans from its Chairman. Such loans, including interest thereon accrued through September 30, 1996, totaled approximately $41.0 million and was exchanged for shares of Class A Common Stock as part of the recapitalization effected in connection with the Initial Offerings.

  Net Cash Flows Used In Investing Activities

     Net cash flows used in investing activities were $515,000, $140,000 and $161,000 during the years ended June 30, 1997, 1996 and 1995, respectively. Capital additions, excluding the substantial additions to property and equipment obtained in Panthers Holdings' business acquisitions, were approximately $1.5 million, $140,000 and $161,000 in the years ended June 30, 1997, 1996 and 1995, respectively. The increase in capital expenditures was primarily attributable to the various activities of the Leisure and Recreation Business. Additionally, the net cash acquired in Panthers Holdings' business acquisitions during the year ended June 30, 1997 was approximately $1.0 million.

 Capital Resources

     During fiscal 1997, Panthers Holdings entered into a three-year $35.0 million revolving credit facility which bears interest at LIBOR plus 1.5%. Panthers Holdings is in the process of negotiating the New Credit

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

Facility. It is anticipated that the New Credit Facility will provide for a line of credit up to $250.0 million and will be secured by certain tangible and intangible assets of Panthers Holdings. The New Credit Facility is expected to limit Panthers Holdings' ability to pay cash dividends. In addition, the NHL's Bylaws preclude any one of its members from paying cash dividends, unless paying such cash dividends will not impair the member's ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services.

FINANCIAL CONDITION

     The reduction of indebtedness with the net proceeds of the Initial Offerings and Private Placement has improved Panthers Holdings' liquidity by reducing capital required for debt service. At June 30, 1997, Panthers Holdings had approximately $13.7 million in unrestricted cash. Subsequent to June 30, 1997, through an offering of 6,000,000 shares of Class A Common Stock (the "Subsequent Offering"), Panthers Holdings received approximately $109.7 million in net proceeds of which approximately $75.5 million was used to purchase a 68% interest in Registry Resort in August 1997 and $35.0 million was used to reduce Panthers Holdings' credit facility. Panthers Holdings believes that its financial condition is strong and that it has sufficient operating cash flow and other financial resources necessary to meet its anticipated capital requirements and obligations as they come due.

     Panthers Holdings' fiscal 1997 business acquisitions and the Panthers playing at the Broward County Arena are expected to significantly improve future cash flows. Panthers Holdings believes such annual cash flows will be sufficient to service Panthers Holdings' total long-term debt which was $186.1 million as of June 30, 1997 and was subsequently reduced to $151.1 million upon the paydown of the $35.0 million revolving credit facility.


     As of June 30, 1996, prior to the Initial Offerings, Panthers Holdings had a net deficit in stockholders' equity of approximately $48.3 million. After the Initial Offerings, recapitalization of Panthers Holdings' Chairman's cumulative advances and the effect of acquisitions and the Private Placement, net stockholders' equity has improved to approximately $301.2 million as of June 30, 1997. After considering the effect of the Subsequent Offering and the acquisition of Registry Resort, the unaudited pro forma consolidated balance sheet as of June 30, 1997 shows a net equity balance of approximately $426.8 million.


     On November 15, 1996, construction began on the new Broward County Arena. Construction costs are currently being paid for primarily through tourist "bed tax" collections. Panthers Holdings will bear all costs related to the development of the Broward County Arena in excess of $184.7 million. To date, all construction efforts are on schedule and within budget, and it is not anticipated that Panthers Holdings' cash flow will be adversely affected by the project.

     The grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in Panthers Holdings, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and Panthers Holdings (or stockholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of Panthers Holdings (or stockholder) under certain circumstances.

  Working Capital

     Working capital increased approximately $86.4 million during fiscal 1997 as a result of substantial working capital, including $30.1 million in restricted cash, obtained in connection with Panthers Holdings' acquisitions.

     Additionally, deferred revenue at June 30, 1997 was approximately $10.0 million as compared to approximately $1.0 million at June 30, 1996. The increase was due to ticket collections on unplayed playoff

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

games that will be carried over to 1997-98 season, as well as, deferred resort club membership revenue added with the Boca Resort acquisition.

FORWARD LOOKING STATEMENTS

     Certain statements and information included herein may constitute "forward-looking statements" within the meaning of Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Panthers Holdings to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in Panthers Holdings' Leisure and Recreation Business segment; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance Panthers Holdings' growth strategy and for Panthers Holdings to operate within the limitations imposed by financing arrangements; Panthers Holdings' limited history of operations in the Leisure and Recreation Business segment; Panthers Holdings' dependence on key personnel; Panthers Holdings' ability to properly assess and capitalize on future business opportunities and other factors referenced herein.

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

                         BUSINESS OF PANTHERS HOLDINGS

GENERAL

     Panthers Holdings is a holding company with subsidiaries currently operating in two business segments: (i) the Leisure and Recreation Business and
(ii) the Entertainment and Sports Business. Panthers Holdings was formed in July 1996 and, upon the completion of the Initial Offerings in November 1996, continued the operations of the Panthers, a professional hockey team which has been a member of the NHL since 1993. Following completion of the Initial Offerings, Panthers Holdings expanded into the Leisure and Recreation Business, through the ownership and operation of high-end destination luxury resorts, and diversified the Entertainment and Sports Business to include ice skating rink operations. Panthers Holdings' current focus is on expanding the Leisure and Recreation Business. The primary elements of Panthers Holdings' current business strategy include: (i) the development of capital projects (additional unit construction, recreational amenities and conference space) at its existing luxury resorts, (ii) the expansion of the core upscale clientele of the Leisure and Recreation Business, which will increase Panthers Holdings' ability to cross-market other services to this customer base and (iii) the acquisition of other luxury resorts. In executing its business strategy, Panthers Holdings continuously evaluates opportunities in other industries and businesses for potential strategic acquisitions where Panthers Holdings believes it can leverage its competitive strengths and increase stockholder value.

     The Leisure and Recreation Business currently consists of Panthers Holdings' interests in the Resort Facilities, four high-end destination luxury resort operations. The Resort Facilities consist of Boca Resort, Registry Resort, Pier 66 and Bahia Mar.

     Boca Resort is a destination luxury resort and private club fronting both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort includes 963 luxury guest rooms, a 50,000 sq. ft. conference center, a separate 140,000 sq. ft. conference center currently under construction, a 25 slip marina, two 18 hole championship golf courses, a 31 court tennis club, five swimming pools, an indoor basketball court, two indoor racquetball courts, a fitness center, a half mile of private beach with various water sports facilities and 15 food and beverage sites ranging from five-star cuisine to beach side grills. Boca Resort has consistently been awarded the Readers' Award as one of the "Top 25 Hotels in North America" by Travel & Leisure magazine.

     Registry Resort is a luxury resort fronting the Gulf of Mexico in Naples, Florida, within a 90-minute drive of the east coast of South Florida. Panthers Holdings currently owns approximately 68% of Registry Resort and has made offers to acquire the remaining 32%. Registry Resort includes 474 luxury guest rooms, a conference center, recreational areas, restaurant and retail outlets, a 15 court tennis facility and a nature reserve boardwalk, as well as water sports and other beach amenities. Registry Resort has received Mobile Travel Guide's Four Star Award, as well as AAA's Four Diamond Award, and has been cited by Conde Nast Traveler magazine as one of the best resorts in the United States.

     Pier 66 is a luxury resort and marina fronting the Intracoastal Waterway in Fort Lauderdale, Florida. Pier 66 includes 380 luxury guest rooms, a 142 slip marina, three swimming pools, meeting space and six restaurants and lounges. Pier 66 has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     Bahia Mar is a resort and marina complex fronting the Atlantic Ocean in Fort Lauderdale, Florida. Bahia Mar includes 300 luxury guest rooms, a 350 slip marina, four tennis courts, meeting space and retail space. Bahia Mar has received the Mobil Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award.

     Panthers Holdings' Entertainment and Sports Business currently consists of Panthers Holdings' hockey operations, arena development and management operations and ice skating rink operations. Panthers Holdings' hockey operations consist of the ownership and operation of the Panthers. Panthers Holdings' arena development and management operations involve the Broward County Arena, a new multi-purpose, state-of-

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

the-art entertainment and sports center in Broward County, Florida. Pursuant to an operating agreement between Panthers Holdings and Broward County, upon completion of the Broward County Arena, Panthers Holdings will manage and operate the Broward County Arena, where the Panthers will play their home games. Panthers Holdings also owns approximately 78% of Decoma, the entity which operates the Miami Arena, the arena where the Panthers play their home games. Panthers Holdings' ice skating rink activities consist of the operation of Incredible Ice, a twin-pad ice skating rink facility in Coral Springs, Florida and Gold Coast, an ice skating rink facility in Pompano Beach, Florida.

     Panthers Holdings was incorporated in Florida on July 3, 1996. In connection with the Initial Offerings, Panthers Holdings' Class A common stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, the Class A Common Stock began trading on the NYSE under the symbol "PAW."

BUSINESS STRATEGY

     Panthers Holdings' current business strategy is to focus on expanding the Leisure and Recreation Business. The primary elements of such business strategy include: (i) the development of capital projects (additional unit construction, recreational amenities and conference space) at the Resort Facilities; (ii) the expansion of the core upscale clientele of the Leisure and Recreation Business, which will increase Panthers Holdings' ability to cross-market other services to this customer base and (iii) the acquisition of other luxury resorts. In executing its business strategy, Panthers Holdings continuously evaluates opportunities in other industries and businesses for potential strategic acquisitions where Panthers Holdings believes it can leverage its competitive strengths and increase shareholder value. For certain risks involved with Panthers Holdings' business strategy, see "Risk Factors."

     Management believes that the Resort Facilities will allow for significant internal growth. At the time of acquisition, each of the Resort Facilities either (i) had ongoing expansion and/or improvements programs, which had been funded from internal and external sources of capital or from reserves in place to pay for such programs, or (ii) had recently completed expansion and/or improvement programs. In addition, Panthers Holdings believes that additional value can be added to each of the Resort Facilities through either the expansion of room inventory and conference facilities and/or the addition of leisure and recreation facilities.

     Boca Resort is currently engaged in a $46.5 million fully-funded expansion program. The expansion includes a recently completed 31 court tennis club, a new Couples/Bates designed championship golf course to be completed by the end of 1997 and a new 140,000-square-foot conference center to be completed in early 1998. The completion of the conference center will allow Boca Resort to accommodate more than one large group at a time, resulting in better utilization of its 963 luxury guest rooms. In addition, Boca Resort has received local municipal zoning approval to build 57 luxury two-bedroom suites at its marina and to build a luxury spa complex.

     Registry Resort will complete a $1.4 million room renovation in the fall of 1997. Panthers Holdings also believes that additional conference space can be added to Registry Resort.

     Pier 66 undertook a $3.8 million renovation project in 1993, which has resulted in growing revenue and improved operating results over the past three years. Opportunities exist for expansion of room inventory, as well as meeting space.

     Bahia Mar completed an extensive $8.1 million renovation project in 1995 and has experienced improved operating results since then. Also, Bahia Mar has land holdings which, subject to obtaining various regulatory and zoning approvals, will allow for future expansion.

     In addition to current expansion projects at the Resort Facilities, Panthers Holdings is pursuing other internal growth opportunities. Specifically, Panthers Holdings believes that the Premier Club concept, which was introduced in 1991 at the Boca Resort complex, will serve as a model for expansion of its current and potential future resort facilities. Panthers Holdings believes that the Premier Club concept, when applied to the other Resort Facilities (particularly Registry Resort) will allow such facilities to increase value and potential cash flow without incurring significant additional capital expenditures. In addition, management believes that the cash flow from additional Premier Clubs may help reduce the impact of seasonality on the luxury resort business.

     The Premier Club concept consists primarily of club memberships which allow individuals access to recreational facilities utilized by resort guests. The Boca Resort Premier Club program requires an initial membership fee and annual dues based on the number and type of facilities the member uses. Applications for membership in the Boca Resort Premier Club currently require a fee of $35,000 plus minimum annual dues of $2,200. The annual dues increase based upon access to recreational facilities. The Boca Resort Premier Club represents a significant source of cash flow at Boca Resort. Panthers Holdings expects that the Premier Club concept will allow Panthers Holdings to market resort properties, restaurants, pools, and, where available, tennis, golf and other leisure and recreation amenities to people in local communities as a country club/social club setting.

     Additionally, Panthers Holdings believes that it can generate additional revenues by extending the Boca Resort model of non-room based revenues to the other Resort Facilities. Boca Resort derives approximately 40% of its total revenues from rooms, approximately 30% of its total revenues from food and beverage and approximately 30% of its total revenues from the leisure and recreation operation of marinas, retail sales, rental income from the lease of retail space within the resort complexes and other non-room based revenues.

     In expanding the Leisure and Recreation Business, Panthers Holdings is seeking to increase its core upscale clientele, such as corporate and other group customers, individual business travelers and upscale leisure travelers, and to cross-market other Panthers Holdings resorts and services to this customer base. Panthers Holdings believes that conditions in the luxury resort market favor such cross-marketing. Although the number of rooms in the luxury resort market has remained flat for most of the 1990's, demand for these rooms has grown by approximately 6.7% during the period from 1991 to 1996. Moreover, Panthers Holdings believes that destination luxury resorts will continue to benefit from trends and developments which favorably impact the North American resort industry. The factors include: demographic shifts among the U.S. population which have created a greater percentage of Americans with both increased leisure time and higher disposable income, a greater focus among leisure travelers on active vacations, the increased popularity of golf and a growing interest in luxury resorts among upscale leisure travelers.

     Panthers Holdings views an upscale customer base as desirable for a number of reasons. First, Panthers Holdings believes the market potential of the upscale customer base to be significant. The domestic corporate and other group conference market represents annual revenues of approximately $9 billion. Second, Panthers Holdings believes the customer base in the luxury resort segment of the market to be more recession-resistant than the customer base in the general hotel and lodging market and, as a result, Panthers Holdings would be less impacted by an economic downturn. Third, Panthers Holdings believes such a customer base will allow it to experience more stable growth than the general hotel and lodging market, while offering opportunities to expand into other industries and businesses which may service the same customer base.

     Panthers Holdings believes that the luxury resort market offers significant opportunities for it to make additional acquisitions. There has been limited new luxury resort construction since 1992 due to the substantial barriers to entry relating to this industry. These barriers include, but are not limited to (i) the difficulty of finding suitable property for such resorts, (ii) the time involved in obtaining zoning and regulatory permits and approvals and (iii) the significant costs, together with development and holding periods, associated with building such resorts. Based upon Panthers Holdings' reputation, size and financial resources, management believes that opportunities exist to acquire resort properties for less than replacement cost. In addition, due to the fragmented nature of the luxury resort market, Panthers Holdings believes that the acquisition and consolidation of luxury resort facilities provides opportunities for cost savings in several areas. These cost savings opportunities include the consolidation of reservation systems, coordinated sales and marketing efforts, reduced costs for financing and insurance and decreased management overhead.

     Panthers Holdings expects that its acquisition targets will include destination luxury resorts with internal growth potential or mid-range resorts in highly desirable locations that can be upgraded and which have sufficient land for expansion. Resorts that are most likely to be acquisition targets are those that (i) have a large room inventory in a popular tourism and convention geographic location, (ii) offer or could offer quality

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

leisure and recreational amenities and (iii) provide the opportunity to cross-market such amenities to Panthers Holdings' upscale clientele. While Panthers Holdings believes that the state of Florida continues to be a popular destination for pleasure travel in the United States, it is currently considering possible acquisitions in other key regional locations throughout the United States. Also, unlike some participants in the industry that only manage resorts, Panthers Holdings intends to pursue a policy of both ownership and operation. Panthers Holdings believes that ownership gives it sufficient control to implement its business strategy and allows it fully to benefit from any increase in the value of its luxury resort portfolio.

     Panthers Holdings believes that the acquisition of additional destination resorts and the consolidation of them into Panthers Holdings' Leisure and Recreation Business would provide favorable cross-marketing opportunities. For example, corporate and other group customers that hold conferences on a regular basis prefer to rotate their conference locations among various regions of the United States, including the east and west coasts. By offering a significant number of affiliated luxury resort alternatives, Panthers Holdings believes that it will be able to encourage its customers to utilize Panthers Holdings' resort facilities on a regular basis. Panthers Holdings believes that its superior facilities and emphasis on guest service greatly enhance opportunities for repeat business. Panthers Holdings has assembled a management team with significant business experience in the luxury resort and hotel industries. See "Leisure and Recreation Business -- Management Team."

     In addition to its expansion into the Leisure and Recreation Business, Panthers Holdings has remained active in the Entertainment and Sports Business. Panthers Holdings believes that the Entertainment and Sports Business is poised to experience further growth by capitalizing on the increasing popularity of hockey in general, as well as the success of the Panthers in particular. Panthers Holdings believes that the completion of the Broward County Arena, which is currently scheduled for October 1998, will enhance its ability to market the Panthers, as well as its ability to provide first-rate service for a variety of other forms of entertainment. Panthers Holdings also believes that the continued popularity of hockey should bolster the success of the ice rink operations. Panthers Holdings has assembled a management team with significant experience in the entertainment and sports industry. See "Entertainment and Sports Business -- Management Team."

     Notwithstanding Panthers Holdings' focus on its current businesses, management actively seeks and evaluates opportunities in other industries and businesses for potential strategic acquisitions where Panthers Holdings believes it can leverage its competitive strengths and increase shareholder value.

ACQUISITIONS

  Acquisitions Completed During the Fiscal Year Ended June 30, 1997 Subsequent to the Initial Offerings

     On June 26, 1997, Panthers Holdings indirectly acquired all of the assets of Boca Resort. Panthers Holdings paid the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) the Warrants to purchase 869,810 shares of Class A Common Stock; (iii) 189,574 shares of Class A Common Stock, which were used to compensate certain affiliates of Boca Raton Hotel and Club Limited Partnership ("Boca Partnership"), the entity which previously owned Boca Resort; (iv) 82,729 shares of Class A Common Stock, which were used to pay persons to whom Boca Partnership is obligated to pay fees; (v) the Exchange Rights which, when distributed, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for approximately 4,242,586 shares of Class A Common Stock exercisable at any time before January 1, 2001 and (vi) the assumption of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership in the amount of approximately $205.9 million.

     On May 31, 1997, Panthers Holdings acquired the rights to operate Gold Coast, located in Pompano Beach, Florida, in exchange for 34,760 shares of Class A Common Stock. Gold Coast is the current practice facility of the Panthers and provides open skating, ice hockey leagues and other programs to the public.

     On March 4, 1997, Panthers Holdings acquired all of the ownership interests in each of Pier 66 and Bahia Mar, in exchange for 4,450,000 shares and 3,950,000 shares of Panthers Holdings' Class A Common Stock, respectively.

     On January 31, 1997, Panthers Holdings indirectly acquired assets relating to the business of owning and operating Incredible Ice, a twin-pad ice rink facility located in Coral Springs, Florida, the rights to certain twin-pad ice rink facility sites located throughout Florida and certain trademarks. In exchange for such assets, Panthers Holdings' assumed approximately $8.1 million in construction-related debt and paid $1.0 million in cash and 212,766 shares of Class A Common Stock.

  Acquisition Completed Subsequent to the Fiscal Year Ended June 30, 1997

     On August 13, 1997, Panthers Holdings acquired interests constituting approximately 68% of Registry Resort in exchange for approximately $75.5 million in cash, together with 918,174 shares of Panthers Holdings' Class A Common Stock.

  Recent Developments

     On September 8, 1997, Panthers Holdings announced that it had entered into a definitive agreement to acquire the Rolling Hills Golf Course, which is located in Davie, Florida, for approximately $8.0 million in cash. The consummation of the transaction is subject to customary conditions and approvals.

OPERATIONS

  General

     Panthers Holdings currently conducts substantially all of its business through its subsidiaries, which include (i) Boca Resort, Registry Resort, Pier 66 and Bahia Mar, (ii) Panthers, (iii) Arena Development, (iv) Arena Operations and (v) Florida Panthers Ice Ventures, Inc. In addition, Panthers Holdings owns approximately 78% of the partnership interests in Decoma, the entity which operates the Miami Arena where the Panthers currently play.

LEISURE AND RECREATION BUSINESS

  Management Team

     Panthers Holdings has assembled a management team with significant business experience in the resort and hotel industry to implement Panthers Holdings' business strategy as it relates to the Leisure and Recreation Business. The members of Panthers Holdings' Leisure and Recreation Business management team include:

     Richard Evans. Mr. Evans has been Panthers Holdings' President and a director since September 1996. From April 1993 to September 1996, Mr. Evans served as the Chief Operating Officer of Gaylord Entertainment Company, a diversified entertainment, hospitality (Opryland Hotel) and communications company ("Gaylord Entertainment"). Prior to joining Gaylord Entertainment, Mr. Evans served as President and Chief Executive Officer of Dorna USA, a sports marketing company, from January 1992 to February 1993. Mr. Evans also served as the President and Chief Executive Officer of Madison Square Garden Corporation from 1987 to 1991, and as Chairman and Chief Executive Officer of Radio City Music Hall Productions from 1980 to 1986. Mr. Evans began his professional career with the Walt Disney Company, where he was involved in the development and construction of Walt Disney World. Subsequent to the opening of Walt Disney World, Mr. Evans was responsible for the operations of Walt Disney World's resort hotels and recreational facilities. Prior to joining Panthers Holdings, Mr. Evans served as a director of Genesco, Inc. and Bass Pro Shops.

     Dennis J. Callaghan. Mr. Callaghan is one of Panthers Holdings' Managing Directors -- Resort Division and has been a director of Panthers Holdings since July 1997. From 1990 to 1997, Mr. Callaghan was President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad. Mr. Callaghan was an affiliate of Boca Resort and was appointed to Panthers Holdings' Board of Directors in connection with the acquisition of Boca Resort.

     Michael Glennie. Mr. Glennie currently serves as the President of Boca Resort. Prior to his 10-year tenure with Boca Resort, Mr. Glennie was Manager of the Waldorf Astoria Hotel in New York and worked in various capacities at Rock Resorts, including as its Chief Executive Officer, from 1989 to 1993.

     Theodore V. Fowler. Mr. Fowler is one of Panthers Holdings' Managing Directors -- Resort Division. Mr. Fowler has nearly twenty years experience in real estate financing, investment banking and merger and acquisitions. Mr. Fowler commenced his Wall Street career in 1971 and, for most of the decade of the 1980's, served as co-head of Investment and Merchant Banking for The First Boston Corporation and Prudential-Bache Securities, two of Wall Street's largest firms.

     Gary Chensoff. Mr. Chensoff is one of Panthers Holdings' Managing Directors -- Resort Division. Mr. Chensoff has 20 years experience in the resort and real estate industries. From 1992 to 1997, Mr. Chensoff was employed by Indian Hill Partners, Inc., where he managed resorts, land development projects and commercial office properties. Prior to that, Mr. Chensoff held various positions, including Vice President and Managing Director, during his 11-year tenure with JMB Realty Corporation.

  The Resort Facilities

     Panthers Holdings' Leisure and Recreation Business currently consists of Panthers Holdings' four Resort Facilities: Boca Resort, Registry Resort, Pier 66, and Bahia Mar.

     About one-half of the revenues from the Resort Facilities is derived from non-room sources, such as conference center services, marina services, club memberships, food and beverages, retail and other amenities of the resort. Revenue derived from these sources is generally paid by customers in advance, or within 30 days of their stay at the resort.

     Boca Resort. Boca Resort is a destination luxury resort and private club located on over 298 acres of land fronting both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. Boca Resort offers luxury accommodations and amenities to group conference customers, leisure travelers and the members of its exclusive and private country and social club known as The Premier Club.

     Boca Resort consists of the Cloister, the Tower, Boca Beach Club, the Golf Villas, Boca Country Club, 963 luxury guestrooms, a 50,000 square foot conference center, a 25 slip marina, two 18 hole championship golf courses, a 31 court tennis club, five swimming pools, an indoor basketball court, two indoor racquetball courts and a half mile of private beach with various water sports facilities. Other amenities of Boca Resort include 15 food and beverage sites, ranging from five-star cuisine to beach side grills, and a new fitness center. Additionally, Boca Resort has commenced a $46.5 million expansion and renovation project which will include: (i) a new 140,000 square foot conference center (25,000 square foot Grand Ballroom/15,000 square foot Junior Ballroom); (ii) a new, state-of-the-art tennis and fitness center complex; (iii) a new and expanded 650-space parking facility and (iv) a new Couples/Bates designed 18-hole golf course to replace its present 18-hole golf course. Boca Resort has an average occupancy of 70% at an average daily room rate of $181. The total room revenue per available room is $127.

     Registry Resort. Registry Resort is a destination luxury resort located on approximately 15 acres of land fronting the Gulf of Mexico in Naples, Florida. The Naples market is a key vacation and conference group destination. Registry Resort consists of 474 guest rooms, a conference center, recreational areas, restaurant and retail outlets, a 15 court tennis facility and a nature reserve boardwalk as well as water sports and beach amenities. Registry Resort has an average occupancy of 75% at an average daily room rate of $171. The total room revenue per available room is $128. Registry Resort has received Mobile Travel Guide's Four Star Award, as well as AAA's Four Diamond Award, and been cited by Conde Nast Traveler magazine as one of the best resorts in the United States.

     Pier 66. Pier 66 is a destination luxury resort and marina complex located on 23 acres of land fronting the Intracoastal Waterway in Fort Lauderdale, Florida. Pier 66 consists of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. Pier 66 has an average occupancy of 67% at an average daily room rate of $138. The total room revenue per available room is $93. The Pier 66 Marina has an average occupancy of 61% at an average daily slip rate of $79. Pier 66 has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award.

     Bahia Mar. Bahia Mar is a destination luxury resort and marina complex located on 40 acres of land fronting the Atlantic Ocean. Bahia Mar consists of 300 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. Bahia Mar has an average occupancy of 61% at an average daily room rate of $104. The total room revenue per available room is $63. The Bahia Mar Marina has an average occupancy of 49% at an average daily slip rate of $47. Because of recent renovations to the resort and certain administrative changes designed to improve efficiency, management expects that occupancy percentages and room rates will continue to improve. Bahia Mar has received the Mobile Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award. The Bahia Mar marina is host to the International Boat Show, an annual six day boating and marine event which is billed as the world's largest in-water Boat Show.

  Franchise, Owner and License Agreements

     Franchise Agreement. Upon the acquisition of Pier 66, Panthers Holdings assumed the rights under a 20-year franchise agreement (the "Hyatt Franchise Agreement") with Hyatt Franchise Corporation ("Hyatt"). The agreement terminates on November 14, 2014 and contains various early termination provisions and provides for liquidated damages upon such early termination. The Hyatt Franchise Agreement provides for monthly royalty fees based on a percentage of gross room revenue, in the amount of 4.0% through November 30, 1997 and 5.0% thereafter.

     The Hyatt Franchise Agreement also provides for the pro rata allocation of certain Hyatt "allocable chain expenses" based on the relation of Pier 66's total number of guest rooms to the average number of guest rooms in all Hyatt hotels in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to Pier 66.

     The Hyatt Franchise Agreement also requires that a reserve, equal to four percent of gross room revenues, be maintained in respect of Pier 66 for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. The franchise agreement requires significant renovations of guest rooms, corridors and other public areas to be performed every five to six years. The replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

     Owner Agreement. Upon the acquisition of Pier 66, Panthers Holdings assumed the rights under the Hyatt Hotel Franchise Owner Agreement (the "Owner Agreement"), pursuant to which the parties agree that Hyatt shall notify Panthers Holdings upon a voluntary surrender, a default or a breach by Pier 66 Management under the Hyatt Franchise Agreement and Panthers Holdings shall have an opportunity to cure any such breach or default. In addition, upon any termination of Pier 66 management under the Pier 66 Management Agreement, the Hyatt Franchise Agreement shall terminate unless Panthers Holdings employs a substitute manager that Hyatt approves, provided such manager is qualified under the terms of the Owner Agreement. The substitute manager will assume the duties and responsibilities as franchisee under the Hyatt Franchise Agreement. The Owner Agreement also contains requirements that Hyatt consent to any financing transactions, sales or other transfers involving Pier 66, which consent shall not be unreasonably withheld or delayed by Hyatt. The Owner Agreement also obligates Panthers Holdings to observe and be bound by certain terms, conditions and restrictions contained in the Hyatt Franchise Agreement.

     License Agreement. Upon the acquisition of Bahia Mar, Panthers Holdings assumed the rights under a ten-year license agreement (the "Radisson License Agreement") with Radisson Hotels International, Inc. ("Radisson"). The terms of the Radisson License Agreement allow Panthers Holdings to operate the hotel using Radisson's proprietary hotel management system. Annual fees payable to Radisson pursuant to the Radisson License Agreement are 4.0% of the first $7.0 million of gross room sales and 5.0% of gross room sales

(as defined by the license agreement) in excess of $7.0 million through December 31, 1997. The remainder of the term requires fees in the amount of 5.0% of gross room sales.

  Management Agreements

     Panthers Holdings is a party to a hotel management agreement (the "Pier 66 Management Agreement") with Pier 66 Management pursuant to which Pier 66 Management operates Pier 66. Pier 66 Management has managed Pier 66 since June 29, 1993. The remaining term of the Pier 66 Management Agreement is approximately three years, and it provides for an annual management fee of approximately $500,000, payable in monthly installments, and it requires Pier 66 Management to set aside cash from Pier 66 operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be reserved is 4.0% of Pier 66's gross revenues each month during the term of the Pier 66 Management Agreement.

     Panthers Holdings is also a party to a separate hotel management agreement (the "Bahia Mar Management Agreement") with Bahia Mar Management pursuant to which Bahia Mar Management operates Bahia Mar. Bahia Mar Management has managed Bahia Mar since June 30, 1994. The remaining term of the Bahia Mar Management Agreement is approximately three years. The Bahia Mar Management Agreement requires annual fees equal to 2.0% of gross room sales payable in monthly installments and it requires Bahia Mar Management to set aside cash from Bahia Mar operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be reserved is 4.0% of Bahia Mar's gross revenues each month during the term of the Bahia Mar Management Agreement.

  Environmental Matters

     Under various federal, state, and local environmental laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. In connection with the ownership and operation of its properties, Panthers Holdings may be potentially liable for any such costs. Phase I environmental site assessments (the "Phase I Assessments") have been obtained for the real property on which each of the Resort Facilities is located. Phase I Assessments are intended to identify existing, potential and suspected environmental contamination and regulatory compliance concerns, and generally include historical reviews of the property, reviews of certain public records, preliminary investigations of the site and surrounding properties and the preparation and issuance of written reports. The Phase I Assessments have not revealed any environmental liability or compliance concerns that Panthers Holdings believes would have a material adverse effect on Panthers Holdings' business, assets, results of operations or liquidity of its Leisure and Recreation Business, nor is Panthers Holdings aware of any such material liability or concern. Phase I Assessments cannot, however, provide full and complete knowledge of environmental conditions and compliance matters. Therefore, no assurances can be given that material environmental liabilities or compliance concerns do not exist or that there are no material environmental liabilities or compliance concerns of which Panthers Holdings' is unaware.

ENTERTAINMENT AND SPORTS BUSINESS

  Management Team

     Panthers Holdings has assembled a management team with significant business experience in entertainment and sports to implement Panthers Holdings' business strategy as it relates to the Entertainment and Sports Business. The members of Panthers Holdings' Entertainment and Sports management team include:

     William Torrey. Mr. Torrey has been the President and Governor of the Florida Panthers Hockey Club, Inc. ("Panthers Inc.") since September 1993. Prior to joining Panthers Holdings, Mr. Torrey was associated with the New York Islanders Hockey Club (the "Islanders") for twenty-one years in various capacities. From June 1989 to August 1992, Mr. Torrey served as Chairman of the Board of the Islanders. From September 1978 to August 1992, Mr. Torrey served as the President of the Islanders, and from February 1972 to August 1992 he served as the General Manager of the Islanders. Mr. Torrey is a member of the Hockey Hall of Fame, in recognition of his accomplishments as an executive.

     Alex Muxo. Mr. Muxo has been the President of Arena Development and Arena Operator since September 1996. From January 1995 to July 1996, Mr. Muxo served as a Vice President of Huizenga Holdings. Prior to joining Huizenga Holdings, Mr. Muxo served as a Vice President of Blockbuster and Blockbuster Park from May 1994 to January 1995. Prior thereto, Mr. Muxo was the City Manager of the City of Homestead, Florida. During his tenure with the City of Homestead, Mr. Muxo directed and managed the development of Homestead Baseball Stadium, the development of Miami MotorSports Race Track and the substantial redevelopment and reconstruction work required as a result of Hurricane Andrew.

     Judson Perkins. Mr. Perkins has been President of Panthers Holdings' Entertainment and Recreation Division since May 1997. Prior to joining Panthers Holdings, Mr. Perkins served as President of the National Basketball Association's (the "NBA") Events and Attractions Group. Prior to his association with the NBA, Mr. Perkins was President and CEO of the Kiel Center Arena in St. Louis, where he was responsible for the design, development, construction and operation of the Kiel Center Arena. From 1987 through 1992, Mr. Perkins held the post of President, Facilities Development and Management Group at Madison Square Garden Corporation, where, in addition to his other duties, he was responsible for the $200 million renovation of Madison Square Garden. Mr. Perkins has also held a senior management position with MSG International, a facility consulting company.

     Panthers Holdings' Entertainment and Sports Business currently consists of Panthers Holdings' hockey operations, arena development and management operations and ice skating rink operations.

  Hockey Operations.

     Panthers Holdings' hockey operations consist of the ownership and operation of the Panthers, a professional hockey team of the NHL. Panthers Holdings derives its hockey revenue principally from the sale of tickets to the Panthers' home games and national and local broadcasting of Panthers games. The Panthers home games were sold out during the 1996-97 season and are virtually sold out for the upcoming 1997-98 season. The Panthers share equally with the other member clubs in the NHL broadcasting contracts with Fox Broadcasting Co., ESPN, Inc. and Molson Breweries of Canada Limited and also have in place a local broadcasting contract with SportsChannel Florida Associates, a Florida limited partnership, 70% of which is owned by H. Wayne Huizenga, the Chairman of Panthers Holdings' Board of Directors. Panthers Holdings also generates revenue from the sale of advertising in game programs and at certain limited locations at the Miami Arena. In addition, Panthers Holdings derives promotional revenue from various sponsored events.

     Miami Arena. Panthers Holdings owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from Miami Arena operations. The Panthers currently play in the Miami Arena, which has a seating capacity of only 14,703. The size of the Miami Arena limits Panthers Holdings' ability to generate revenue from concessions and the sale of additional tickets. Also, under the terms of the Panthers' current agreement with the Miami Arena, the Miami Heat of the NBA, as the primary tenant, controls revenue generated from the sale of suites and a majority of the advertising, further limiting Panthers Holdings' ability to generate certain revenue which is generally available to other NHL franchises. With the scheduled completion of the Broward County Arena by October 1998, Panthers Holdings anticipates the 1997-98 season to be the Panthers' final season at the Miami Arena. Panthers Holdings believes its ability to generate additional revenue will be enhanced upon the Panthers' move to the Broward County Arena. See "Arena Development and Operations."

     The National Hockey League Governance. The NHL is generally responsible for regulating the conduct of its members. The NHL establishes the regular season and playoff schedules of the teams. It also negotiates, on behalf of its members, the league's national over-the-air and cable television contracts and the collective bargaining agreement with the NHL Players' Association. Because the NHL is a joint venture, each of its members is, in general, jointly and severally liable for the league's liabilities and obligations and shares in its profits. Under the terms of the Constitution and Bylaws of the NHL, league approval is required under certain circumstances, including in connection with the sale or relocation of a member.

     The NHL and the NHL Players' Association entered into a seven-year NHL Collective Bargaining Agreement on August 11, 1995 that took retroactive effect as of September 16, 1993. The NHL Collective Bargaining Agreement, as amended, expires in September 2004.

     Restrictions on Ownership. The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock, thereby affecting its value. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in Panthers Holdings, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in Panthers Holdings, without the prior approval of the NHL. Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in Panthers Holdings, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. See "Risk Factors -- NHL Membership -- Potential Liabilities and Ownership Restrictions."

     Control Requirement. Unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of Panthers Holdings at all times. Panthers Holdings issued to Mr. Huizenga shares of Class B Common Stock to satisfy the control requirements of the NHL. See "Risk Factors -- Control by H. Wayne Huizenga; Voting Rights."

  Arena Development and Operations

     Development of the Broward County Arena. In June 1996, Panthers Holdings entered into an agreement with Broward County to develop the Broward County Arena, which will be owned by Broward County. The costs incurred in connection with the construction of the Broward County Area are paid primarily through tourist "bed tax" collections. Panthers Holdings will bear all costs relating to the development of the Broward County Arena in excess of $184.7 million; however, it may require Broward County to advance an additional $18.5 million, which Panthers Holdings will repay as supplemental rent. There can be no assurance that costs associated with the Broward County Arena will not exceed the $184.7 million budget.

     Operation of the Broward County Arena. In June 1996, Panthers Holdings entered into a 30-year license agreement (the "License Agreement") and co-terminus operating agreement (the "Operating Agreement") pursuant to which Panthers Holdings will utilize and operate the Broward County Arena. Under the License Agreement, Panthers Holdings is entitled to retain (i) 95% of all revenue derived from the sale of general seating tickets to the Panthers' home games and all of certain other hockey-related advertising and merchandising revenue and (ii) the first $14.0 million of "net operating income" generated by the Broward County Arena and 80% of all net operating income in excess of $14.0 million generated by the Broward County Arena, with Broward County receiving the remaining 20%. Net operating income is defined to include revenue from building naming rights, food and beverage concessions, parking, non-hockey related advertising and all other revenue generated from non-hockey events, offset by certain arena operating and financing costs. The License Agreement requires that Panthers Holdings loan to Broward County all amounts that are necessary to allow Broward County to meet certain financial obligations relating to the Broward County Arena at an interest rate of prime plus two percent. Broward County is required to repay any loan made by Panthers Holdings on a priority basis from revenue generated primarily from the collection of tourist "bed taxes."

     The License Agreement commencement date will occur upon 30 days notice of the completion of construction of the Broward County Arena, which is currently scheduled for October 1, 1998; however, commencement of the License Agreement may be deferred by Panthers Holdings until the following NHL hockey season in the event the Broward County Arena is completed between March 1 and July 1 of 1999. Once commenced, the License Agreement is for a term of 30 years, which term may be extended for five year periods, subject to certain conditions, pursuant to options granted to Panthers Holdings by Broward County.

  Ice Rinks

     As part of its strategy to capitalize on the popularity of hockey in general, and the Panthers, in particular, Panthers Holdings' currently operates Incredible Ice and Gold Coast. Incredible Ice and Gold Coast are open to the general public and derive their revenues from, among other things, fees charged to the public for use of the facilities for various hockey and skating programs, open skating sessions, food and beverage sales and retail merchandise sales.

  Decoma

     Panthers Holdings owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. Income is derived from seat use charges imposed on tickets sold at the Miami Arena, net of fixed and variable operating payments.

COMPETITION

     Competition in Leisure and Recreation Business. The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition, and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. An increase in the number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting Panthers Holdings' resort and hotel operations.

     Competition in Entertainment and Sports Business. The Panthers compete for entertainment and sports dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During portions of its season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga currently controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida. Additionally, the Panthers compete with other NHL and non-NHL teams, professional and otherwise, for available players.

EMPLOYEES

     Panthers Holdings currently employs approximately 2,250 full-time and approximately 600 part-time employees in connection with its Leisure and Recreation Business. Not included in these figures are approximately 480 persons working at Pier 66 and 240 persons working at Bahia Mar who are employees of Pier 66 Management and Bahia Mar Management, respectively. Panthers Holdings employs approximately 130 full-time employees and 80 part-time employees in connection with its Entertainment and Sports Business. None of these employees, other than the Panthers hockey players, are subject to any collective bargaining agreement and each of Panthers Holdings, Pier 66 Management and Bahia Mar Management believes that its relationship with its employees is good.

INSURANCE

     Panthers Holdings maintains comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Panthers Holdings maintains various insurance coverages on behalf of the Panthers through the NHL, primarily including players disability and roster catastrophe insurance coverage. Panthers Holdings also maintains the types and amounts of insurance coverage that it considers appropriate for its other businesses, including, but not limited to, workers' compensation insurance, casualty insurance against loss or damage to the Broward County Arena and occupancy insurance in an amount not less than estimated annual revenue to be derived from the Broward County Arena. While Panthers Holdings believes that its insurance coverage is adequate, if Panthers Holdings were held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its insurance coverage, such liability could have a material adverse effect on Panthers Holdings' financial condition or results of operations.

CUSTOMERS AND MARKETING

     Leisure and Recreation Business. The core customer base for Panthers Holdings' Leisure and Recreation Business consists of corporate and other group customers, individual business travelers and upscale leisure travelers. Panthers Holdings believes that such a customer base will allow it to experience more stable growth and mitigate the adverse effects of economic downturns better than the hotel and lodging market in general. Panthers Holdings' marketing efforts focus on increasing business with existing customers as well as increasing its upscale clientele. Panthers Holdings' marketing efforts involve (i) Panthers Holdings' use of its sales force to develop national corporate and other group business for its Resort Facilities by focusing on identifying, obtaining and maintaining corporate and other group accounts whose employees conduct business nationwide and (ii) Panthers Holdings' use of advertisements that target individual business travelers and upscale leisure travelers in magazines such as Conde Nast Traveler, Travel and Leisure, Travel Weekly, Meetings and Conventions, along with The New York Times newspaper.

     Entertainment and Sports Business. Panthers Holdings intends to capitalize on the increasing popularity of hockey by continuing to advertise and market the Panthers, as well as continuing to enhance the service and entertainment provided at games.

REGULATIONS

     The resort industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverages (such as health and liquor laws) and building and zoning requirements. Panthers Holdings is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime working conditions and work permit requirements. Panthers Holdings believes that it has the necessary permits and approvals to operate the Resort Facilities and their respective businesses and the facilities associated with its Entertainment and Sports Business.

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While Panthers Holdings believes that the Resort Facilities and its other facilities are in compliance with these requirements, a determination that Panthers Holdings is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants.

SEASONALITY

     The business of the Resort Facilities is generally seasonal. The Resort Facilities, each of which is located in the state of Florida, have historically experienced higher revenues and operating income in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters. In addition, the state of Florida is subject to tropical weather and storms (typically in summer months) which, if severe, can interrupt the normal operations of the Resort Facilities and adversely affect tourism.

     The NHL regular season begins during the fall and ends in late spring. As a result, Panthers Holdings realizes the vast majority of its hockey revenue and incurs the vast majority of its hockey expenses during that period.

TRADEMARKS

     Panthers Holdings utilizes a brand name strategy depending on the Resort Facilities' market environment and the Resort Facilities' unique characteristics. Panthers Holdings presently uses two national trade names for two of the Resort Facilities pursuant to licensing arrangements with national franchisors. Panthers Holdings owns and utilizes certain trademarks in connection with its Entertainment and Sports Business. These trademarks relate primarily to the Panthers and the hockey operations.

LITIGATION


     On October 9, 1997, Bernard Kalishman filed a purported shareholder derivative and class action lawsuit on behalf of the Company, as nominal defendant, against Messrs. Huizenga, Berrard, Johnson, Rochon, Hudson, Egan and Evans and William Torrey, a former director of the Company, in the Seventeenth Judicial Circuit in and for Broward County, Florida. The suit alleges, among other things, that each of the defendants (other than Mr. Egan) breached contractual and fiduciary obligations owed to the Company and its stockholders by engaging in self-dealing transactions in connection with the Company's purchase of Pier 66 and Bahia Mar. The suit seeks to impose a constructive trust on alleged excessive compensation paid to the prior owners of Pier 66 and Bahia Mar or to have damages assessed against the defendants. The Company believes that this suit is without merit and intends to defend vigorously against this suit.



     On April 9, 1997, Allied Minority Contractors Association, Inc., South Florida Chapter of NAMC, Overnight Success Construction, Inc., Reed Jr. Plumbing, Inc. and Christopher Mallard (collectively, the "Broward County Plaintiffs") filed a suit against Broward County and Arena Development in the Seventeenth Judicial Circuit in and for Broward County, Florida. This suit alleges that Broward County entered into the agreement with Panthers Holdings to develop the Broward County Arena in violation of Florida law and Broward County ordinances. The Broward County Plaintiffs seek, among other things, to nullify the agreement between Broward County and Panthers Holdings to develop the Broward County Arena. Panthers Holdings believes that this suit is without merit and intends to defend vigorously against this suit. An unfavorable outcome of the suit may have a material adverse effect on Panthers Holdings' financial condition or results of operations. On July 10, 1997, the trial court denied the Broward County Plaintiffs' motion for a temporary restraining order. This case is set for trial on February 2, 1998.



     On January 28, 1997, February 4, 1997 and March 18, 1997, purported class action lawsuits were filed against Panthers Holdings and Messrs. Huizenga, Johnson, Rochon, Berrard, Hudson, Dauria and Evans in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 thereunder, by making untrue statements or omitting to state material facts, in connection with sales of the Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. Panthers Holdings believes that this suit is without merit and intends to defend vigorously against this suit. An unfavorable outcome of the suit may have a material adverse effect on Panthers Holdings' financial condition or results of operations.


     A lawsuit was filed on January 9, 1997 by Arena Development seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Facility for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and (ii) the Development Agreement contains all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgment finding that the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against Panthers Holdings' complaint, finding that the Prevailing Wage Ordinance was applicable. Panthers Holdings has appealed the decision rendered by the court and the trial court's order has been stayed pending appeal. An unfavorable outcome of this suit may require Panthers Holdings to incur additional costs of up to $4.5 million.

     On September 4, 1996, Timothy Johanson, Walter Johanson and Veronica Juliano (the "ADA Plaintiffs") filed a lawsuit against Panthers Holdings, among others, in the United States District Court for the Southern District of Florida. The suit alleged that Panthers Holdings violated the ADA in connection with the development of the Broward County Arena by (i) failing to make reasonable modifications in policies, practices or procedures, (ii) failing to take such steps as may be necessary to ensure that no individual with a disability is excluded, denied services, segregated or otherwise treated differently and (iii) failing to remove architectural barriers and communications barriers. The ADA Plaintiffs sought, among other things, to (A) obtain a judgment mandating Panthers Holdings to revise, modify and remove certain barriers at the Broward County Arena that may prevent persons with disabilities from having access to the facility and take steps necessary to ensure that no person with a disability is excluded, denied services, segregated or otherwise treated differently, to the extent required by law, and (B) be awarded reasonable attorneys' fees, costs and expenses incurred in connection with the suit. On October 9, 1997, the ADA Plaintiffs agreed to voluntarily dismiss their case without prejudice.

     Panthers Holdings is not presently involved in any other material legal proceedings. However, Panthers Holdings may from time to time become a party to legal proceedings arising in the ordinary course of business, which are incidental to the business.

RECENT DEVELOPMENTS

     On September 8, 1997, Panthers Holdings announced that it had entered into a definitive agreement to acquire the Rolling Hills Golf Course, which is located in Davie, Florida, for approximately $8.0 million in cash. The consummation of the transaction is subject to customary conditions and approvals.

                        MANAGEMENT OF PANTHERS HOLDINGS

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and the executive officers of Panthers Holdings are as follows:

                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
H. Wayne Huizenga.........................  59    Chairman of the Board
Richard C. Rochon.........................  40    Vice Chairman of the Board
Richard H. Evans..........................  52    President and Director
William M. Pierce.........................  46    Senior Vice President and Chief Financial Officer
Richard L. Handley........................  50    Senior Vice President and General Counsel
J. Ronald Castell.........................  59    Senior Vice President -- Investor Relations and
                                                  Communications
Steven M. Dauria..........................  36    Vice President and Corporate Controller
Steven R. Berrard.........................  43    Director
Dennis J. Callaghan.......................  48    Director
Michael S. Egan...........................  57    Director
Chris Evert...............................  42    Director
Harris W. Hudson..........................  54    Director
George D. Johnson, Jr.....................  54    Director
Henry Latimer.............................  59    Director

     All directors are elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board of Directors.

     H. Wayne Huizenga has been Panthers Holdings' Chairman of the Board since September 1996. Mr. Huizenga also has been Chairman of the Board of Republic Industries, Inc., a diversified company with operations in the automotive and solid waste industries ("Republic"), since August 1995. Mr. Huizenga served as Chief Executive Officer of Republic from August 1995 until October 1996, and has served as Co-Chief Executive Officer of Republic since October 1996. Mr. Huizenga has been Chairman of the Board of Extended Stay America, Inc., an extended stay lodging facilities company ("Extended Stay"), since January 1995. Mr. Huizenga served as the Vice Chairman of Viacom, Inc., a diversified media and entertainment company ("Viacom"), from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom ("Blockbuster Entertainment Group"), from September 1994 until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"), during which time he helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc. ("Waste Management"), which he helped build into the world's largest integrated environmental services company, and he served in various capacities, including the President, the Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also currently owns or controls the Miami Dolphins and the Florida Marlins, both professional sports franchises, as well as Pro Player Stadium, in South Florida. Mr. Huizenga is the brother-in-law of Mr. Hudson.


     Richard C. Rochon has been a director of Panthers Holdings since September 1996 and has served as Panthers Holdings' Vice Chairman since April 1997. Mr. Rochon has also been the President of Huizenga Holdings, Inc. ("Huizenga Holdings"), a privately-held diversified holding company controlled by Mr. Huizenga, since 1988. Prior to joining Huizenga Holdings, he was a certified public accountant at Coopers & Lybrand, an international public accounting firm. Mr. Rochon is also a director of International Alliance Services, Inc., a diversified services company.


     Richard H. Evans has been Panthers Holdings' President and a director since September 1996. From April 1993 to September 1996, Mr. Evans served as the Chief Operating Officer of Gaylord Entertainment Company, a diversified entertainment, hospitality (Opryland Hotel) and communications company ("Gaylord Entertainment"). Prior to joining Gaylord Entertainment, Mr. Evans served as President and Chief Executive

Officer of Dorna USA, a sports marketing company, from January 1992 to February 1993. Mr. Evans also served as the President and Chief Executive Officer of Madison Square Garden Corporation from 1987 to 1991 and as Chairman and Chief Executive Officer of Radio City Music Hall Productions from 1980 to 1986. Mr. Evans began his professional career with the Walt Disney Company, where he was involved in the development and construction of Walt Disney World. Subsequent to the opening of Walt Disney World, Mr. Evans was responsible for the operations of Walt Disney World's resort hotels and recreational facilities. Prior to joining Panthers Holdings, Mr. Evans served as a director of Genesco, Inc. and Bass Pro Shops.

     William M. Pierce has been Panthers Holdings' Senior Vice President and Chief Financial Officer and a director of Florida Panthers Hockey Club, Inc. ("Panthers, Inc."), the general partner of the Panthers, since November 1996. From January 1990 to March 1997, Mr. Pierce served as an officer of Huizenga Holdings and as the chief financial officer and a director of numerous private companies owned by Mr. Huizenga.

     Richard L. Handley joined Panthers Holdings as a Senior Vice President and General Counsel in May 1997. Mr. Handley has also held the positions of Senior Vice President and General Counsel with Huizenga Holdings since May 1997. Prior to joining Panthers Holdings, Mr. Handley served as a Senior Vice President and the General Counsel of Republic from October 1995 to May 1997. From June 1993 until joining Republic, he was a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry. Prior to that, Mr. Handley was Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, from July 1990 until May 1993. From September 1985 to July 1990, Mr. Handley held various legal positions with affiliates of Waste Management. Prior to September 1985, Mr. Handley was a lawyer in private practice in Chicago, Illinois.

     J. Ronald Castell joined Panthers Holdings as Senior Vice President Investor Relations and Communications in June 1997. From August 1995 to June 1997, Mr. Castell served as Senior Vice President Communications Strategy and Service of Republic. Prior to joining Republic, Mr. Castell had been Executive Vice President and a member of the Office of the President at Spelling Entertainment Group, Inc., a Los Angeles-based subsidiary of Blockbuster Entertainment Group ("Spelling Entertainment"). In August 1991, he became Senior Vice President of Programming and Communications for Blockbuster, and served in that capacity until Blockbuster's merger with Viacom in September 1994. Mr. Castell joined Blockbuster in February 1989 as Senior Vice President of Programming and Merchandising. From October 1985 to February 1989 he was Vice President of Marketing and Merchandising at Erol's, a chain of video and electronics stores headquartered in Washington, D.C. Mr. Castell has also held senior executive marketing positions with the Communications Satellite Corporation, Warner Communications, Group W Satellite Communications, Banc One and Federated Department Stores.

     Steven M. Dauria has served as Panthers Holdings' Vice President and Corporate Controller since March 1997. Mr. Dauria served as Panthers Holdings' Vice President and Chief Financial Officer from September 1996 to March 1997. Mr. Dauria also has served as the Vice President and Chief Financial Officer of Panthers, Inc. since July 1996. From July 1994 to July 1996, Mr. Dauria served as Director of Finance and Administration and Chief Financial Officer of Panthers, Inc. and, from December 1993 to July 1994, Mr. Dauria served as the Controller of both the Panthers and the Florida Marlins, a major league baseball franchise ("MLB Franchise"). Prior to joining the Panthers, Mr. Dauria served as the Controller of the New York Yankees, a MLB Franchise, from November 1991 to December 1993, and was previously associated with Time Warner, Inc. and Coopers & Lybrand, an international public accounting firm.

     Steven R. Berrard has been a director of Panthers Holdings since September 1996. Mr. Berrard has been Co-Chief Executive Officer, President and a director of Republic since October 1996. Since March 1996, Mr. Berrard has served as Chief Executive Officer of AutoNation Incorporated ("AutoNation"), which owns and operates a developing national chain of used vehicle retailing megastores, and which was acquired by Republic in January 1997. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. Mr. Berrard joined Blockbuster in June 1987 as

Senior Vice President, Treasurer and Chief Financial Officer and became a director of Blockbuster in May 1989. He became Vice Chairman of the Board of Blockbuster in November 1989 and served as Blockbuster's President and Chief Operating Officer from January 1993 until September 1994. Mr. Berrard helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. In September 1994, Blockbuster merged into Viacom. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996.

     Dennis J. Callaghan is a Managing Director of Panthers Holdings' Resort Division and has been a director of Panthers Holdings since July 1997. From 1990 to 1997, Mr. Callaghan was President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad. Mr. Callaghan was an affiliate of the Boca Raton Hotel and Club ("Boca Resort") and was appointed to Panthers Holdings' Board of Directors in connection with the acquisition of Boca Resort.

     Michael S. Egan has been a director of Panthers Holdings since April 1997. Mr. Egan has served as Chairman of Alamo Rent-A-Car, Inc. since 1973. Mr. Egan is also Chairman of Certified Vacations, a tour company, and The Globe, an internet-based new media company.

     Chris Evert has been a director of Panthers Holdings since July 1997. Since retiring from professional tennis in 1989, Ms. Evert has served as a sports commentator and continued to serve as a corporate spokesperson. In March 1989, Ms. Evert founded Chris Evert Charities, Inc. and continues to be involved in its charitable activities. Ms. Evert is the owner and head coach of the Evert Tennis Academy in Boca Raton, Florida.

     Harris W. Hudson has been a director of Panthers Holdings since September 1996. Mr. Hudson has been a director of Republic since August 1995 and Vice-Chairman of Republic since October 1996. From August 1995 to October 1996, Mr. Hudson served as the President of Republic. Prior thereto, Mr. Hudson served as the Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation. Mr. Hudson is the brother-in-law of Mr. Huizenga.

     George D. Johnson, Jr. has been a director of Panthers Holdings since September 1996. Since January 1995, Mr. Johnson has served as President, Chief Executive Officer and a director of Extended Stay. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Divisions, and also as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee with over 200 video stores prior to its merger with Blockbuster in August 1993. Mr. Johnson also serves as a director of Republic and as a director of Duke Power Company.

     Henry Latimer has been a director of Panthers Holdings since August 1997. Since 1994, Mr. Latimer has been the Partner-in-Charge in the Fort Lauderdale office of the law firm of Eckert Seamans Cherin & Mellot. From 1983 to 1994, Mr. Latimer was a partner in the Miami office of the law firm of Fine Jacobson Schwartz Nash & Block, where he served as Managing Partner from 1993 to 1995. Prior to joining that firm, Mr. Latimer served as a circuit judge for the 17th Judicial Circuit in and for Broward County, Florida.

DIRECTORS' COMPENSATION

     Directors who are also employees of Panthers Holdings or one of its subsidiaries do not receive additional compensation for serving on the Board of Directors. Panthers Holdings' current policy provides that each non-employee director receive, upon such person's initial election as a director, an option under the Stock Option Plan to acquire, at the then fair market value, 25,000 shares of Class A Common Stock and, subject to certain limitations, an annual option under the Stock Option Plan to acquire, at the then fair market value, 20,000 shares of Class A Common Stock at each annual meeting of Panthers Holdings' stockholders at which such director is re-elected or remains a director. The Stock Option Plan provides that options granted thereunder will vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by Panthers Holdings' Board of Directors or the Compensation Committee. Panthers Holdings also reimburses the directors for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, in their capacity as directors. The Board of Directors will periodically review and may revise the compensation policies for non-employee directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following tables show remuneration paid or accrued by Panthers Holdings and its subsidiaries during the fiscal years ended June 30, 1996 and June 30, 1997 to the Chief Executive Officer and to each of the most highly compensated executive officers of Panthers Holdings and its subsidiaries, other than the Chief Executive Officer, who received salary and bonus which combined equaled greater than $100,000 (together, the "Named Executive Officers"), for services in all capacities while they were employees of Panthers Holdings or its subsidiaries, and the capacities in which the services were rendered.

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                                              ---------------------
                                                                                                   SECURITIES
                                                                 ANNUAL COMPENSATION               UNDERLYING
                                                          ---------------------------------    OPTIONS TO PURCHASE
                                                                               OTHER ANNUAL      CLASS A COMMON
       NAME AND PRINCIPAL POSITION          FISCAL YEAR    SALARY     BONUS    COMPENSATION           STOCK
------------------------------------------  -----------   --------   -------   ------------   ---------------------
H. Wayne Huizenga.........................     1997             --        --          --         100,000 shares
  Chairman of the Board                        1996             --        --          --                     --
Richard H. Evans..........................     1997       $100,000        --     $ 5,000(2)       90,000 shares
  President(1)                                 1996             --        --          --                     --
Steven M. Dauria..........................     1997       $110,000        --     $15,000(2)       23,000 shares
  Vice President and Corporate Controller      1996       $ 90,000   $10,000(3)  $14,000(2)                  --

---------------

(1) Mr. Evans joined Panthers Holdings as its President in September 1996. As such, Mr. Evans did not receive any compensation from Panthers Holdings during the fiscal year ended June 30, 1996.
(2) Comprised of insurance premiums paid by Panthers Holdings on behalf of these employees.
(3) Represents bonus amounts earned in the fiscal year ended June 30, 1996 and paid in the fiscal year ended June 30, 1997.

OPTION GRANT TABLE

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended June 30, 1997.

                                                                                              POTENTIAL REALIZABLE
                                                        % OF TOTAL                              VALUE AT ASSUMED
                                         NUMBER OF        OPTIONS                             ANNUAL RATES OF STOCK
                                        SECURITIES      GRANTED TO                             PRICE APPRECIATION
                                        UNDERLYING       EMPLOYEES                               FOR OPTION TERM
                                          OPTIONS           IN        EXERCISE   EXPIRATION   ---------------------
NAME                                      GRANTED       FISCAL YEAR    PRICE        DATE         5%         10%
----                                  ---------------   -----------   --------   ----------   --------   ----------
H. Wayne Huizenga...................   100,000 shares       4.8%       $10.00     11/08/06    $628,895   $1,593,742
  Chairman of the Board
Richard H. Evans....................    75,000 shares       3.6%       $10.00     11/08/06    $471,671   $1,195,307
  President                             15,000 shares         *        $16.63     01/02/07    $156,831   $  397,440
Steven M. Dauria....................    23,000 shares       1.1%       $10.00     11/08/06    $144,646   $  366,561
  Vice President and Corporate
    Controller

---------------

* Less than 1%

FISCAL YEAR-END OPTION VALUE TABLE

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT JUNE 30, 1997            JUNE 30, 1997
                                                ----------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                            -----------   --------------   -----------   -------------
H. Wayne Huizenga.............................       --       100,000 shares        --        $1,425,000
  Chairman of the Board
Richard H. Evans..............................       --        90,000 shares        --        $1,183,125
  President
Steven M. Dauria..............................       --        23,000 shares        --        $  327,750
  Vice President and Corporate Controller

STOCK OPTION PLAN

     Assuming stockholder approval of the proposed amendment to the Stock Option Plan, Panthers Holdings will have 5,000,000 shares of Class A Common Stock reserved for issuance upon the exercise of stock options. The Stock Option Plan is designed as a means to attract, retain and motivate key employees and directors. During the fiscal year ended June 30, 1997, the Stock Option Plan was administered by Panthers Holdings' Board of Directors. However, the Compensation Committee, which was not formed until after the end of the fiscal year ended June 30, 1997, is currently responsible for administering and interpreting the Stock Option Plan.

     Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years or more than ten years, as determined by the Compensation Committee. The Stock Option Plan provides that options granted thereunder will vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by Panthers Holdings' Board of Directors or the Compensation Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.


     As of October 2, 1997, Panthers Holdings has granted, net of cancellations, options to purchase an aggregate of 2,108,773 shares of the Class A Common Stock with exercise prices ranging from $10 per share to $27.30 per share, leaving 491,227 options available for future grants. The exercise price of each of these outstanding options is the fair market value of the Class A Common Stock on the date of grant.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain agreements and transactions between or among Panthers Holdings and certain related parties. It is Panthers Holdings' policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on Panthers Holdings' experience in the business segments in which it operates and the terms of its transactions with unaffiliated parties, it is Panthers Holdings' belief that all of the transactions described below involving Panthers Holdings met that standard at the time such transactions were effected.

     In connection with the Initial Offerings, the following events occurred:
(i) Mr. Huizenga contributed to Panthers Holdings (a) his 78% ownership interest in Decoma, (b) a note representing the outstanding amount which a subsidiary of Panthers Holdings had previously borrowed from him, plus interest, (c) his ownership interest in the Panthers, (d) his ownership interest in Arena Development Company, Ltd. and (e) his ownership interest in Arena Operating Company, Ltd., in exchange for 5,275,678 shares of Common Stock, of which 5,020,678 shares were Class A Common Stock and 255,000 shares were Class B Common Stock, and (ii) Panthers Holdings repaid $20.0 million in debt owed to Panthers Investment Venture, an affiliate of Panthers Holdings controlled by Mr. Huizenga.

     In 1994, Mr. Huizenga purchased a 50% interest in the predecessor to Leisure Management International, Inc. ("LMI"), which manages the Miami Arena pursuant to a management agreement (the "Management Agreement") with Decoma. Under the terms of the Management Agreement, LMI received from Decoma management fees of approximately $120,000, $109,000 and $122,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

     In August 1997, the Panthers entered into a contract with SportsChannel Florida, an entity affiliated with Mr. Huizenga. Under the terms of this contract, the Panthers granted local television broadcast and pay television rights, on an exclusive basis, to SportsChannel Florida for all of the Panthers' pre-season, regular season and post-season games during the six seasons commencing with the 1997-98 season. The SportsChannel Florida contract provides for payments to the Panthers of annual rights fees of $2.8 million for the 1997-98 season, $3.1 million for the 1998-99 season, $5.5 million for the 1999-00, 2000-01 and 2001-02 seasons and $6.0 million for the 2002-03 season.

     Panthers Holdings pays Huizenga Holdings a management fee equal to 1% of Panthers Holdings' gross revenue, excluding NHL generated revenues, in exchange for services including, but not limited to, assisting Panthers Holdings in executing various administrative functions, obtaining financing, developing tax planning strategies and formulating risk management strategies, as well as advising Panthers Holdings with respect to securities matters and future acquisitions. This management fee totaled approximately $498,000, $293,000 and $132,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

     Panthers Holdings incurred charges of $94,613 during the year ended June 30, 1994 for the lease of certain private corporate aircraft owned by Huizenga Holdings.

     In connection with the acquisition of Pier 66 and Bahia Mar (collectively, the "Fort Lauderdale Resort Facilities") in March 1997, Messrs. Huizenga, Berrard, Johnson and Rochon received 972,018, 592,877, 451,248 and 379,062 shares of Panthers Holdings' Class A Common Stock, respectively, in exchange for their ownership interests in the Fort Lauderdale Resort Facilities. Based, in part, on a fairness opinion received from Donaldson, Lufkin & Jenrette Securities Corporation, Panthers Holdings believes that the acquisition of the Fort Lauderdale Resort Facilities was fair to Panthers Holdings' stockholders and that the terms of the acquisition of the Fort Lauderdale Resort Facilities were as favorable to Panthers Holdings as could have been obtained from an unaffiliated party in a comparable transaction.

                  PRINCIPAL SHAREHOLDERS OF PANTHERS HOLDINGS


     The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options or the conversion of outstanding convertible securities) as of October 23, 1997, by (a) each person known to own beneficially more than 5% of the Class A Common Stock, (b) each of Panthers Holdings' directors, (c) each of Panthers Holdings' executive officers and (d) all directors and executive officers of Panthers Holdings as a group.



                                                                 BENEFICIAL OWNERSHIP
                                                              ---------------------------
                                                                SHARES       PERCENT(1)
                                                              ----------    -------------
H. Wayne Huizenga(2)........................................   6,810,696        21.3%
  450 East Las Olas Boulevard
  Fort Lauderdale, Florida 33301
Huizenga Investments Limited Partnership....................   5,158,678        16.1%
  P.O. Box 50102
  Henderson, Nevada 89106
Richard C. Rochon(3)........................................     826,312         2.6%
Richard H. Evans(4).........................................     143,750           *
William M. Pierce(5)........................................      88,795           *
Richard L. Handley..........................................      15,000           *
J. Ronald Castell...........................................      50,000           *
Steven M. Dauria(6).........................................      15,750           *
Steven R. Berrard(7)........................................     981,127         3.1%
Dennis J. Callaghan(8)......................................     208,368           *
Chris Evert.................................................          --           *
Michael S. Egan.............................................     150,200           *
Harris W. Hudson(9).........................................     397,250         1.2%
George D. Johnson, Jr.(10)..................................     819,498         2.6%
Henry Latimer...............................................          --           *
All directors and executive officers as a group (14
  persons)..................................................  10,506,746        32.8%


---------------

   * Less than one percent (1%).

 (1) Percentage of beneficial ownership is based on 32,036,781 shares of Common Stock outstanding at October 23, 1997, which consists of 31,781,781 shares of Class A Common Stock and 255,000 shares of Class B Common Stock, with regard to Mr. Huizenga and Huizenga Investments Limited Partnership, and 31,781,781 shares of Class A Common Stock outstanding at October 23, 1997 with regard to the other directors and executive officers.

 (2) The aggregate number of shares of Common Stock beneficially owned by Mr. Huizenga includes (a) 5,158,678 shares of Class A Common Stock owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 1,272,018 shares owned directly by Mr. Huizenga, (c) 100,000 shares of Class A Common Stock owned by Mr. Huizenga's wife, (d) 255,000 shares of Class B Common Stock, which are all the shares of Class B Common Stock issued and outstanding, and (e) 25,000 shares of Class A Common Stock underlying options, which vest on November 8, 1997. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.
 (3) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Rochon consists of (a) 300,000 shares owned by Weezor I Limited Partnership, a Nevada limited partnership controlled by Mr. Rochon, (b) 520,062 shares owned directly by Mr. Rochon and (c) 6,250 shares underlying options, which vest on November 8, 1997.
 (4) The aggregate number of Class A Common Stock beneficially owned by Mr. Evans consists of (a) 125,000 shares owned directly by Mr. Evans and (b) 18,750 shares underlying options, which vest on November 8, 1997.
 (5) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Pierce consists of (a) 87,500 shares owned directly by Mr. Pierce,
     (b) 45 shares owned by members of Mr. Pierce's immediate family living in the same household as Mr. Pierce and (c) 1,250 shares underlying options, which vest on November 8, 1997.
 (6) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Dauria consists of (a) 10,000 shares owned directly by Mr. Dauria and (b) 5,750 shares underlying options, which vest on November 8, 1997.
 (7) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Berrard consists of (a) 300,000 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard, (b) 674,877 shares owned directly by Mr. Berrard and (c) 6,250 shares underlying options, which vest on November 8, 1997.
 (8) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Callaghan consists of (a) 94,787 shares owned directly by Mr. Callaghan, (b) 25,456 shares underlying warrants which are currently exercisable and (c) 88,125 shares issuable upon the exercise of exchange rights which are currently exercisable.
 (9) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Hudson consists of (a) 300,000 shares owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson,
     (b) 91,000 shares owned directly by Mr. Hudson and (c) 6,250 shares underlying options which vest on November 8, 1997.
(10) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Johnson consists of (a) 792,248 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Johnson, (b) 15,000 shares owned by Mr. Johnson's wife, (c) 3,000 shares owned by the GD Johnson III ESA Trust, (d) 3,000 shares owned by the SP Johnson ESA Trust and (e) 6,250 shares underlying options which vest on November 8, 1997.

                 DESCRIPTION OF PANTHERS HOLDINGS CAPITAL STOCK

     Panthers Holdings' authorized capital consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share, and 10,000,000 shares of Class B Common Stock, par value $.01 per share. No preferred stock is authorized.

COMMON STOCK


     As of October 23, 1997, there were 31,781,781 shares of Class A Common Stock and 255,000 shares of Class B Common Stock issued and outstanding. The Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. In the event of a liquidation, dissolution or winding up of Panthers Holdings, the holders of Class A Common Stock and Class B Common Stock are entitled to share equally and ratably in the assets of Panthers Holdings, if any, remaining after paying all debts and liabilities of Panthers Holdings. The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends, on a share-for-share basis if, as and when declared by the Board out of funds legally available therefor, subject to any dividend restrictions in Panthers Holdings' credit facilities and the NHL Bylaws. Holders of Class B Common Stock are entitled to convert each share of Class B Common Stock into one share of Class A Common Stock at any time.


     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a five percent or more interest in Panthers Holdings will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner of the NHL (the "Commissioner") shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expense of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a five percent or more interest in Panthers Holdings, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a five percent or more interest in any other publicly-held NHL team, may own, directly or indirectly, a five percent or more interest in Panthers Holdings, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a five percent or more interest in Panthers Holdings from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than Panthers Holdings) are not eligible to purchase or hold Panthers Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the stockholders.

     Furthermore, the grant of a security interest in any of the assets of the Florida Panthers, or any direct or indirect ownership interest in Panthers Holdings, of five percent or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or stockholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or stockholder) under certain circumstances.

     Failure by a holder of a five percent or more interest to comply with these restrictions may result in a forced sale of such holder's interest in Panthers Holdings or the repurchase of such interests by Panthers Holdings. Panthers Holdings' Articles of Incorporation provide that Panthers Holdings may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of five percent or more of Panthers Holdings' shares without the approval of the NHL. These restrictions are contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

     The transfer agent and registrar for the Class A Common Stock is BankBoston, N.A.

CERTAIN PROVISIONS OF FLORIDA LAW

     The directors of Panthers Holdings are subject to the "general standards for directors" provisions set forth in the Florida Business Corporation Act (the "FBCA"). These provisions provide that in discharging his or her duties and determining what is in the best interests of Panthers Holdings, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of Panthers Holdings and its stockholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of Panthers Holdings, the community in which Panthers Holdings operates and the economy in general. Interests of other constituencies in addition to the Panthers Holdings' stockholders may be considered, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the stockholders than if the law did not permit consideration of such other factors.

     Panthers Holdings has elected to opt out of the Florida Control Share Act and the Florida Affiliated Transactions Act. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested stockholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33% of all voting power,
(ii) at least 33% but less than a majority of all voting power, or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested stockholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

LIMITED LIABILITY AND INDEMNIFICATION

     Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (B) a transaction from which the director derived an improper personal benefit either directly or indirectly, (C) a circumstance under which an unlawful distribution is made, (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the corporation or willful misconduct, or (E) in a proceeding by or in the right of someone other than the corporation or stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred

\by him in his capacity or acting out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.


     The Articles of Incorporation and Bylaws of Panthers Holdings provide that Panthers Holdings shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of Panthers Holdings, as well as any officers or employees of Panthers Holdings to whom Panthers Holdings has agreed to grant indemnification.

                                 LEGAL MATTERS

     The validity of the shares of the Class A Common Stock offered hereby will be passed upon for Panthers Holdings by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of Panthers Holdings' Class A Common Stock.

                                    EXPERTS


     The audited financial statements of the Florida Panthers Holdings, Inc. as of June 30, 1997, and 1996 and for each of the three years in the period ended June 30, 1997; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996 and the audited financial statements of LeHill Partners L.P. and consolidated entities as of December 31, 1996 and for the year then ended appearing elsewhere in this Prospectus and registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The audited financial statements of 2301 SE 17th St. Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995, have been included in this Prospectus and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended included in this Prospectus and registration statement have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Boca Raton Hotel and Club Limited Partnership at December 31, 1995, and for each of the two years in the period ended December 31, 1995 appearing in this Prospectus and the registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     This Prospectus constitutes part of a Registration Statement filed by Panthers Holdings with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement and related exhibits and schedules with respect to Panthers Holdings and the Class A Common Stock offered hereby. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, 14th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site (http://www.sec.gov.) that contains reports, proxy statements and other information filed by Panthers Holdings.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
THE REGISTRANT
FLORIDA PANTHERS HOLDINGS, INC.
  Report of Independent Certified Public Accountants........   F-3
  Consolidated Balance Sheets as of June 30, 1997 and
     1996...................................................   F-4
  Consolidated Statements of Operations for the years ended
     June 30, 1997, 1996 and 1995...........................   F-5
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the years ended June 30, 1997, 1996 and 1995.......   F-6
  Consolidated Statements of Cash Flows for the years ended
     June 30, 1997, 1996 and 1995...........................   F-7
  Notes to Consolidated Financial Statements................   F-8
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-22
  Unaudited Pro Forma Consolidated Balance Sheet as of June
     30, 1997...............................................  F-24
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Year Ended June 30, 1997.......................  F-25
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-26

BUSINESSES ACQUIRED
2301 SE 17TH ST., LTD. ("PIER 66")
  Reports of Independent Certified Public Accountants.......  F-28
  Balance Sheets as of December 31, 1996 and 1995...........  F-30
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-31
  Statements of Partners' Equity for the years ended
     December 31, 1996, 1995 and 1994.......................  F-32
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-33
  Notes to Financial Statements.............................  F-34

RAHN BAHIA MAR, LTD. ("BAHIA MAR")
  Report of Independent Certified Public Accountants........  F-40
  Balance Sheets as of December 31, 1996 and 1995...........  F-41
  Statements of Operations for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-42
  Statements of Partners' Equity for the years ended
     December 31, 1996 and 1995 and for the Period from
     Inception (June 28, 1994) to December 31, 1994.........  F-43
  Statements of Cash Flows for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-44
  Notes to Financial Statements.............................  F-45

CORAL SPRINGS ICE, LTD. ("INCREDIBLE ICE")
  Report of Independent Certified Public Accountants........  F-49
  Balance Sheet as of December 31, 1996.....................  F-50
  Statement of Operations for the Period from Inception
     (February 26, 1996) to December 31, 1996...............  F-51
  Statement of Partners' Equity (Deficit) for the Period
     from Inception (February 26, 1996) to
     December 31, 1996......................................  F-52
  Statement of Cash Flows for the Period from Inception
     (February 26, 1996) to
     December 31, 1996......................................  F-53
  Notes to Financial Statements.............................  F-54

BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP ("BOCA
  RESORT")
  Reports of Independent Certified Public Accountants.......  F-56
  Balance Sheets as of December 31, 1996 and 1995...........  F-58
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-59
  Statements of Changes in Partners' Deficit for the years
     ended December 31, 1996, 1995 and 1994.................  F-60
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-61
  Notes to Financial Statements.............................  F-62

LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES ("REGISTRY RESORT")
  Report of Independent Certified Public Accountants.......................................................       F-74
  Consolidated Balance Sheet as of December 31, 1996.......................................................       F-75
  Consolidated Statement of Operations for the Year Ended December 31, 1996................................       F-76
  Consolidated Statement of Changes in Partners' Capital for the Year Ended December 31, 1996..............       F-77
  Consolidated Statement of Cash Flows for the Year Ended December 31, 1996................................       F-78
  Notes to Consolidated Financial Statements...............................................................       F-79
LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES ("REGISTRY RESORT") -- UNAUDITED INTERIM FINANCIAL
  STATEMENTS
  Consolidated Balance Sheet as of June 30, 1997...........................................................       F-82
  Consolidated Statements of Operations for the Six Months Ended June 30, 1997 and 1996....................       F-83
  Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1997 and 1996....................       F-84
  Notes to Consolidated Financial Statements...............................................................       F-85

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Florida Panthers Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Florida Panthers Holdings, Inc. (a Florida corporation) and subsidiaries as of June 30, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Panthers Holdings, Inc. and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  August 15, 1997.

                        FLORIDA PANTHERS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 AS OF JUNE 30,
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1997       1996
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 13,709   $    465
  Restricted cash...........................................    30,110         --
  Accounts receivable.......................................    13,087      3,119
  Inventory.................................................     5,763         --
  Current portion of Premier Club notes receivable..........     3,778         --
  Other current assets......................................     4,143        172
                                                              --------   --------
          Total current assets..............................    70,590      3,756
PROPERTY AND EQUIPMENT, NET.................................   475,391        972
INTANGIBLE ASSETS, NET......................................    40,987     37,882
PREMIER CLUB NOTES RECEIVABLE, NET OF CURRENT PORTION.......     8,240         --
OTHER ASSETS................................................     5,184      5,150
                                                              --------   --------
          Total assets......................................  $600,392   $ 47,760
                                                              ========   ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 34,590   $  2,313
  Deferred revenue..........................................    10,015        988
  Note payable to related party.............................        --     40,172
  Related party debt........................................        --     20,000
  Other current liabilities.................................     3,631      4,313
                                                              --------   --------
          Total current liabilities.........................    48,236     67,786
LONG-TERM DEBT..............................................   186,056     25,000
PREMIER CLUB MEMBERSHIP FEES................................    63,499         --
OTHER NON-CURRENT LIABILITIES...............................     1,448      3,277
COMMITMENTS AND CONTINGENCIES (NOTE 8)
SHAREHOLDERS' EQUITY (DEFICIT):
  Class A Common Stock, $.01 par value, 100,000,000 shares
     authorized and 27,929,570 and 871,000 shares issued and
     outstanding at June 30, 1997 and 1996, respectively....       279          9
  Class B Common Stock, $.01 par value, 10,000,000 shares
     authorized and 255,000 shares issued and outstanding at
     June 30, 1997..........................................         3         --
  Contributed capital (deficiency)..........................   304,095    (48,312)
  Accumulated deficit.......................................    (3,224)        --
                                                              --------   --------
          Total shareholders' equity (deficit)..............   301,153    (48,303)
                                                              --------   --------
          Total liabilities and shareholders' equity
           (deficit)........................................  $600,392   $ 47,760
                                                              ========   ========

        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          FOR THE YEARS ENDED JUNE 30,
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           1997          1996          1995
                                                         --------      --------      --------
REVENUE:
  Leisure and recreation...............................  $ 17,567      $     --      $     --
  Entertainment and sports.............................    36,695        34,087        17,746
                                                         --------      --------      --------
          Total revenue................................    54,262        34,087        17,746

OPERATING EXPENSES:
  Cost of leisure and recreation services..............     6,658            --            --
  Cost of entertainment and sports services............    35,135        35,958        17,210
  Selling, general and administrative..................    15,150         8,371         5,569
  Amortization and depreciation........................     5,698         9,815         6,266
                                                         --------      --------      --------
          Total operating expenses.....................    62,641        54,144        29,045
                                                         --------      --------      --------
OPERATING LOSS.........................................    (8,379)      (20,057)      (11,299)
INTEREST AND OTHER INCOME..............................     1,923           122            38
INTEREST EXPENSE AND MINORITY INTEREST.................    (3,804)       (5,204)       (4,125)
                                                         --------      --------      --------
NET LOSS...............................................  $(10,260)     $(25,139)     $(15,386)
                                                         ========      ========      ========
PRIMARY AND FULLY DILUTED LOSS PER COMMON AND COMMON
  EQUIVALENT SHARE.....................................  $   (.74)     $  (4.76)     $  (2.96)
                                                         ========      ========      ========
WEIGHTED AVERAGE SHARES OUTSTANDING....................    13,829         5,276         5,203
                                                         ========      ========      ========

        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                   CLASS A           CLASS B
                                COMMON STOCK      COMMON STOCK
                               ---------------   ---------------                                   TOTAL
                               NUMBER            NUMBER            CONTRIBUTED                 SHAREHOLDERS'
                                 OF                OF                CAPITAL     ACCUMULATED      EQUITY
                               SHARES   AMOUNT   SHARES   AMOUNT    (DEFICIT)      DEFICIT       (DEFICIT)
                               ------   ------   ------   ------   -----------   -----------   -------------
BALANCE, JUNE 30, 1994.......     --     $ --      --      $ --     $ (13,862)    $      --      $ (13,862)
  Acquisition of Decoma
     Entities................    871        9      --        --         8,193            --          8,202
  Net loss...................     --       --      --        --       (15,386)           --        (15,386)
  Dividends -- Decoma
     Entities................     --       --      --        --        (1,302)           --         (1,302)
                               -----     ----     ---      ----     ---------     ---------      ---------
BALANCE, JUNE 30, 1995.......    871        9      --        --       (22,357)           --        (22,348)
  Net loss...................     --       --      --        --       (25,139)           --        (25,139)
  Dividends -- Decoma
     Entities................     --       --      --        --          (816)           --           (816)
                               -----     ----     ---      ----     ---------     ---------      ---------
BALANCE, JUNE 30, 1996.......    871        9      --        --       (48,312)           --        (48,303)
  Recapitalization...........  4,150       41     255         3        40,919            --         40,963
  Sales of common stock......  9,760       98      --        --       131,780            --        131,878
  Stock issued in
     acquisitions............ 13,149      131      --        --       186,884            --        187,015
  Net loss...................     --       --      --        --        (7,036)       (3,224)       (10,260)
  Dividends -- Decoma
     Entities................     --       --      --        --          (140)           --           (140)
                               -----     ----     ---      ----     ---------     ---------      ---------
BALANCE, JUNE 30, 1997....... 27,930     $279     255      $  3     $ 304,095     $  (3,224)     $ 301,153
                               =====     ====     ===      ====     =========     =========      =========

        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,
                                 (IN THOUSANDS)

                                                                1997        1996       1995
                                                              ---------   --------   --------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (10,260)  $(25,139)  $(15,386)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Amortization and depreciation..........................      5,698      9,815      6,266
     Deferred compensation..................................        100      1,334        363
     Minority interest......................................        440        174        384
  Changes in operating assets and liabilities (excluding the effects of business acquisitions):
     Accounts receivable....................................      1,876     (1,195)       440
     Other current assets...................................       (512)    (3,425)      (604)
     Accounts payable and accrued expenses..................      2,205        938        448
     Deferred revenue and other liabilities.................      3,323        138       (705)
                                                              ---------   --------   --------
          Net cash provided by (used in) operating
            activities......................................      2,870    (17,360)    (8,794)
                                                              ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired in business acquisitions....................      2,055         --         --
  Cash used in business acquisitions........................     (1,076)        --         --
  Capital expenditures......................................     (1,494)      (140)      (161)
                                                              ---------   --------   --------
          Net cash used in investing activities.............       (515)      (140)      (161)
                                                              ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................    131,878         --         --
  Payments of related party debt............................    (20,000)        --         --
  Payments of note payable to related party.................       (340)    (3,500)    (7,200)
  Increase to note payable to related party.................         --     19,040     16,786
  Increase to interest payable to related party.............      1,131      2,406        947
  Proceeds from revolving credit line.......................     35,000         --         --
  Payment of long-term debt.................................   (135,915)        --         --
  Payment of dividends -- Decoma Entities...................       (140)      (816)    (1,302)
  Distribution to minority interests -- Decoma Entities.....       (725)      (402)      (486)
                                                              ---------   --------   --------
          Net cash provided by financing activities.........     10,889     16,728      8,745
                                                              ---------   --------   --------
          Increase (decrease) in cash and cash
            equivalents.....................................     13,244       (772)      (210)
CASH AND CASH EQUIVALENTS, at beginning of period...........        465      1,237      1,447
                                                              ---------   --------   --------
CASH AND CASH EQUIVALENTS, at end of period.................  $  13,709   $    465   $  1,237
                                                              =========   ========   ========

        The accompanying notes are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

(1)  ORGANIZATIONAL STRUCTURE

GENERAL

     Florida Panthers Holdings, Inc. (the "Company") currently conducts substantially all of its business through its subsidiaries, which include Panthers BRHC Limited ("Boca Resort"), 2301 SE 17th St. Ltd. ("Pier 66") and Rahn Bahia, Ltd. ("Bahia Mar"), each a limited partnership formed for the purpose of owning and operating the Boca Raton Resort and Club, the Hyatt Regency Pier 66 Hotel and the Radisson Bahia Mar Resort and Yachting Center, respectively, as well as the Florida Panthers Hockey Club, Ltd. ("Panthers", or the "Club"), a professional hockey team of the National Hockey League (the "NHL"), Arena Development Company, Ltd., ("Arena Development"), a limited partnership formed for the purpose of developing a new multi-purpose sports and entertainment center in Broward County, Florida (the "Broward County Arena" or the "Facility"), Arena Operating Company ("Arena Operator"), a limited partnership formed for the purpose of managing and operating the Broward County Arena, and Florida Panthers Ice Ventures, Inc. ("FPIVI"), a corporation formed for the purpose of developing ice rink facilities. In addition, the Company owns approximately 78% of the partnership interests in Decoma Miami Associates, Ltd. ("Decoma"), a Florida limited partnership, which operates the Miami Arena in which the Panthers currently play. Unless the context otherwise requires, all references herein to the Company shall mean Florida Panthers Holdings, Inc. and its subsidiaries collectively.

INITIAL OFFERINGS AND REORGANIZATION

     In November 1996, the Company sold a total of 7.3 million shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of which
2.7 million were sold to the public in an initial public offering (the "IPO") and 4.6 million shares were sold in a concurrent offering directly to certain investors at a price equal to the IPO price per share less underwriting discounts and commissions but including the placement agent fee (collectively, the "Initial Offerings"), resulting in net proceeds of approximately $66.3 million. The Company began trading shares of Class A Common Stock on the NASDAQ National Market in November 1996 (symbol "PUCK") and as of July 1997 has moved trading to the New York Stock Exchange (symbol "PAW").

     Prior to the completion of the Initial Offerings, and pursuant to an exchange agreement, the Company acquired from H. Wayne Huizenga, the Company's Chairman, all of the partnership interests in Florida Panthers Hockey Club, Ltd. ("Panthers Ltd.") in exchange for 4,149,710 shares of its Class A Common Stock and 255,000 shares of its Class B common stock, par value $.01 per share (the "Class B Common Stock"). This transaction is referred to as the Recapitalization. Additionally, the Company acquired all of the outstanding stock of Decoma Investment, Inc. I (formerly BIL Development, Inc.) and Decoma Investment, Inc. II (formerly Linbeck Miami Corporation), and, in turn, approximately 78% of the partnership interests in Decoma Miami Associates Ltd., a Florida limited partnership ("DMAL"), in exchange for 870,968 shares of its Class A Common Stock. Collectively, these transactions are referred to as the Reorganization.

PRIVATE PLACEMENT

     In January 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in a private equity placement transaction (the "Private Placement") at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company after fees and expenses of approximately $65.6 million.

                        FLORIDA PANTHERS HOLDINGS, INC.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying Consolidated Financial Statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts in the accompanying financial statements have been reclassified to conform with the current year presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     As of June 30, 1997 and 1996, the carrying amount of cash and cash equivalents, restricted cash, accounts receivable, Premier Club notes receivable, note payable to related party, related party debt, deferred revenue, accounts payable and accrued expenses, Premier Club membership fees and long-term debt reflected in the financial statements approximates their fair values.

CASH AND CASH EQUIVALENTS/RESTRICTED CASH

     Cash and cash equivalents consist primarily of cash in banks and highly-liquid investments with original maturities of 90 days or less. Restricted cash consists principally of escrow accounts restricted as to use and maintained in accordance with the terms of the First Mortgage Notes in place at the Boca Resort. (See Note 5.)

     Concentration of credit risk and market risk associated with cash, cash equivalents and restricted cash are considered low due to the credit quality of the issuers of the financial instruments held by the Company and due to their short duration to maturity.

ACCOUNTS RECEIVABLE

     Accounts receivable are primarily from major credit card companies and other large corporations. The Company performs ongoing credit evaluations of its significant customers and generally does not require collateral or a significant reserve for uncollectible balances.

SUPPLEMENTAL CASH FLOW INFORMATION

     Interest paid during the year ended June 30, 1997, 1996 and 1995 was $1.2 million, $3.8 million and $3.5 million, respectively. In addition, during the year ended June 30, 1997, in conjunction with the Initial Offerings and the Reorganization of the Company, note payable to related party of approximately $41.0 million was exchanged for 4,149,710 shares of Class A common stock, par value $.01 per share, and 255,000 shares of Class B common stock, par value $.01 per share of the Company. The Company also issued 13,148,892 shares of Class A common stock in connection with acquisitions.

INVENTORY

     Inventory consisting primarily of food, beverage, marina fuel, retail merchandise and operating supplies are determined using the first-in, first-out method and are stated at the lower of cost or market.

                        FLORIDA PANTHERS HOLDINGS, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation has been computed using the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Building and improvements...................................   40
Land improvements...........................................   15
Leasehold improvements......................................  5-20
Furniture, fixtures and equipment...........................   5-7

INTANGIBLE ASSETS

     The components of unamortized intangible assets as of June 30 were as follows (in 000's):

                                                               1997         1996
                                                              -------      -------
Franchise cost..............................................  $21,881      $22,489
Player contract acquisition costs...........................    3,916        6,507
Investment in Miami Arena Contract ("MAC")..................    8,516        8,886
Goodwill....................................................    6,674           --
                                                              -------      -------
                                                              $40,987      $37,882
                                                              =======      =======

     The Club paid a $50.0 million franchise fee to the NHL when joining the League, of which approximately $25.7 million was allocated to the contracts of players selected in the 1993 expansion draft. The allocation was based upon an independent appraisal of the fair value of the player contracts and is being amortized on a straight-line basis over the estimated useful lives of the contracts of approximately six years. The remaining portion of the franchise fee is being amortized on a straight-line basis over 40 years.

     The Miami Arena is owned by the Miami Sports and Exhibition Authority ("MSEA"), an agency of the City of Miami. Under the terms of the Miami Arena Contract ("MAC") between MSEA and DMAL, DMAL operates the Arena. The MAC is scheduled to expire on July 8, 2020. Amounts invested in the MAC are being amortized using the straight-line method over the remaining term of the MAC.

     Goodwill represents the amount of excess purchase price over the fair market value of net assets received in the Company's acquisitions and is being amortized on a straight-line basis over 40 years.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     The Company continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of long-lived assets may warrant revision, or that long-lived asset balances may not be recoverable. If factors indicate that long-lived assets have been impaired, the Company uses an estimate of the remaining value of the long-lived assets in measuring recoverability. Unrecoverable amounts are charged to operations in the applicable period.

NOTE PAYABLE TO RELATED PARTY

     Note payable to related party represents a short-term borrowing of cash required for working capital from the Company's Chairman. Interest on these borrowings was at prime (8.25% at June 30, 1996) and was repaid with the Company's Common Stock as part of the Recapitalization. (See Note 1.)

                        FLORIDA PANTHERS HOLDINGS, INC.

REVENUE RECOGNITION

     Revenue associated with room rentals, food and beverage sales and other recreational amenity use at the Company's Resort Facilities is recognized when services are rendered. Boca Resort's club membership revenue (derived from annual dues based on the number and type of facilities the member uses) is recognized ratably over the membership year commencing October 1. The unrecognized portion of the membership revenue is recorded as deferred revenue.

     Revenue from tickets, television and radio broadcasting, advertising and promotions associated with the Panthers are generally recorded at the time the game to which such proceeds relate is played. Advance ticket sales and receipts on television and radio broadcasting are recorded as deferred revenue.

PLAYER CONTRACT COSTS

     Player salaries are recorded on a per game basis during the regular season. Player signing bonuses are amortized over the life of the player contract. The Company accounts for trades of player contracts as like-kind exchanges, whereby the recorded basis of the contract of the acquired player(s) is equal to the net book value of the contract of the traded player(s) plus or minus any cash consideration.

     Employment contracts with certain players require future compensation under certain circumstances. Generally, these contracts are executory in nature; accordingly, related payments are charged to operations over the contract playing seasons.

     The Company has obtained disability insurance policies for several of its players under multi-year contracts. Benefits would become payable after thirty consecutive games were missed by the insured player. The policies provide for payment of a portion of the player's salary for the remaining term of the contract or until the player can resume playing.

INCOME TAXES

     The Company, as of the date of its incorporation, adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial statement and income tax bases of assets and liabilities and net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not".

STOCK-BASED COMPENSATION

     Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No.
25. The Company intends to recognize the appropriate compensation costs, where appropriate, under the provisions of APB No. 25, and has provided the expanded disclosure required for the year ending June 30, 1997. (See Note 7.)

EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of options. In computing earnings (loss) per common and common equivalent share, the Company utilizes the modified treasury stock method.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share", and specifies the

                        FLORIDA PANTHERS HOLDINGS, INC.

computation, presentation and disclosure requirements for earnings or loss per share ("EPS"). The provisions of SFAS No. 128 are effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company's management believes the adoption of SFAS No. 128 will not have a material impact on the Company's EPS calculations.

(3)  BUSINESS COMBINATIONS

COMPLETED ACQUISITIONS

     Prior to the completion of the Initial Offerings, all of the partnership interests of the Decoma Entities were acquired by the Company, from the Company's Chairman, in exchange for a total of 870,968 shares of its Class A common stock. As this transaction was among entities under common control, it has been accounted for on an historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of their acquisition by the Company's Chairman, and the Consolidated Financial Statements have been restated accordingly.

     Businesses acquired through June 30, 1997 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition and are discussed below.

     In June 1997, the Company acquired substantially all of the net assets of Boca Resort in exchange for 272,303 shares of Class A Common Stock, rights to acquire approximately 4,242,586 shares of Class A Common Stock and warrants to purchase 869,810 shares of Class A Common Stock.

     In May 1997, the Company acquired the rights to operate the Gold Coast Ice Arena ("Gold Coast") in exchange for 34,760 shares of Class A Common Stock. Gold Coast is the current practice home of the Florida Panthers Hockey Club and provides open skating, ice hockey leagues and other programs to the public.

     In March 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Bahia Mar in exchange for 3,950,000 shares of Class A Common Stock.

     In March 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Pier 66 in exchange for 4,450,000 shares of Class A Common Stock.

     In January 1997, the Company acquired certain assets relating to the business of a twin-pad ice facility ("Incredible Ice") in exchange for $1.0 million in cash, 212,766 shares of the Company's Class A Common Stock and the assumption by the Company of a maximum of approximately $8.1 million in construction-related obligations, of which approximately $6.7 million was repaid upon consummation of the acquisition.

     The Company's unaudited pro forma consolidated results of operations assuming the above acquisitions had been consummated as of June 30 are as follows for the years indicated (in 000's, except per share amounts):

                                                                1997       1996
                                                              --------   --------
Revenue.....................................................  $201,093   $186,542
Operating income (loss).....................................  $ 14,543   $   (561)
Net loss....................................................  $ (6,475)  $(24,979)
Proforma fully diluted loss per common and common equivalent
  share.....................................................  $   (.27)  $  (1.36)

                        FLORIDA PANTHERS HOLDINGS, INC.

     The preliminary purchase price allocation for business combinations accounted for under the purchase method of accounting during the year ended June 30, 1997 is as follows (in 000's):

Cash acquired in business acquisitions......................  $   2,055
Property and equipment......................................    474,577
Other assets................................................      9,152
Intangible assets...........................................      6,743
Working capital surplus, excluding cash.....................     21,034
Debt assumed................................................   (261,971)
Other non-current liabilities assumed ......................    (63,499)
Common stock issued.........................................   (187,015)
                                                              ---------
Cash used in business acquisition...........................  $   1,076
                                                              =========

SUBSEQUENT ACQUISITION

     On August 13, 1997, the Company acquired approximately 68% of the ownership interests in the Registry Resort at Pelican Bay in Naples, Florida (the "Registry Resort") for 918,174 shares of Class A Common Stock and approximately $75.5 million in cash. The Registry Resort provides rooms, conference facilities, restaurants, retail outlets and other recreational facilities. This acquisition will be accounted for under the purchase method of accounting.

PENDING ACQUISITION (UNAUDITED)

     On September 8, 1997, the Company entered into a definitive agreement to acquire the Rolling Hills Golf Course in Davie, Florida for approximately $8.0 million in cash. The consummation of the transaction is subject to customary conditions and will be recorded under the purchase method of accounting.

(4)  PROPERTY AND EQUIPMENT

     A summary of property and equipment at June 30 is as follows (in 000's):

                                                                1997       1996
                                                              --------   --------
Land and land improvements..................................  $134,815   $     --
Buildings and improvements..................................   297,061        792
Furniture, fixtures and equipment...........................    30,556        932
Construction in progress....................................    15,517         --
                                                              --------   --------
                                                               477,949      1,724
Less: accumulated depreciation and amortization.............    (2,558)      (752)
                                                              --------   --------
                                                              $475,391   $    972
                                                              ========   ========

     Depreciation expense included in the consolidated statements of operations was approximately $1.9 million, $280,000 and $260,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

                        FLORIDA PANTHERS HOLDINGS, INC.

(5)  LONG-TERM DEBT

     Long-term debt at June 30 is as follows (in 000's):

                                                                1997       1996
                                                              --------   --------
Mortgage notes, collateralized by substantially all Pier 66
  property and equipment, varying interest rate (8.8% at
  June 30, 1997), due June 28, 2000.........................  $ 25,951   $     --
Note payable to bank, collateralized by substantially all
  Bahia Mar property and equipment, varying interest rate
  (7.2% at June 30, 1997), due June 30, 1999................    15,105         --
Senior note payable to bank, secured by a first mortgage and lien on all Boca Resort assets, varying interest rate
  (7.9% at June 30, 1997), due on August 22, 2001...........   110,000         --
Revolving credit facility with bank, collateralized by all
  assets of the Florida Panthers Hockey Club, varying
  interest rate (7.2% at June 30, 1997), due on June 26,
  2000......................................................    35,000         --
Note payable to bank, collateralized by all assets of
  Florida Panthers Hockey Club and fully guaranteed by the
  Company's Chairman, varying interest rate, repaid with net
  proceeds from the Initial Offerings.......................        --     25,000
Note payable with affiliate to bank, fully guaranteed by the
  Company's Chairman, varying interest rate.................        --     20,000
                                                              --------   --------
Total debt outstanding......................................   186,056     45,000
Less: current portion.......................................        --    (20,000)
                                                              --------   --------
                                                              $186,056   $ 25,000
                                                              ========   ========

     The Company's loan agreements require the maintenance of customary capital expenditure reserve funds for the replacement of capital assets. The Company was in compliance with these note requirements at June 30, 1997. The senior note payable requires the Company to deposit excess operating cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. The note contains significant restrictions with respect to incurrence of other debt. In compliance with the agreement, the Company maintained $30.1 million in restricted cash at June 30, 1997.

(6)  PREMIER CLUB MEMBERSHIP FEES

     The Premier Club program at the Boca Resort requires an initial membership fee and annual dues based on the number and type of facilities the member uses.

     Under the terms of the Premier Club program, current applications for membership require a fee of $35,000. As of June 30, 1997, Boca Resort has recorded membership fees of approximately $63.5 million of which approximately $51.5 million has been received. As of June 30, 1997, membership notes receivable bear

                        FLORIDA PANTHERS HOLDINGS, INC.

interest at an average of 2.2% per annum with rates ranging from 0-9%. Based on the terms of the agreements, the membership notes will be collected as follows (in 000's):

1998........................................................  $ 3,778
1999........................................................    3,597
2000........................................................    2,489
2001........................................................    1,209
Thereafter..................................................      945
                                                              -------
                                                              $12,018
                                                              =======

     If any member paying over time suspends payments, amounts paid to date will be forfeited and recognized as income. Fully paid fees are refundable upon the death of a member or a member's spouse and upon the expiration of the 30-year membership term (subject to renewal at the member's option). The fee is also refundable upon a member's resignation from the Premier Club, but only out of the proceeds of the membership fee of the fifth new member to join the Premier Club following refund of all previously resigned members' fees. Total Premium Club membership fees of approximately $63.5 million at June 30, 1997, have been reflected as a non-current liability on the Company's Consolidated Balance Sheets.

(7)  STOCK OPTIONS

     The Company has a stock option plan under which shares of common stock may be granted to key employees and directors of the Company. Options granted under the plan are non-qualified and are granted at a price equal to the fair market value of the common stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date.

     A summary of stock option transactions for the year ended June 30, 1997 is as follows:

                                                                         WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Options outstanding at beginning of year...................         --            --
Granted....................................................  2,067,397        $17.85
Exercised..................................................         --            --
Cancelled..................................................    (21,605)       $10.00
                                                             ---------
Options outstanding at end of year.........................  2,045,792        $17.93
                                                             =========
Options exercisable at end of year.........................         --            --
Options available for future grants........................    554,208

     The range of exercise prices for the options outstanding at June 30, 1997 was $10.00 to $27.30.

     The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income (loss) for options granted with exercise prices equal to market price at the date of grant. Had compensation cost for the Company's stock option plans been determined pursuant to

                        FLORIDA PANTHERS HOLDINGS, INC.

SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma unaudited net loss and net loss per share, for the year ended June 30, 1997, would have increased as follows:

Pro forma net loss.........................................  $(11,271,000)
Pro forma net loss per share...............................  $       (.82)
Pro forma weighted average fair value of options granted...  $       8.74
Risk free interest rate....................................          6.35%
Expected lives.............................................     5-7 years
Expected volatility........................................            42%

(8)  COMMITMENTS AND CONTINGENCIES

LEASES

     The Club is a party to a license agreement with Leisure Management International ("LMI") for the use of the Miami Arena for its home games. In May 1996, the term of the license was extended to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season.

     The terms of the license agreement and the related agreements provide for the Club to pay minimum rent of $9,000 per home game, a seat use charge of $.75 per ticket sold and 7.5% of gross ticket sales proceeds over $200,000 per season plus utilities, staffing and other operating expenses. For the years ended June 30, 1997, 1996 and 1995, rent expense pertaining to the Miami Arena license agreement was approximately $1.7 million, $1.8 million and $729,000, respectively.

     The Company leases the Bahia Mar resort site from the City of Fort Lauderdale under an operating lease which has a term through August 31, 2062. Under the lease agreement, the Company is required to pay annual rental equal to the greater of a percentage (4 percent through September 30, 2012 and 4.25 percent thereafter) of annual gross operating revenue, as defined, or a $300,000 minimum annual rent (escalating on a formula percentage after September 2037). Rent expense under the lease totaled $247,000 for the period from the date of the Bahia Mar acquisition (March 4, 1997) to June 30, 1997. The lease agreement also requires the Company to annually set aside three percent of Bahia Mar's revenue, as defined in the lease agreement, for the purchase, replacement and upgrade of furniture, fixtures and equipment. All such restricted funds have been spent on their required purpose at June 30, 1997.

     Future minimum lease obligations under various noncancellable operating leases with initial terms in excess of one year at June 30, 1997 are as follows (in 000's):

1998........................................................  $ 2,446
1999........................................................    2,138
2000........................................................    1,157
2001........................................................      645
2002........................................................      300
Thereafter..................................................   18,858
                                                              -------
                                                              $25,544
                                                              =======

     As of June 30, 1997, the Company has two letters of credit which secure two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500,000 which mature in August 1997 and are included in restricted cash.

                        FLORIDA PANTHERS HOLDINGS, INC.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with various player and non-player employees which expire at various dates through June of 2000. The terms of these employment agreements require future payments, excluding bonuses, at June 30, 1997 as follows (in 000's):

1998........................................................  $18,891
1999........................................................   10,246
2000........................................................    3,812
                                                              -------
                                                              $32,949
                                                              =======

BROWARD COUNTY ARENA

     In June 1996, the Company entered into a 30-year license agreement for the use of the Broward County Arena (the "Broward License Agreement"). In connection therewith, Broward County will receive revenue (the "County Preferred Revenue") from the operations of the Facility. The Company has provided Broward County a guaranty pursuant to which the Company will be obligated to pay Broward County the County Preferred Revenue Obligation. The Company believes that the revenue generated from the operations of the Facility will be sufficient to provide Broward County with the County Preferred Revenue. The Broward License Agreement commences upon the completion of construction of the Facility, which is currently scheduled for October 1, 1998. The Broward License Agreement is for a term of 30 years, which may be extended for additional five year periods, subject to certain conditions.

     Pursuant to the Broward License Agreement, the Company is entitled to receive all (a) revenue from the sale of (i) general seating ticket sales for its home games to be played at the Facility, (ii) non-consumable concession items at the Facility during its home games, (iii) items in the Club's retail store to be located within the Facility, (iv) (in conjunction with and subject to the rights of the NHL) the rights to all television and radio and other media broadcasting rights for hockey related events at the Facility, (v) advertising within or on certain designated locations at the Facility during hockey related events and (vi) Panthers' related sponsorships or NHL league-wide sponsorships; and (b) the first $14.0 million of "net operating income" generated by the Facility and 80% with Broward County receiving 20% of all net operating income generated by the Facility in excess of $14.0 million. "Net operating income" is defined to include revenue from building naming rights fees, food and beverage concessions, parking, non-hockey related advertising and all other revenue generated from non-hockey related events offset by certain arena operating and financing costs.

     The Company will be obligated to pay rent in the amount of approximately $7,500 per home game played by the Panthers at the Facility and to pay certain utility and event staffing expenses, but the combined amounts payable by the Club under the Broward License Agreement will not exceed 5% of the gross receipts from the sale of general seating tickets to the Panthers' home games.

LITIGATION

     On April 9, 1997, Allied Minority Contractors Association, Inc., South Florida Chapter of NAMC, Overnight Success Construction, Inc., Reed Jr., Plumbing, Inc. and Christopher Mallard (collectively, the "Broward County Plaintiffs") filed a suit against Broward County and Arena Development in the Seventeenth Judicial Circuit in and for Broward County, Florida. This suit alleges that Broward County entered into the agreement with the Company to develop the Broward County Arena in violation of Florida law and Broward County ordinances. The Broward County Plaintiffs seek, among other things, to nullify the agreement between Broward County and the Company to develop the Broward County Arena. The Company believes that his suit is without merit and intends to vigorously defend against it. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations. On July 10, 1997, the

                        FLORIDA PANTHERS HOLDINGS, INC.

trial court denied the Broward County Plaintiff's motion for a temporary restraining order. This case is set for trial on February 2, 1998.

     On January 28, 1997, February 4, 1997 and March 18, 1997, purported class action lawsuits were filed against the Company and certain of its officers and directors which allege, among other things, that the defendants violated the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company has not fully assessed the likely outcome of the class action litigation, but intends to vigorously defend against these suits.

     On January 9, 1997, a lawsuit was filed by the Company, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Facility. The lawsuit asked for a declaratory judgment finding the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding that the Prevailing Wage Ordinance was applicable. The Company appealed the decision rendered by the court and the trial court's order has been stayed pending appeal. An unfavorable outcome of this suit may require the Company to incur additional costs of up to approximately $4.5 million.

     The Company is not presently involved in any other material legal proceedings. However, the Company may from time to time become a party to legal proceedings arising in the ordinary course of business.

     While the results of the legal proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, consolidated cash flows or consolidated financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the periods in which they are resolved.

(9)  LICENSE AND FRANCHISE AGREEMENTS

     Upon the acquisition of Pier 66, the Company assumed the rights of the franchise agreement with Hyatt Franchise Corporation. The franchise agreement is for a 20-year term ending November 14, 2014 with various early termination provisions and liquidated damages for early termination. The franchise agreement provides a reimbursement of not more than $15,000 for out-of-pocket expenses incurred relating to the granting of the franchise and monthly royalty fees based on a percentage of gross room revenue: four percent through November 30, 1997 and five percent thereafter. The franchise agreement also provides for the pro-rata allocation of certain Hyatt "allocable chain expenses". Aggregate Hyatt fees and expenses amounted to $398,000 for the period from the Pier 66 acquisition (March 4, 1997) to June 30, 1997.

     The franchise agreement also requires maintenance of a customary reserve for replacement of furniture, fixtures and equipment. This reserve is four percent of gross room revenue and all cash was utilized for its required purpose at June 30, 1997.

     Upon the acquisition of Bahia Mar, the Company assumed the rights of a ten year license agreement with Radisson Hotels International, Inc. ("Radisson"). The terms of the agreement allow the Company to operate Bahia Mar using the Radisson system. Annual fees payable to Radisson pursuant to the agreement are four percent of the first $7.0 million of gross room sales and five percent of gross room sales (as defined by the agreement) in excess of $7.0 million through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales. Fees paid to Radisson pursuant to the license agreement totaled $134,000 from the date of Bahia Mar's acquisition (March 4, 1997) to June 30, 1997.

                        FLORIDA PANTHERS HOLDINGS, INC.

(10)  MANAGEMENT AGREEMENTS

     The Company is a party to a hotel management agreement (the "Pier 66 Management Agreement") with Pier 66 Management pursuant to which Pier 66 Management operates Pier 66. The remaining term of the Pier 66 Management Agreement is approximately three years and it provides for an annual management fee of approximately $500,000.

     The Company is also a party to a separate hotel management agreement (the "Bahia Mar Management Agreement") with Bahia Mar Management pursuant to which Bahia Mar Management operates Bahia Mar. The remaining term of the Bahia Mar Management Agreement is approximately three years and it provides for an annual management fee equal to 2% of gross room sales.

(11)  RELATED PARTY TRANSACTIONS

     It is the Company's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties.

     The Company pays a management fee to Huizenga Holdings, Inc. ("HHI", a corporation whose sole shareholder is the Company's Chairman) equal to 1% of total revenue, excluding all NHL national television revenue and NHL Enterprise rights. Such fees totaled approximately $498,000, $293,000 and $132,000 for the years ended June 30, 1997, 1996 and 1995, respectively, and are reflected as a component of Selling, general and administrative expenses in the accompanying consolidated statements of operations.

     In August 1994, the Company's Chairman purchased a 50% interest in LMI, which manages the Miami Arena pursuant to a management agreement (the "Management Agreement") with Decoma. Under the terms of the Management Agreement, LMI received from Decoma a management fee of approximately $120,000, $109,000 and $122,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

     In June 1993, the Company, along with an affiliate, Panthers Investment Venture ("PIV") borrowed $20.0 million bearing interest at LIBOR plus .75 percent per annum for the purpose of financing a portion of the NHL franchise fee. Following the completion of the Initial Offerings, this note was repaid in full. Note payable to related party of approximately $40.2 million at June 30, 1996, represents a short-term borrowing of cash required for working capital from the Company's Chairman plus interest at prime. In conjunction with the Recapitalization, the Chairman received in exchange for this note 4,149,710 shares of Class A Common Stock and 255,000 shares of Class B Common Stock. Prior to the Reorganization, Recapitalization, and Initial Offerings, the Company incurred related party interest expense of approximately $1.6 million, $3.4 million and $2.3 million, for the years ended June 30, 1997, 1996 and 1995, respectively.

     On March 4, 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Pier 66 and Bahia Mar for 8,400,000 shares of Class A Common Stock. Four of the Company's directors collectively received 2,395,205 shares of the Company's Class A Common Stock in connection with the acquisition.

                        FLORIDA PANTHERS HOLDINGS, INC.

(12)  OPERATIONS BY BUSINESS SEGMENT

     The Company is a diversified holding company with major business operations in the leisure and recreation and entertainment and sports industries. The Company operates in the United States. The following table presents financial information regarding the Company's different business segments as of and for the years ended June 30 (in 000's):

                                                   1997          1996          1995
                                                 --------      --------      --------
Revenue:
  Leisure and recreation.......................  $ 17,567      $     --      $     --
  Entertainment and sports.....................    36,695        34,087        17,746
                                                 --------      --------      --------
                                                 $ 54,262      $ 34,087      $ 17,746
                                                 ========      ========      ========
Operating income (loss):
  Leisure and recreation.......................  $  4,053      $     --      $     --
  Entertainment and sports.....................   (10,533)      (20,057)      (11,299)
  Corporate....................................    (1,899)           --            --
                                                 --------      --------      --------
                                                 $ (8,379)     $(20,057)     $(11,299)
                                                 ========      ========      ========
Amortization and depreciation:
  Leisure and recreation.......................  $  1,459      $     --      $     --
  Entertainment and sports.....................     4,239         9,815         6,266
                                                 --------      --------      --------
                                                 $  5,698      $  9,815      $  6,266
                                                 ========      ========      ========
Capital expenditures:
  Leisure and recreation.......................  $    419      $     --      $     --
  Entertainment and sports.....................     1,058           140           161
  Corporate....................................        17            --            --
                                                 --------      --------      --------
                                                 $  1,494      $    140      $    161
                                                 ========      ========      ========
Assets:
  Leisure and recreation.......................  $533,493      $     --      $     --
  Entertainment and sports.....................    65,338        47,760        53,587
  Corporate....................................     1,561            --            --
                                                 --------      --------      --------
                                                 $600,392      $ 47,760      $ 53,587
                                                 ========      ========      ========

(13)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              FIRST    SECOND     THIRD    FOURTH
                                                             QUARTER   QUARTER   QUARTER   QUARTER
                                                             -------   -------   -------   -------
Revenue.............................................  1997   $ 1,167   $14,216   $21,754   $17,125
                                                      1996   $   836   $12,276   $10,912   $10,063
Operating income (loss).............................  1997   $(3,904)  $(2,556)  $   782   $(2,701)
                                                      1996   $(4,968)  $(3,336)  $(6,510)  $(5,243)
Primary and fully diluted earnings (loss) per
  share.............................................  1997   $ (1.00)  $  (.37)  $   .07   $  (.10)
                                                      1996   $ (1.15)  $  (.85)  $ (1.48)  $ (1.28)
Net income(loss)....................................  1997   $(5,274)  $(3,525)  $ 1,277   $(2,738)
                                                      1996   $(6,044)  $(4,493)  $(7,815)  $(6,787)

                        FLORIDA PANTHERS HOLDINGS, INC.

(14)  INCOME TAXES

     Prior to the Recapitalization, the Company and its subsidiaries were non-tax paying entities. For the year ended June 30, 1997, however, the Company was not required to provide for federal or state income taxes due to its net losses. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net operating loss carryforwards given the Company's history of net losses. As of June 30, 1997, for financial reporting purposes, the Company has net operating loss carryforwards of approximately $2.2 million, which if not utilized, will expire beginning in 2012.

(15)  EMPLOYEE BENEFITS

     Certain of the Company's employees are participants in a 401(k) Savings and Retirement Plan (the "401(k)"), a defined contribution plan for non-players. The 401(k) is available to employees over the age of 21 with at least one year of service who work a minimum of 1,000 hours per year. The Company may match a discretionary percentage of the amount contributed by the participant up to a limit of 6% of annual compensation. Employees may contribute up to 10% of their annual compensation. Participants are automatically vested in compensation deferrals. Vesting in Company matching contributions is at the rate of 20% each year, after one year of plan participation, reaching 100% after five years. The Company did not make a discretionary contribution in fiscal 1997, 1996 or 1995.

     Boca Resort has in place a 401(a) Plan (the "Boca Plan") for which substantially all of Boca Resort's employees are eligible to participate. The Boca Plan allows participants to contribute up to 16% of their total compensation. The Company is required to contribute 50% of the first 6% of the employee's earnings. The Company has until December 31, 1998 to bring the Boca Plan into compliance with IRS coverage regulations.

     The Club's NHL hockey players are covered under the NHL Club Pension Plan and Trust (the "Plan") which is administered by the NHL and represents a multi-employer defined contribution plan. The Club's contributions to the Plan totaled $157,000, $180,000 and $89,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

     Beginning April 1, 1995, the Company obtained commercial insurance coverage to cover employees', other than players and coaches, health care costs for which employees make partial contributions. Players and coaches are covered under the NHL Medical and Dental Plan administered by the NHL, for which the Company pays 100% of the premiums. Prior to April 1, 1995, the Company's employees, other than players and coaches, were covered under a self-insured group health plan sponsored by an affiliate. The Company fully reimbursed the third-party administrator for its actual billed cost, including the cost of all paid claims for all Company employees other than coaches and players.

(16)  SUBSEQUENT EVENT

     On August 6, 1997, the Company offered 6,780,135 shares of Class A Common Stock, of which 6,000,000 shares were sold by the Company and 780,135 shares were offered for the account of certain selling shareholders. The net proceeds to the Company were approximately $109.7 million.

                        FLORIDA PANTHERS HOLDINGS, INC.


                INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED

                              FINANCIAL STATEMENTS


     Florida Panthers Holdings, Inc. (the "Company") is a holding company with subsidiaries currently operating in two business segments: (1) leisure and recreation and (ii) entertainment and sports. The leisure and recreation business consists of four high-end destination luxury resort operations: the Boca Raton Resort and Club ("Boca Resort"), the Registry Resort at Pelican Bay ("Registry Resort"), the Hyatt Regency Pier 66 Hotel and Marina ("Pier 66" or "2301 Ltd.") and the Radisson Bahia Mar Resort and Yachting Center ("Bahia Mar" or "Rahn Ltd.") (collectively, the "Resort Facilities"). The Company's entertainment and sports business consists of ownership and operation of the Florida Panthers, a professional hockey team which has been a member of the National Hockey League ("NHL") since 1993, arena development and management operations and ice skating rink operations.


SEASONALITY

     The Resort Facilities are located in Florida and have historically experienced higher revenues and operating income during the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. The NHL regular season begins during the fall and ends in late spring. As a result, the Company realizes a majority of its hockey revenue and related expenses during such period.

GENERAL


     The unaudited pro forma consolidated balance sheet as of June 30, 1997 and the unaudited pro forma statement of operations for the year then ended, reflect adjustments to Florida Panthers Holdings, Inc. and Registry Resort historical financial position and results of operations to give effect to the transactions discussed below as if such transactions had been consummated at June 30, 1997, or at the beginning of the period presented.


THE INITIAL OFFERINGS


     The unaudited pro forma statement of operations reflects the Company's initial public offering and concurrent offering directly to certain investors (the "Initial Offerings"), which was effective November 13, 1996 and the application of the net proceeds therefrom, as if these offerings had occurred at the beginning of the period presented.


PRIVATE PLACEMENT TRANSACTION


     In January 1997, the Company issued and sold 2,460,000 shares of unregistered, but otherwise unrestricted, Class A Common Stock in a private placement at a price of $27.75 per share (the "Private Placement"). The Private Placement resulted in net proceeds to the Company of $65.6 million after deducting placement agency fees and other expenses. The application of the net proceeds of the Private Placement has been reflected in the unaudited pro forma consolidated statement of operations as if it had occurred at the beginning of the period presented.


SUBSEQUENT OFFERING


     In August 1997, the Company issued and sold 6,000,000 shares of Class A Common Stock at a price of $19.25 per share (the "Subsequent Offering") resulting in net proceeds to the Company of $108.8 million after deducting placement agency fees and other expenses. The application of the net proceeds of the Subsequent Offering has been reflected in the unaudited pro forma consolidated statement of operations as if it had occurred at the beginning of the period presented.

                        FLORIDA PANTHERS HOLDINGS, INC.


                INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED

                      FINANCIAL STATEMENTS -- (CONTINUED)

BUSINESS COMBINATIONS


     Prior to the completion of the Initial Offerings, all of the partnership interests of the Decoma Entities, which share in the operation of the Miami Arena where the Panthers currently play, were acquired by the Company, from the Company's Chairman, in exchange for a total of 870,968 shares of its Class A Common Stock. As this transaction was among entities under common control, it was accounted for on a historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of their acquisition by the Company's Chairman.



     Businesses acquired through June 30, 1997 are accounted for under the purchase method of accounting and are included in the historical financial statements from the date of acquisition and are discussed below. These acquisitions have been reflected in the unaudited pro forma statement of operations as if they occurred as the beginning of the period presented:



     In June 1997, the Company acquired substantially all of the net assets of Boca Resort in exchange for 272,303 shares of Class A Common Stock, rights to acquire approximately 4,242,586 shares of Class A Common Stock and warrants to purchase 869,810 shares of Class A Common Stock.


     In May 1997, the Company acquired the rights to operate the Gold Coast Ice Arena in exchange for 34,760 shares of Class A Common Stock. Gold Coast is the current practice home of the Florida Panthers Hockey Club and provides open skating, ice hockey leagues and other programs to the public.

     In March 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Bahia Mar in exchange for 3,950,000 shares of Class A Common Stock.

     In March 1997, the Company acquired all ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Pier 66 in exchange for 4,450,000 shares of Class A Common Stock.


     In January 1997, the Company acquired certain assets relating to the business of a twin-pad ice facility ("Incredible Ice") in exchange for $1.0 million in cash, 212,766 shares of the Company's Class A Common Stock and the assumption by the Company of a maximum of approximately $8.1 million in construction-related obligations, of which approximately $6.7 million was repaid upon consummation of the acquisition.


RECENTLY ACQUIRED BUSINESS


     In August 1997, the Company acquired interests constituting approximately 68% of Registry Resort in exchange for approximately $75.5 million in cash, together with 918,174 shares and warrants to purchase 325,000 shares of the Company's Class A Common Stock.

                        FLORIDA PANTHERS HOLDINGS, INC.


                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                              AS OF JUNE 30, 1997

                                 (IN THOUSANDS)


                                                                          BUSINESS SUBSEQUENTLY
                                                                                ACQUIRED
                                                                      -----------------------------   SUBSEQUENT
                                                   FLORIDA PANTHERS      REGISTRY       ACQUISITION    OFFERING        PRO FORMA
                                                    HOLDINGS, INC.        RESORT        ADJUSTMENTS   ADJUSTMENTS     AS ADJUSTED
                                                   ----------------   ---------------   -----------   -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................     $  13,709           $ 8,491        $(75,508)(b)  $ 108,821(e)     $  20,513
                                                                                                         (35,000)(e)
  Restricted cash................................        30,110             2,942              --             --           33,052
  Accounts receivable............................        13,087             2,596              --             --           15,683
  Inventories....................................         5,763               678              --             --            6,441
  Current portion of Premier Club notes
    receivable...................................         3,778                --              --             --            3,778
  Current portion of mortgage notes receivable...            --               301              --             --              301
  Other current assets...........................         4,143             1,334              --             --            5,477
                                                      ---------           -------        --------      ---------        ---------
        Total current assets.....................        70,590            16,342         (75,508)        73,821           85,245
PROPERTY AND EQUIPMENT, NET......................       475,391            12,921          73,578(a)          --          561,890
PREMIER CLUB NOTES RECEIVABLE, NET OF CURRENT
  PORTION........................................         8,240                --              --             --            8,240
MORTGAGE NOTES RECEIVABLE, NET OF CURRENT
  PORTION........................................            --             2,329              --             --            2,329
INTANGIBLE ASSETS, NET...........................        40,987                --              --             --           40,987
OTHER ASSETS.....................................         5,184             3,523              --             --            8,707
                                                      ---------           -------        --------      ---------        ---------
        Total assets.............................     $ 600,392           $35,115        $ (1,930)     $  73,821        $ 707,398
                                                      =========           =======        ========      =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..........     $  34,590           $ 3,331        $  7,425(c)   $      --        $  45,346
  Deferred revenue...............................        10,015               980              --             --           10,995
  Other current liabilities......................         3,631                25              --             --            3,656
                                                      ---------           -------        --------      ---------        ---------
        Total current liabilities................        48,236             4,336           7,425             --           59,997
LONG-TERM DEBT...................................       186,056                --              --        (35,000)(e)      151,056
PREMIER CLUB MEMBERSHIP FEES.....................        63,499                --              --             --           63,499
OTHER NON-CURRENT OBLIGATIONS....................         1,448                --              --             --            1,448
MINORITY INTEREST IN CONSOLIDATED ENTITIES.......            --             4,637              --             --            4,637
SHAREHOLDERS' EQUITY:
  Class A common stock...........................           279                --               9(d)          60(e)           348
  Class B common stock...........................             3                --              --             --                3
  Contributed capital............................       304,095            26,142          (9,364)(d)    108,761(e)       429,634
  Accumulated deficit............................        (3,224)               --              --             --           (3,224)
                                                      ---------           -------        --------      ---------        ---------
        Total shareholders' equity...............       301,153            26,142          (9,355)       108,821          426,761
                                                      ---------           -------        --------      ---------        ---------
        Total liabilities and shareholders'
          equity.................................     $ 600,392           $35,115        $ (1,930)     $  73,821        $ 707,398
                                                      =========           =======        ========      =========        =========


         The accompanying notes are an integral part of this statement.

                        FLORIDA PANTHERS HOLDINGS, INC.


            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            FLORIDA                    BUSINESSES ACQUIRED
                                            PANTHERS      ---------------------------------------------
                                           HOLDINGS,        2301        RAHN      INCREDIBLE     BOCA     ACQUISITION
                                              INC.          LTD.        LTD.         ICE        RESORT    ADJUSTMENTS
                                           ---------        ----        ----      ----------    ------    -----------
REVENUE:
  Leisure and recreation...............     $ 17,567       $18,511     $11,578      $   --     $116,194     $    --
  Entertainment and sports.............       36,695            --          --         356           --          --
                                            --------       -------     -------      ------     --------     -------
    Total revenue......................       54,262        18,511      11,578         356      116,194          --
OPERATING EXPENSES:
  Cost of leisure and recreation
    services...........................        6,658         7,679       3,915          --       56,522          --
  Cost of entertainment and sports
    services...........................       35,135            --          --          --           --          --
  Selling, general and
    administrative.....................       15,150         5,513       3,658       1,175       34,171       1,466(f)
                                                                                                             (1,926)(g)
  Amortization and depreciation........        5,698         1,155       1,348          36        6,145       3,372(h)
                                            --------       -------     -------      ------     --------     -------
    Total operating expenses...........       62,641        14,347       8,921       1,211       96,838       2,912
                                            --------       -------     -------      ------     --------     -------
OPERATING INCOME (LOSS)................       (8,379)        4,164       2,657        (855)      19,356      (2,912)
INTEREST AND OTHER INCOME..............        1,923            --          --          --          500          --
INTEREST EXPENSE AND MINORITY
  INTEREST.............................       (3,804)       (1,487)       (816)         --      (18,225)      3,546(i)
                                            --------       -------     -------      ------     --------     -------
NET INCOME (LOSS)......................     $(10,260)      $ 2,677     $ 1,841      $ (855)    $  1,631     $   634
                                            ========       =======     =======      ======     ========     =======
PRIMARY AND FULLY DILUTED INCOME (LOSS)
  PER COMMON AND COMMON EQUIVALENT
  SHARE................................     $  (0.74)
                                            ========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES....................       13,829
                                            ========

                                             PRO
                                            FORMA
                                             AS                  BUSINESS
                                          ADJUSTED        SUBSEQUENTLY ACQUIRED                             PRO
                                           FOR THE     ----------------------------     SUBSEQUENT         FORMA
                                         BUSINESSES       REGISTRY      ACQUISITION      OFFERING           AS
                                          ACQUIRED         RESORT       ADJUSTMENTS     ADJUSTMENTS      ADJUSTED
                                         ----------       --------      -----------     -----------      --------
REVENUE:
  Leisure and recreation...............   $163,850        $40,607         $    --         $   --         $204,457
  Entertainment and sports.............     37,051             --              --             --           37,051
                                          --------        -------         -------         ------         --------
    Total revenue......................    200,901         40,607              --             --          241,508
OPERATING EXPENSES:
  Cost of leisure and recreation
    services...........................     74,774         16,683              --             --           91,457
  Cost of entertainment and sports
    services...........................     35,135             --              --             --           35,135
  Selling, general and
    administrative.....................     59,207         12,769             406(f)          --           72,382

  Amortization and depreciation........     17,754          1,035             834(h)          --           19,623
                                          --------        -------         -------         ------         --------
    Total operating expenses...........    186,870         30,487           1,240             --          218,597
                                          --------        -------         -------         ------         --------
OPERATING INCOME (LOSS)................     14,031         10,120          (1,240)            --           22,911
INTEREST AND OTHER INCOME..............      2,423          1,108              --             --            3,531
INTEREST EXPENSE AND MINORITY
  INTEREST.............................    (20,786)        (4,310)             --          2,520(i)       (22,576)
                                          --------        -------         -------         ------         --------
NET INCOME (LOSS)......................   $ (4,332)       $ 6,918         $(1,240)        $2,520         $  3,866(k)
                                          ========        =======         =======         ======         ========
PRIMARY AND FULLY DILUTED INCOME (LOSS)
  PER COMMON AND COMMON EQUIVALENT
  SHARE................................   $  (0.16)                                                      $   0.11
                                          ========                                                       ========
                                               (j)                                                              (j)
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES....................     26,981                                                         34,399
                                          ========                                                       ========
                                               (j)                                                              (j)


         The accompanying notes are in integral part of this statement.

                        FLORIDA PANTHERS HOLDINGS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) Represents the step-up in cost basis of property and equipment acquired. The excess of purchase price over historical costs is allocated based upon the following relative fair values (in 000's):


                                                                             AS
                                                  HISTORICAL   STEP-UP    ADJUSTED
                                                  ----------   -------   -----------
Land............................................   $ 1,351     $25,752     $27,103
Building........................................     8,858      47,826      56,684
Furniture and equipment.........................     2,712          --       2,712
                                                   -------     -------     -------
                                                   $12,921     $73,578     $86,499
                                                   =======     =======     =======


     The fair values of property and equipment were determined by the Company's management in consultation with representatives of the prior property owners. Factors considered in the allocation include trends in the hospitality industry and local real estate market, estimated replacement value of the property and the present value of the expected cash flows from operating the resort discounted at a market rate. Although such allocation is preliminary, management believes that no material adjustments will be required.

(b) Represents cash consideration paid in connection with the acquisition of Registry Resort.

(c) Represents the accrual of acquisition-related costs for legal and accounting services as well as the estimated cost to terminate the existing external management company contract. The Company expects to perform such services through internal human resources and technology.


(d) Represents the issuance of 918,174 shares and warrants to purchase 325,000 shares of the Company's Class A Common Stock, par value $.01, in exchange for assets of Registry Resort. The value of the 918,174 shares of the Company's Class A Common Stock is based on the average share price on the New York Stock Exchange for five days before and five days after execution of the Merger Agreement (or $23.15) reduced by a discount which was based on factors including the restricted nature of the stock issued resulting from "lock up" clauses restricting sales over a two-year period and the size of the block of shares.


(e) Represents net proceeds from the issuance of 6,000,000 shares at $19.25 per share of the Company's Class A Common Stock in August 1997. A portion of the proceeds was used to repay $35.0 million of indebtedness under a revolving credit facility.

(f) Represents a management fee equal to 1% of revenue payable to Huizenga Holdings, a related party controlled by the Chairman of the Company.


(g) Represents the difference between contracted expenses incurred prior to the acquisition of Boca Resort versus those to be incurred subsequent to the acquisition. Such costs include payment under employment contracts and management agreements.


(h) Represents additional depreciation expense associated with the stepped-up basis of the property and equipment of the acquired companies as well as the amortization of $6,092,000 which represents the excess of purchase price over the fair value of the net assets of Incredible Ice.

(i) Represents the reduction of interest expense associated with the retirement of approximately $65.0 million of indebtedness from the proceeds of the Private Placement and the 6,000,000 share offering, see (e).


(j) Net income (loss) per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Initial Offerings)

                        FLORIDA PANTHERS HOLDINGS, INC.


         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (CONTINUED)


    issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the prior offerings, (iii) 7,300,000 shares issued in connection with the Initial Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the exchange agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding, (vii) 34,760 shares issued in the acquisition of Gold Coast as if they had been outstanding for the entire period presented, (viii) 4,514,889 shares issued in connection with the acquisition of Boca Resort as if they had been outstanding for the entire period presented, (ix) 918,174 shares issued in connection with the acquisition of Registry Resort as if they had been outstanding for the entire period presented, (x) 6,000,000 shares issued in a Subsequent Offering as if they had been outstanding for the entire period presented and
    (xi) the dilutive effect of stock options.



(k) A pro forma tax provision has been excluded from the presentation based on the fact that the Company has adequate net operating loss carryforwards to offset pro forma earnings presented.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Partners
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (a Florida limited partnership) as of December 31, 1995, and the related statements of operations, partners' equity and cash flows for each of the years in the two year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. at December 31, 1995, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1995 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida,
  April 19, 1996

                             2301 SE 17TH ST., LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 5,665,918    $ 5,296,563
  Accounts receivable, net of allowance for doubtful
     accounts of $25,000 as of December 31, 1996 and 1995...    1,270,539      1,510,354
  Inventories...............................................      417,775        360,691
  Prepaid expenses and other current assets.................       52,650        112,827
                                                              -----------    -----------
          Total current assets..............................    7,406,882      7,280,435
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,989,415 and $3,402,512 as of December 31, 1996 and
  1995, respectively........................................   28,435,871     29,045,675
OTHER ASSETS, net of accumulated amortization of $1,659,860
  and $1,575,526 as of December 31, 1996 and 1995,
  respectively..............................................      350,338        387,638
                                                              -----------    -----------
          Total assets......................................  $36,193,091    $36,713,748
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   734,140    $ 1,210,721
  Accrued liabilities.......................................      974,562      1,070,441
  Advance deposits..........................................      400,049        522,622
                                                              -----------    -----------
          Total current liabilities.........................    2,108,751      2,803,784
LONG-TERM DEBT..............................................   25,741,929     25,522,398
                                                              -----------    -----------
          Total liabilities.................................   27,850,680     28,326,182
COMMITMENTS AND CONTINGENCIES (Notes 1 and 9)
PARTNERS' EQUITY:
  General Partner...........................................       83,424         83,875
  Class A Limited Partners..................................    8,258,887      8,303,591
  Class B Limited Partners..................................          100            100
                                                              -----------    -----------
          Total partners' equity............................    8,342,411      8,387,566
                                                              -----------    -----------
          Total liabilities and partners' equity............  $36,193,091    $36,713,748
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       1996            1995            1994
                                                   ------------    ------------    ------------
OPERATING REVENUES:
  Rooms..........................................  $ 12,885,858    $ 11,778,303    $  9,784,119
  Yachting and marina service....................     3,613,361       3,186,513       3,157,742
  Food, beverage and banquets....................     8,756,909       8,151,581       6,889,860
  Telephone, retail and other....................     2,466,427       2,516,960       2,100,903
                                                   ------------    ------------    ------------
          Total operating revenues...............    27,722,555      25,633,357      21,932,624
COSTS AND EXPENSES:
  Rooms..........................................     2,801,808       2,659,149       2,443,787
  Yachting and marina service....................     1,199,177         984,456         869,688
  Food, beverage and banquets....................     6,543,959       6,273,101       5,670,050
  Telephone, retail and other....................     1,098,451       1,121,172       1,082,039
  Selling, general and administrative............     3,389,522       3,488,941       3,020,107
  Property operations, maintenance and energy
     costs.......................................     2,723,454       2,535,241       2,423,787
  Royalty fees, property taxes, insurance,
     etc.........................................     1,404,356       1,189,549       1,103,749
  Depreciation and amortization..................     1,675,608       1,566,582       1,428,172
  Related party management fee...................       530,000         514,000         560,000
                                                   ------------    ------------    ------------
          Total costs and expenses...............    21,366,335      20,332,191      18,601,379

          Income from operations.................     6,356,220       5,301,166       3,331,245

OTHER INCOME (EXPENSE):
  Interest income................................       233,859         225,111         120,989
  Interest expense...............................    (2,375,634)     (2,424,040)     (2,168,908)
  Loss on disposal of fixed assets...............       (59,600)       (114,230)        (12,523)
                                                   ------------    ------------    ------------

NET INCOME.......................................     4,154,845       2,988,007       1,270,803
PRO FORMA INCOME TAX PROVISION (Note 3)..........     1,620,389       1,165,323         495,613
                                                   ------------    ------------    ------------
PRO FORMA NET INCOME AFTER INCOME TAXES..........  $  2,534,456    $  1,822,684    $    775,190
                                                   ============    ============    ============

NET INCOME ALLOCATED TO:
  General Partner................................  $     41,549    $     29,880    $     12,708
  Class A Limited Partners.......................     4,113,296       2,958,127       1,258,095
  Class B Limited Partners.......................            --              --              --
                                                   ------------    ------------    ------------

          Total Net income.......................  $  4,154,845    $  2,988,007    $  1,270,803
                                                   ============    ============    ============

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         STATEMENTS OF PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                          CLASS A             CLASS B
                                   GENERAL PARTNER    LIMITED PARTNERS    LIMITED PARTNERS       TOTAL
                                   ---------------    ----------------    ----------------    -----------
PARTNERS' EQUITY, December 31,
  1993...........................     $ 76,287          $ 7,552,369             $100          $ 7,628,756
  Partner distributions..........      (10,000)            (990,000)              --           (1,000,000)
  Net income.....................       12,708            1,258,095               --            1,270,803
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1994...........................       78,995            7,820,464              100            7,899,559
  Partner distributions..........      (25,000)          (2,475,000)              --           (2,500,000)
  Net income.....................       29,880            2,958,127               --            2,988,007
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1995...........................       83,875            8,303,591              100            8,387,566
  Partner distributions..........      (42,000)          (4,158,000)              --           (4,200,000)
  Net income.....................       41,549            4,113,296               --            4,154,845
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1996...........................     $ 83,424          $ 8,258,887             $100          $ 8,342,411
                                      ========          ===========           ======          ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         1996           1995           1994
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $ 4,154,845    $ 2,988,007    $ 1,270,803
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization..................    1,675,608      1,566,582      1,428,172
     Amortization of debt discount..................      219,532        484,462        540,505
     Loss on disposal of fixed assets...............       59,600        114,230         12,523
     Changes in assets and liabilities:
       Accounts receivable..........................      239,815       (553,103)       262,716
       Inventories..................................      (57,084)         4,009         67,323
       Prepaid expenses and other current assets....       60,177         13,538         91,229
       Other assets.................................        6,706         37,494         31,515
       Restricted cash fund.........................           --         21,357        482,585
       Accounts payable and accrued liabilities.....     (572,461)       794,087     (1,386,047)
       Advance deposits.............................     (122,573)      (124,738)       304,176
                                                      -----------    -----------    -----------
          Total adjustments.........................    1,509,320      2,357,918      1,834,697
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................    5,664,165      5,345,925      3,105,500
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (1,094,810)    (1,049,310)    (1,103,095)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................           --             --        994,105
  Repayment of long-term debt.......................           --             --        (48,000)
  Distributions to partners.........................   (4,200,000)    (2,500,000)    (1,000,000)
                                                      -----------    -----------    -----------
          Net cash used in financing activities.....   (4,200,000)    (2,500,000)       (53,895)
                                                      -----------    -----------    -----------
          Net increase in cash and cash
            equivalents.............................      369,355      1,796,615      1,948,510
CASH AND CASH EQUIVALENTS, beginning of period......    5,296,563      3,499,948      1,551,438
                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of period............  $ 5,665,918    $ 5,296,563    $ 3,499,948
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..........  $ 2,156,102    $ 1,936,838    $ 1,628,403
                                                      ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     2301 SE 17th St., Ltd. (the "Partnership"), a Florida limited partnership, was formed on March 5, 1993 for the purpose of acquiring, owning and operating Pier 66 Resort Hotel and Marina, a 380-room resort hotel and conference facility and a marina which accommodates 142 yachts, located on approximately 23 acres in Fort Lauderdale, Florida, (the "Resort"). The partnership agreement, amended and modified on June 29, 1993, is hereinafter referred to as the "Partnership Agreement".

     The Partnership acquired its interest in the Resort from SSA Associates and Pier Operating Associates, Ltd. on June 29, 1993. The aggregate purchase price paid by the Partnership for its interest in the Resort was approximately $30,310,000. Of this amount, $22,000,000 was funded by refinancing the existing mortgage loan on the Resort.

     The Partnership will terminate on December 31, 2035, or sooner, in accordance with the terms of the Partnership Agreement (see Note 11). The General Partner of the Partnership is 2301 Mgt., Ltd. (the "General Partner"). 2301 Joint Venture and Rahn Pier, Inc. are Class A Limited Partners and First Winthrop Corporation and Sixty-Six Inc. are Class B Limited Partners.

     Class B Limited Partners are not required to make additional capital contributions, have no rights to vote on partnership matters and do not participate in the allocation of partnership profits and losses. If the General Partner and the Class A Limited Partners have both received the Minimum Qualified Distributions (as defined in the Partnership Agreement), then 15 percent of the distributions with respect to a Capital Transaction (as defined in the Partnership Agreement) that would otherwise have been made to the General Partner and the Class A Limited Partners will instead be made to the Class B Limited Partners.

     After any special allocations required by the Partnership Agreement, profits and losses of the Partnership shall be allocated 1 percent to the General Partner and 99 percent to the Class A Limited Partners.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Land improvements..............................      20 years
Building and improvements......................      40 years
Furnishings and equipment......................     5-7 years

                             2301 SE 17TH ST., LTD.

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. The implementation of this standard had no impact on the financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Company's business. In addition, the Company is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis. Amounts outstanding at December 31, 1996 are $181,228 and are included in Accounts receivable in the accompanying balance sheet.

(3) INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership. The pro forma income tax provision in the accompanying statements of operations is presented for informational purposes as if the Partnership was a C corporation during the years presented. Pro forma taxes have been computed based on an overall estimated effective rate of 39%.

                             2301 SE 17TH ST., LTD.

(4) ACCRUED LIABILITIES:

     Accrued liabilities consist of the following as of December 31, 1996 and 1995:

                                                         1996         1995
                                                       --------    ----------
Accrued salaries and wages...........................  $195,613    $  168,736
Accrued vacation.....................................   227,883       191,046
Sales tax payable....................................   129,306       108,621
Other accrued liabilities............................   421,760       602,038
                                                       --------    ----------
                                                       $974,562    $1,070,441
                                                       ========    ==========

(5) LONG-TERM DEBT:

     The property was acquired subject to assumption of a portion of the existing mortgage loan in the principal amount of $22,000,000 ("Note 1") from Kemper Investors Life Insurance Company. In addition, the Partnership obtained an additional mortgage note from Kemper for $4,000,000 ("Note 2") to be drawn upon to finance the cost of certain capital improvements, to provide initial working capital, and to fund interest accrued on the mortgage notes between January 1, 1994 and December 31, 1995 to the extent cash flows from operations are insufficient for such payment. Both mortgage notes mature on June 28, 2000 and bear interest at varying rates for specified periods. This rate was 8.39 percent and 8.0 percent at December 31, 1996 and 1995, respectively. The mortgage notes require monthly payments of interest only throughout the term. A balloon payment on the entire outstanding principal amount, together with the final monthly payment of interest, will be due at maturity. Both mortgage notes are collateralized by substantially all property and equipment including the alcoholic beverage license, a security interest in the Hyatt franchise agreement, an assignment of leases, rents and profits, trademarks and the management agreement.

     The outstanding balances of the notes at December 31, 1996 and 1995 were as follows:

                                                       1996           1995
                                                    -----------    -----------
Note 1............................................  $21,951,325    $21,951,325
Note 2............................................    4,000,000      4,000,000
                                                    -----------    -----------
                                                     25,951,325     25,951,325
Less: Unamortized discount based on imputed
  interest rate of 9%.............................     (209,396)      (428,927)
                                                    -----------    -----------
                                                    $25,741,929    $25,522,398
                                                    ===========    ===========

     As required by the loan agreement, the Partnership maintains a Capital Expenditure Program ("CEP") reserve fund for the replacement of capital assets. The CEP reserve equals 3 percent of gross revenues net of amounts expended by the Resort for replacement of capital assets and is funded quarterly for the preceding quarter. The CEP establishes a minimum level of fixed asset expenditures to be made by the Partnership. To the extent these minimum expenditure levels are not achieved, such shortfall is to be included in the CEP fund. Beginning July 1, 1995, the Resort voluntarily increased the CEP reserve to 4 percent of gross revenues; however, the loan agreement fund is only funded for the required 3 percent. The CEP fund is also pledged as additional security for the loan obligation. At December 31, 1996 and 1995, the balance of the CEP reserve is $1,284 and $9,218, respectively, and is included in Other assets in the accompanying balance sheets.

(6) MANAGEMENT AGREEMENT:

     The Partnership entered into a hotel management agreement with Rahn Pier Mgt., Inc., a company affiliated by common ownership and management with the general partner and Class A limited partners, effective June 29, 1993. The agreement provides for a management fee equal to three percent of gross

                             2301 SE 17TH ST., LTD.

revenues during the first year, payable monthly. Management fees for the second year equal two percent of gross revenues and for each year thereafter through December 31, 2003, an amount equal to the total management fee during the second year.

     Management fees for the Resort amounted to approximately $530,000, $514,000 and $560,000, in 1996, 1995 and 1994, respectively, and are included in Related party management fee in the accompanying statements of operations. Fees payable to Rahn Pier Mgt., Inc. were approximately $50,000 as of December 31, 1996 and 1995. In addition, during 1994 construction management fees of $48,000 were paid to Rahn Properties, Inc., an affiliate of the general partner and Class A limited partners and are included in Royalty fees, property taxes, insurance, etc., in the accompanying statements of operations.

(7) LICENSE AND FRANCHISE AGREEMENTS:

  Hyatt Franchise--

     As of November 14, 1994, Rahn Pier Mgt., Inc. entered into a franchise agreement with Hyatt Franchise Corporation. The agreement is for a 20 year term ending November 14, 2014 with various early termination provisions and liquidated damages for early termination. The franchise agreement provides a reimbursement of not more than $15,000 for out-of-pocket expenses incurred relating to the granting of the franchise and monthly royalty fees based on a percentage of gross room revenue: one percent from December 1, 1994 through November 30, 1995, three percent from December 1, 1995 through November 30, 1996, four percent from December 1, 1996 through November 30, 1997 and five percent thereafter. Royalty fees amounted to $398,175 and $132,449 in 1996 and 1995, respectively.

     The agreement also provides for the pro-rata allocation of certain Hyatt "allocable chain expenses" based on the relation of the Resort's total number of guest rooms to the average number of guest rooms in all Hyatt Resorts in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to the Hotel. Total Hyatt expenses other than the royalty fees amounted to $501,752 and $502,658 for the years ended December 31, 1996 and 1995, respectively, and are included in Rooms and Selling, general, and administrative expenses in the accompanying statements of operations.

     The franchise agreement requires the Partnership to maintain a reserve for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. This reserve is determined as a percentage of gross room revenues: three percent through November 1995 and four percent thereafter.

     The franchise agreement requires the significant renovation of guest rooms, corridors and other public areas to be performed every five to six years. In addition, the replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

                             2301 SE 17TH ST., LTD.

(8) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and land improvements........................      $ 6,547,452             $ 6,547,452
Building and improvements.........................       18,937,564              18,396,035
Furnishings and equipment.........................        7,742,848               7,315,209
Operating equipment...............................          197,422                 189,491
                                                        -----------             -----------
                                                         33,425,286              32,448,187
Less: Accumulated depreciation....................       (4,989,415)             (3,402,512)
                                                        -----------             -----------
                                                        $28,435,871             $29,045,675
                                                        ===========             ===========

(9) LEASES:

     Leases for operating equipment are contracted under the Partnership's name. The following is a schedule of future minimum lease payments for the operating leases, with initial or remaining terms in excess of one year, as of December 31, 1996:

  1997............................................     $ 75,825
  1998............................................       48,196
  1999............................................        2,136
  2000............................................          356
  Thereafter......................................           --
                                                       --------
                                                       $126,513
                                                       ========

     Operating lease costs totaled $89,073, $92,717 and $91,820, for 1996, 1995 and 1994, respectively.

     The Resort also has various marina and long-term tenant leases. The receipts on these tenant leases are included in Telephone, retail and other. Lease income totaled $381,296, $351,006 and $347,949, for 1996, 1995 and 1994,
respectively.

     The Partnership leased a restaurant located at the Resort to an unrelated party in August 1993 for a period of 5 years beginning November 1, 1993 with four, five-year renewal options. Annual rent is $204,000 plus 7 percent of annual gross sales in excess of $3,500,000.

     Other leases for building space have been contracted with unrelated parties for operation of a spa and a yacht broker. The spa lease is for a period of three years beginning February 1, 1992 with two three-year renewal options. The lease was renewed on February 1, 1995 with annual rent of $27,336 plus five percent of gross sales. The yacht broker lease is for three years beginning January 1, 1995 with one three-year renewal option. Annual rent is $92,812.

     The following is a schedule of future minimum cash receipts for tenant operating leases with initial term in excess of one year, as of December 31, 1996:

  1997............................................     $239,373
  1998............................................      191,554
  Thereafter......................................           --

                             2301 SE 17TH ST., LTD.

(10) DEFERRED COMPENSATION PLAN:

     The Rahn Pier Mgt., Inc. offers its employees a deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from one percent to 14 percent of their compensation during the Plan year. Rahn Pier Mgt., Inc. matches 25 percent of the first four percent contributed by each Plan participant and effective January 1, 1996, the matched contributed percentage was increased to six percent. Rahn Pier Mgt., Inc. incurred expenses related to the Plan of $48,359, $40,791 and $45,973, in 1996, 1995 and 1994, respectively.

(11) EXCHANGE AGREEMENT:

     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida Panthers Holdings, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 4.45 million shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Rahn Bahia Mar, Ltd.:

     We have audited the accompanying balance sheets of Rahn Bahia Mar, Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                              RAHN BAHIA MAR, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,653,789    $ 1,010,993
  Accounts receivable, net of allowance for doubtful
     accounts of $9,506 and $9,600 as of December 31, 1996
     and 1995...............................................      604,720        519,779
  Inventories...............................................      204,860        180,713
  Prepaid expenses and other current assets.................       63,522        124,681
                                                              -----------    -----------
     Total current assets...................................    3,526,891      1,836,166
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,311,773 and $2,381,116 as of December 31, 1996 and
  1995......................................................   28,907,213     30,005,394
OTHER ASSETS................................................      191,591        287,375
                                                              -----------    -----------
          Total assets......................................  $32,625,695    $32,128,935
                                                              ===========    ===========
                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   292,067    $   434,870
  Accrued liabilities.......................................      567,160        476,064
  Advance deposits..........................................      486,313        385,864
  Current portion of long-term debt.........................   15,495,000        710,000
                                                              -----------    -----------
          Total current liabilities.........................   16,840,540      2,006,798
LONG-TERM DEBT, net of current portion......................           --     15,495,000
                                                              -----------    -----------
          Total liabilities.................................   16,840,540     17,501,798
COMMITMENTS AND CONTINGENCIES (Notes 1 and 7)
PARTNERS' EQUITY:
  General Partner...........................................      157,852        146,272
  Limited Partners..........................................   15,627,303     14,480,865
                                                              -----------    -----------
          Total partners' equity............................   15,785,155     14,627,137
                                                              -----------    -----------
          Total liabilities and partners' equity............  $32,625,695    $32,128,935
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
OPERATING REVENUES:
  Rooms..........................................    $ 6,881,263    $ 5,338,328       $1,421,161
  Yachting and marina service....................      3,870,609      4,213,381        1,995,704
  Food, beverage and banquets....................      2,686,536      1,782,380          621,207
  Telephone, retail and other....................      2,571,326      2,135,405          671,859
                                                     -----------    -----------       ----------
          Total operating revenues...............     16,009,734     13,469,494        4,709,931
COSTS AND EXPENSES:
  Rooms..........................................      1,499,432      1,294,583          572,516
  Yachting and marina service....................        765,719        996,900          536,137
  Food, beverage and banquets....................      2,104,675      1,593,065          758,372
  Telephone, retail and other....................      1,126,165      1,060,365          399,090
  Selling, general and administrative............      1,789,949      1,759,968          671,422
  Property operations, maintenance and energy
     costs.......................................      1,406,022      1,286,357          760,174
  Royalty fees, property taxes, insurance,
     etc.........................................      1,881,905      1,851,898          745,386
  Depreciation and amortization..................      1,970,770      1,848,544          593,033
                                                     -----------    -----------       ----------
          Total costs and expenses...............     12,544,637     11,691,680        5,036,130
                                                     -----------    -----------       ----------
     Income (loss) from operations...............      3,465,097      1,777,814         (326,199)
OTHER INCOME (EXPENSE):
  Interest income................................         98,126         57,983           18,288
  Interest expense...............................     (1,405,205)    (1,455,129)        (443,629)
  Loss on disposal of fixed assets...............             --         (1,991)              --
                                                     -----------    -----------       ----------
                                                      (1,307,079)    (1,399,137)        (425,341)
                                                     -----------    -----------       ----------
NET INCOME (LOSS)................................      2,158,018        378,677         (751,540)
PRO FORMA INCOME TAX BENEFIT (PROVISION) (Note
  3).............................................       (841,626)      (147,684)         293,101
                                                     -----------    -----------       ----------
PRO FORMA NET INCOME (LOSS) AFTER INCOME TAXES...    $ 1,316,392    $   230,993       $ (458,439)
                                                     ===========    ===========       ==========
NET INCOME (LOSS) ALLOCATED TO:
  General Partner................................    $    21,580    $     3,787       $   (7,515)
  Limited Partners...............................      2,136,438        374,890         (744,025)
                                                     -----------    -----------       ----------
          Total Net income (loss)................    $ 2,158,018    $   378,677       $ (751,540)
                                                     ===========    ===========       ==========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         STATEMENTS OF PARTNERS' EQUITY

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                   GENERAL PARTNER    LIMITED PARTNERS
                                                        (1%)               (99%)             TOTAL
                                                   ---------------    ----------------    -----------
PARTNERS' CONTRIBUTION, June 28, 1994............     $150,000          $14,850,000       $15,000,000
  Net loss.......................................       (7,515)            (744,025)         (751,540)
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1994..............      142,485           14,105,975        14,248,460
  Net income.....................................        3,787              374,890           378,677
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1995..............      146,272           14,480,865        14,627,137
  Partner Distributions..........................      (10,000)            (990,000)       (1,000,000)
  Net income.....................................       21,580            2,136,438         2,158,018
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1996..............     $157,852          $15,627,303       $15,785,155
                                                      ========          ===========       ===========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................    $ 2,158,018    $   378,677      $   (751,540)
  Adjustments to reconcile net income (loss) to
     cash provided by operating activities --
     Depreciation and amortization...............      1,970,770      1,848,544           593,033
     Loss on disposal of fixed assets............             --          1,991                --
     Changes in assets and liabilities:
       Accounts receivable.......................        (84,941)      (143,063)         (376,716)
       Inventories...............................        (24,147)        (5,469)         (175,244)
       Prepaid expenses and other current
          assets.................................         61,159         (2,270)         (122,411)
       Other assets..............................         95,784        (44,983)         (302,522)
       Accounts payable, accrued liabilities and
          advance deposits.......................         48,742     (1,298,268)        2,595,066
                                                     -----------    -----------      ------------
          Total adjustments......................      2,067,367        356,482         2,211,206
                                                     -----------    -----------      ------------
          Net cash provided by operating
            activities...........................      4,225,385        735,159         1,459,666
                                                     -----------    -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............       (872,589)    (3,776,347)      (28,612,485)
                                                     -----------    -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt proceeds........................             --      3,553,715        13,196,285
  Long-term debt repayments......................       (710,000)      (545,000)               --
  Partners' capital contribution.................             --             --        15,000,000
  Partners' capital distribution.................     (1,000,000)            --                --
                                                     -----------    -----------      ------------
          Net cash provided by (used in)
            financing activities.................     (1,710,000)     3,008,715        28,196,285
                                                     -----------    -----------      ------------
          Net increase (decrease) in cash and
            cash equivalents.....................      1,642,796        (32,473)        1,043,466
CASH AND CASH EQUIVALENTS, beginning of period...      1,010,993      1,043,466                --
                                                     -----------    -----------      ------------
CASH AND CASH EQUIVALENTS, end of period.........    $ 2,653,789    $ 1,010,993      $  1,043,466
                                                     ===========    ===========      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.......    $ 1,405,205    $ 1,328,496      $    497,043
                                                     ===========    ===========      ============

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Rahn Bahia Mar, Ltd. (the "Partnership"), a Florida limited partnership, was formed and began operations on June 28, 1994 for the purpose of owning the Bahia Mar Resort and Yachting Center (the "Resort"), in Fort Lauderdale, Florida. Rahn Bahia Mar, G.P., Ltd. (the "General Partner"), a Florida limited partnership, is the general partner of the Partnership (1% owner) and engages in transactions on the Partnership's behalf. Limited partners include Rahn Bahia Mar, Inc., a Florida corporation (19.5% owner), and Bahia Mar Joint Venture, a Florida general partnership (79.5% owner). The term of the partnership agreement is 50 years and expires December 31, 2044.

     The Partnership's tax basis profits, losses and excess net cash flows, as defined by the Partnership agreement (the "Agreement"), are allocated to the partners on the basis of their respective percentage interests in the Partnership, as defined by the Agreement.

     On June 28, 1994, the Partnership entered into a license agreement with Radisson Hotels International, Inc. ("Radisson"), covering a period of 10 years. The terms of the agreement allow the Partnership to operate the Resort using the Radisson system. Annual fees payable to Radisson pursuant to the agreement range from one percent to four percent (increasing one percent each year) of the first $7,000,000 of gross room sales and five percent of gross room sales (as defined by the agreement) in excess of $7,000,000 through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis:

Land improvements..................................  15 years
Building and improvements..........................  40 years
Furnishings........................................   7 years

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

                              RAHN BAHIA MAR, LTD.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. At the date of implementation, this standard had no impact on the Partnership's financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Partnership's business. In addition, the Partnership is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis.

(3) INCOME TAXES:

Provisions for federal and state income taxes have not been made in the accompanying financial statements, as the Partnership's tax basis profits and losses are allocated to the partners (see Note 1). The pro forma income tax provision in the accompanying statement of operations is presented for informational purposes as if the Partnership was a C corporation during the years for which pro forma information is presented. Such pro forma taxes have been computed on an overall estimated effective rate of 39%.

(4) RELATED PARTY TRANSACTIONS:

     Rahn Properties, Inc. ("Rahn"), provided renovation management services to the Partnership. Fees totaling $88,000 and $114,000 in 1995 and 1994, respectively, were paid to Rahn in connection with the renovation of the Hotel and are reflected in the cost of the property. The Partnership also reimbursed Rahn for various expenses incurred in performing these services including the renovation management and administrative staff salaries, telephone, utilities and postage. Reimbursements totaling $9,955 and $9,862 in 1995 and 1994, respectively, are also reflected in the cost of the property. No such fees or reimbursements were made in 1996. Included in accounts payable at December 31, 1995 are amounts due to Rahn of $8,576. No such amounts were payable at December 31, 1996.

                              RAHN BAHIA MAR, LTD.

     The Partnership has a management agreement with Rahn Bahia Mar Mgmt., Inc. ("Rahn Management") for a period of ten years ending June 30, 2004. The agreement requires a management fee of three percent of gross revenues, as defined in the management agreement, during the first eighteen months of the agreement and a two percent fee for 1996 and thereafter. Management fees paid to Rahn Management totaled $321,193, $405,261 and $141,298 in 1996, 1995 and 1994,
respectively.

     The management agreement requires Rahn Management to set aside cash from Hotel operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be restricted is three percent of the Hotel's gross revenues each month during the term of the agreement. All cash was spent on its required purpose at December 31, 1996.

     Fees paid to Radisson pursuant to the license agreement with Radisson (see
Note 1) totaled $206,438 $107,127, and $13,395, in 1996, 1995 and 1994,
respectively.

(5) LONG-TERM DEBT:

     Long-term debt consists of a $15,495,000 mortgage note payable to a bank. The note bears interest at a variable rate as defined by the agreement (8.8125 percent at December 31, 1996) and is collateralized by substantially all property and equipment. In addition to the monthly interest payments, the note has monthly principal installments of $45,000 commencing in February 1995. The principal payments increased to $55,000 in August 1995 and $65,000 in August 1996. The maturity date for the note is June 30, 1997, but may be extended under a one year extension option. During the extension period, the monthly principal installments will increase to $75,000, the interest rate will increase by 1 percent and an extension fee equal to .0025 percent of the then outstanding balance will be due prior to the extension. The final balloon payment would then be due June 30, 1998.

     Capitalized interest paid in 1994 and included in the cost of the property is $53,414. Effective February 1, 1995, and continuing on the first day of each month thereafter during the term of the note, the note agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures, equipment and property in the amount of $25,000 each month. All cash was spent on its required purpose at December 31, 1996.

(6) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and improvements.............................      $ 8,202,702             $ 8,127,597
Buildings and improvements........................       18,149,511              17,798,505
Furnishings and equipment.........................        6,779,921               6,338,365
Operating equipment...............................           86,852                 122,043
                                                        -----------             -----------
                                                         33,218,986              32,386,510
Less: Accumulated depreciation....................       (4,311,773)             (2,381,116)
                                                        -----------             -----------
                                                        $28,907,213             $30,005,394
                                                        ===========             ===========

(7) COMMITMENTS AND CONTINGENCIES:

     The Partnership leases the Resort site under an operating lease which had a term through September 30, 2037. On January 4, 1995, the term of this lease was extended for an additional period commencing October 1, 2037 through August 31, 2062 (the "Second Extended Term"). Under the lease agreement, the Partnership is required to pay the lessor an annual rental (payable in quarterly installments) equal to the greater of a

                              RAHN BAHIA MAR, LTD.

percentage (4 percent through September 30, 2012 and 4.25 percent thereafter) of the annual gross operating revenue, as defined in the lease agreement, or a minimum annual rent payment. Minimum lease payments were $150,000 a year through September 30, 1995; effective October 1, 1995 the minimum annual rent is $300,000 payable in quarterly installments. During the Second Extended Term, the minimum annual rent shall be the greater of $300,000 or eighty percent of the average total annual rent paid during the three lease years immediately preceding the lease year for which the minimum annual rent is being calculated. Rent expense under the lease totaled $632,907 and $510,956 for the years ended December 31, 1996 and 1995, respectively, and $174,174 for the period from inception (June 28, 1994) to December 31, 1994.

     Effective October 1, 1995 and continuing annually for the remaining term of the lease, the lease agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures and equipment. The amount to be restricted is three percent of the Resort's revenues, as defined in the lease agreement. All cash was spent on its required purpose at December 31, 1996.

     The Hotel also leases certain equipment used in its operations under operating leases. Future minimum lease payments, including the property lease and operating leases, are as follows:

1997............................................     $   407,080
1998............................................         406,137
1999............................................         391,241
2000............................................         343,784
2001............................................         304,126
Thereafter......................................      18,200,000
                                                     -----------
                                                     $20,052,368
                                                     ===========

(8) DEFERRED COMPENSATION PLAN:

     Effective July 1, 1995, Rahn Management offered its employees a multi-employer deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from 1 percent to 14 percent of their compensation during the Plan year. Rahn Management matched 25 percent of the first 4 percent contributed by each Plan participant, prior to January 1, 1996. Effective January 1, 1996, Rahn Management matches 25 percent of the first six percent contributed by each Plan participant. Rahn Management contributed $16,002 and $9,721 to the Plan in 1996 and 1995, respectively.

(9) EXCHANGE AGREEMENT:

     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida Panthers Holdings, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 3,950,000 shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and, as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  Coral Springs Ice, Ltd.:

     We have audited the accompanying balance sheet of Coral Springs Ice, Ltd. (a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity (deficit) and cash flows for the period from inception (February 26, 1996) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coral Springs Ice, Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 26, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  February 7, 1997.

                            CORAL SPRINGS ICE, LTD.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   35,614
  Accounts receivable.......................................      62,513
  Inventories...............................................      71,847
  Prepaid expenses and other current assets.................      56,883
                                                              ----------
          Total current assets..............................     226,857
Buildings and Equipment, at cost, net of accumulated
  depreciation of $17,285...................................   6,298,340
Other Assets................................................     138,000
                                                              ----------
          Total assets......................................  $6,663,197
                                                              ==========
               LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................  $  181,659
  Accrued expenses..........................................     376,684
  Deferred revenue..........................................     159,869
  Retainage payable.........................................     269,333
  Note payable..............................................   6,541,849
                                                              ----------
          Total current liabilities.........................   7,529,394
                                                              ----------
Partners' equity (deficit):
  General partner...........................................    (779,577)
  Limited partner...........................................     (86,620)
                                                              ----------
          Total partners' equity (deficit)..................    (866,197)
                                                              ----------
          Total liabilities and partners' equity
          (deficit).........................................  $6,663,197
                                                              ==========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Revenues....................................................  $ 149,653
Cost of revenues............................................    (49,155)
                                                              ---------
          Gross profit......................................    100,498
Selling, General and Administrative Expenses................   (966,795)
                                                              ---------
          Net loss..........................................  $(866,297)
                                                              =========

  The accompanying notes to financial statements are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

                                                        GENERAL       LIMITED
                                                        PARTNER       PARTNER         TOTAL
                                                       ---------      --------      ---------
Capital contribution at inception....................  $      90      $     10      $     100
Net loss.............................................   (779,667)      (86,630)      (866,297)
                                                       ---------      --------      ---------
          Partners' deficit at December 31, 1996.....  $(779,577)     $(86,620)     $(866,197)
                                                       =========      ========      =========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Cash Flows From Operating Activities:
  Net loss..................................................  $  (866,297)
  Adjustments to reconcile net loss to net cash used by
     operating activities --
     Depreciation and amortization..........................       17,285
     Changes in assets and liabilities:
       Accounts receivable..................................      (62,513)
       Inventories..........................................      (71,847)
       Prepaid expenses.....................................      (56,883)
       Other assets.........................................     (138,000)
       Accounts payable.....................................      181,659
       Accrued expenses.....................................      326,684
       Deferred revenue.....................................      159,869
       Retainage payable....................................      269,333
                                                              -----------
          Net cash used in operating activities.............     (240,710)
                                                              -----------

Cash Flows From Investing Activities:
  Capital expenditures......................................   (6,315,625)
                                                              -----------
          Net cash used in investing activities.............   (6,315,625)
                                                              -----------

Cash Flows From Financing Activities:
  Proceeds from note payable................................    6,541,849
  Advances from related parties.............................       50,000
  Capital contributions.....................................          100
                                                              -----------
          Net cash provided by financing activities.........    6,591,949
                                                              -----------
          Net increase in cash and cash equivalents.........       35,614
Cash and Cash Equivalents, beginning of period..............           --
                                                              -----------
Cash and Cash Equivalents, end of period....................  $    35,614
                                                              ===========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1)  BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Coral Springs Ice, Ltd., a Florida limited partnership (the "Partnership"), was organized on February 26, 1996 with Coral Springs Ice, Inc. as the general partner as well as a limited partner and Iceland (Coral Springs) Corp. as the other limited partner. The Partnership was formed to construct, operate and manage an enclosed twin ice rink facility (the "Facility") in Coral Springs, Florida. The Facility will operate as the concessionaire under a Concession Agreement with the City of Coral Springs. The Partnership completed construction and commenced operation of the Facility in November, 1996.

(2)  SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (c) Inventories

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of hockey and figure skating retail goods and food and beverage items.

  (d) Buildings and Equipment

     The Partnership's assets are carried at the lower of cost or estimated fair value. All expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

  (e) Depreciation

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Building and improvements...................................   40 years
Furniture, fixtures and equipment...........................  5-7 years

  (f) Cash and Cash Equivalents

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market.

  (g) Deferred Revenue

     The Partnership collects fees in advance from customers for hockey and figure skating programs and records such fees as deferred revenue. Revenue is recognized as the related services are provided.

  (h) Fair Value of Financial Instruments

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable, accrued expenses and other financial instruments, generally determined using the present

                            CORAL SPRINGS ICE, LTD.

value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

(3)  INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership.

(4)  MANAGEMENT AGREEMENT:

     In November 1996, Real Ice Sports Facility Management, Inc. began providing management services to the Partnership for a monthly fee of $6,250 included in selling, general and administrative expenses. Coral Springs Ice, Ltd. operated under the terms of a management agreement with this company through January 1997, although the agreement was never signed.

(5)  BUILDINGS AND EQUIPMENT:

     The balance of buildings and equipment at December 31, 1996, consists of the following:

Building and improvements...................................  $5,892,195
Furniture, fixtures and equipment...........................     423,430
                                                              ----------
                                                               6,315,625
Less -- Accumulated depreciation............................     (17,285)
                                                              ----------
Building and equipment, net.................................  $6,298,340
                                                              ==========

     Included in the building costs is $269,333 of retainage. This represents the construction holdback of 5% of costs to date as per the construction contract. It will be paid to the contractor when all work is satisfactorily completed.

(6)  NOTE PAYABLE:

     The Partnership obtained a loan from Trizec Ice, Inc. (the sole owner of Coral Springs Ice, Inc.) to fund construction costs of the Facility and related costs. The outstanding loan balance ($6,678,874 as of January 31, 1997) was repaid in connection with the sale of assets (see Note 8).

(7)  CONCESSION AGREEMENT:

     The Partnership is party to a concession agreement with the City of Coral Springs which allows the Partnership to utilize city-owned land upon which the Facility is located. The term of this agreement is 49 years with an option to extend for two 25 year periods. The concession agreement requires the Partnership to pay a minimum monthly rental of $2,500 (plus six percent sales tax) to the City of Coral Springs. The agreement requires additional contingent payments that are dependent on the level of revenues. In the first five years of operations, four percent of total revenues, to the extent that this exceeds the minimum monthly charge, is payable to the City of Coral Springs each month.

(8)  SALE OF ASSETS:

     On January 31, 1997, the Partnership completed the sale of substantially all of its operating assets to Florida Panthers Ice Ventures, Inc., a wholly-owned subsidiary of Florida Panthers Holdings, Inc.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Boca Raton Hotel and Club Limited Partnership

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' deficit and of cash flows present fairly, in all material respects, the financial position of Boca Raton Hotel and Club Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Fort Lauderdale, Florida

January 29, 1997, except as to Note 12, which is as of March 20, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners
Boca Raton Hotel and Club Limited Partnership

     We have audited the accompanying balance sheet of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) (the Partnership) as of December 31, 1995, and the related statements of operations, changes in partners' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

West Palm Beach, Florida
January 26, 1996

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,126   $  2,887
  Restricted cash and short-term investments................    18,887     13,671
  Accounts receivable, net of allowance for doubtful
     accounts of $412 and $50, respectively, in 1996 and
     1995...................................................    12,203     12,249
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,840      3,161
  Other current assets......................................       727        705
  Prepaid insurance.........................................     1,697      2,074
  Inventories...............................................     5,725      5,752
                                                              --------   --------
          Total current assets..............................    44,205     40,499
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,246      6,964
Property and improvements:
  Land......................................................    26,851     26,851
  Buildings and improvements................................   114,199    103,354
  Furnishings and equipment.................................    20,407     19,934
  Construction in progress..................................     6,750      4,199
                                                              --------   --------
                                                               168,207    154,338
  Less accumulated depreciation.............................   (52,479)   (49,914)
                                                              --------   --------
                                                               115,728    104,424
Deferred loan costs and other, net..........................    10,080      6,546
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

                        LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  4,490   $  7,289
  Advance deposits..........................................     3,027      3,118
  Accrued interest payable..................................     3,296      2,559
  Accrued payroll costs and employee benefits...............     3,015      3,108
  Due to general partner....................................     3,725      5,900
  Other accounts payable and accrued expenses...............     6,102      5,654
  Deferred membership revenue...............................     7,232      6,371
  Current portion of mortgage and other loans payable.......       400      2,347
                                                              --------   --------
          Total current liabilities.........................    31,287     36,346
Mortgage and other loans payable, less current portion......   174,800    140,889
Accrued settlement costs....................................       500        950
Premier Club membership deposits and credits, net...........    55,905     49,717
Partners' deficit:
  General Partner...........................................    (2,492)    (2,249)
  Class A Limited Partners..................................   (80,067)   (65,892)
  Class B Limited Partner...................................    (1,674)    (1,328)
                                                              --------   --------
          Total Partners' deficit...........................   (84,233)   (69,469)
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
Revenue:
  Rooms.....................................................   $ 44,856    $ 44,050    $ 41,191
  Food and beverage.........................................     34,762      32,764      32,841
  Club Membership, Retail and Other.........................     34,109      31,376      29,339
                                                               --------    --------    --------
          Total revenue.....................................    113,727     108,190     103,371
Costs and expenses:
  Rooms.....................................................     10,913      10,228      10,038
  Food and beverage.........................................     26,363      24,814      25,136
  Club Membership, Retail and Other.........................     19,005      17,569      17,103
  Selling, general and administrative.......................     17,999      16,679      19,498
  Property operations, maintenance and energy costs.........     10,959      11,125       9,604
Other indirect costs........................................      8,911       8,041       6,799
                                                               --------    --------    --------
Total cost of revenues......................................     94,150      88,456      88,178
Depreciation and amortization...............................      6,215       6,623       7,108
                                                               --------    --------    --------
Income from operations......................................     13,362      13,111       8,085
Interest expense, net.......................................     16,562      14,909      17,382
                                                               --------    --------    --------
Loss before extraordinary item..............................     (3,200)     (1,798)     (9,297)
Extraordinary items:
  Net gain on debt restructuring............................         --      10,328       6,704
  Net (loss) on debt restructuring, including debt
     prepayment penalty of ($3,515).........................     (8,932)         --          --
                                                               --------    --------    --------
Net (loss) income...........................................   $(12,132)   $  8,530    $ (2,593)
                                                               ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                                 (IN THOUSANDS)

                                                                    CLASS A    CLASS B
                                                          GENERAL   LIMITED    LIMITED
                                                          PARTNER   PARTNERS   PARTNER    TOTAL
                                                          -------   --------   -------   --------
Partners' deficit at January 1, 1994....................  $(2,368)  $(71,606)  $(1,432)  $(75,406)
  Net loss..............................................      (52)    (2,495)      (46)    (2,593)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1994..................   (2,420)   (74,101)   (1,478)   (77,999)
  Net income............................................      171      8,209       150      8,530
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1995..................   (2,249)   (65,892)   (1,328)   (69,469)
  Distribution..........................................       --     (2,500)     (132)    (2,632)
  Net loss..............................................     (243)   (11,675)     (214)   (12,132)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1996..................  $(2,492)  $(80,067)  $(1,674)  $(84,233)
                                                          =======   ========   =======   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1996        1995        1994
                                                              ----------   ---------   ---------
Operating activities:
  Net income (loss).........................................   $ (12,132)   $  8,530    $ (2,593)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       6,935       6,623       7,108
     Loss (gain) on debt restructuring......................       5,417     (10,328)     (6,704)
     Provision for settlement agreements....................         300          --       1,250
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (1,915)     (2,193)     (1,955)
       Prepaid expenses and other assets....................         354       1,146      (4,105)
       Inventories..........................................          27        (227)        703
       Accounts payable, trade..............................      (2,799)      1,998       1,265
       Advance deposits.....................................         (91)         32        (210)
       Accrued interest payable.............................         737         197       4,682
       Accrued payroll costs and employee benefits..........         (93)       (385)        898
       Other accounts payable and accrued expenses..........      (4,184)      1,669       1,569
       Deferred membership revenue..........................         861         325         535
       Premier Club Membership cash and note payments.......       6,049       3,987       5,770
       Accrued settlement costs.............................        (750)         --          --
                                                               ---------    --------    --------
       Net cash provided by (used in) operating
          activities........................................      (1,284)     11,374       8,213
                                                               ---------    --------    --------
Investing activities:
  Restricted cash and short-term investments................      (5,216)    (10,964)      1,124
  Additions to property and improvements....................     (14,829)     (4,601)     (3,454)
  Additions to construction in progress.....................      (2,551)         --          --
                                                               ---------    --------    --------
       Net cash used in investing activities................     (22,596)    (15,565)     (2,330)
                                                               ---------    --------    --------
Financing activities:
  Proceeds from increase in mortgage and other loans
     payable................................................     155,000      60,000      48,583
  Principal payments of mortgage and other loans payable....    (123,036)    (54,313)    (48,071)
  Principal payment on Banyan mortgage loans................          --      (3,500)     (1,000)
  Payment of financing costs................................      (7,345)       (725)         --
  Distributions to Limited Partners.........................      (2,500)         --          --
                                                               ---------    --------    --------
       Net cash (used in) provided by financing
          activities........................................      22,119       1,462        (488)
                                                               ---------    --------    --------
Net increase (decrease) in cash and cash equivalents........      (1,761)     (2,729)      5,395
Cash and cash equivalents at beginning of year..............       2,887       5,616         221
                                                               ---------    --------    --------
Cash and cash equivalents at end of year....................   $   1,126    $  2,887    $  5,616
                                                               =========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................   $  14,148    $ 14,710    $ 12,633
                                                               =========    ========    ========
Accrual of distribution payable to Class B Limited
  Partners..................................................   $     132    $     --    $     --
                                                               =========    ========    ========
Accrual of General Partner Fees.............................   $   2,325    $     --    $     --
                                                               =========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1996 (IN THOUSANDS OF DOLLARS)

1.  ORGANIZATION

     The Boca Raton Hotel and Club Limited Partnership (the Partnership) was formed in June 1983 under the laws of the State of Florida. The purpose of the Partnership is to purchase, own, manage and operate the Boca Raton Resort and Club, a 298-acre resort complex containing several hotel facilities with a total of 963 guest rooms. In addition, the complex includes 31 tennis courts, 2 golf courses, marina, beach club and other recreational facilities. Included within the resort is the Boca Golf and Tennis Country Club (a separate facility) (see
Note 6). The Partnership also leases the food and beverage concessions, and has contracted for golf access at the Deer Creek and Carolina country clubs.

     As of January 15, 1993, the original general partner, VMS Realty Investment Ltd. (VMSRIL), withdrew from the Partnership as general partner and was replaced by the Boca Raton Management Company, a New York general partnership (BRMC/NY). BRMC/NY was succeeded as general partner on October 1, 1993 by BRMC, L.P., a Delaware limited partnership (BRMC) (see Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting principles and practices used in the preparation of the financial statements follows:

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The Partnership prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to
(1) make estimates and assumptions that affect the reported amounts of assets and liabilities, (2) disclose contingent assets and liabilities at the date of the financial statements and (3) report amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS AND RESTRICTED CASH

     The Partnership considers all highly liquid investments with a maturity of three months or less from the date purchased to be cash equivalents. Restricted cash consists principally of escrow accounts restricted as to use and maintained in accordance with the terms of the Partnership's First Mortgage Notes. Short term investments consist primarily of repurchase agreements.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     At December 31, 1996 and 1995, the carrying amounts of cash, cash equivalents and short-term investments approximate their fair value due to their short duration to maturity. The carrying amount of the mortgages and other loans approximate their fair value.

CONCENTRATIONS OF CREDIT RISK AND MARKET RISK

     Concentration of credit risk and market risk associated with cash, cash equivalents, restricted cash and short-term investments are considered low due to the credit quality of the issuers of the financial instruments held by the Partnership and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies and other large corporations. The Partnership performs ongoing credit evaluations of its significant customers and generally does not require collateral.

PREMIER CLUB MEMBERSHIP DEPOSITS

     The Partnership classifies premier club membership deposits as an operating activity in the Statement of Cash Flows (see Note 10).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

PROPERTY, IMPROVEMENTS AND DEPRECIATION

     Property and improvements are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements..............................  15 - 30 years
Furnishings and equipment...............................  3 - 10 years

     Provision for value impairments are recorded with respect to such assets whenever the estimated future cash flows from operations and projected sales proceeds are less than the net carrying value. The Partnership implemented Statements on Financial Accounting Standards (FAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective January 1, 1996. The implementation of FAS No. 121 did not have a material impact on the financial statements. Costs of major renewals and improvements which extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INVENTORIES

     Inventories consisting of food, beverage and operating supplies are determined using the first-in, first-out method and are stated at the lower of cost or market.

DEFERRED LOAN COSTS

     Deferred loan costs, primarily loan origination and related fees, are capitalized and amortized on the straight-line basis over the terms of the respective debt, which approximates the effective interest method. Deferred loan costs are presented net of accumulated amortization. At December 31, 1996 and 1995, accumulated amortization totaled $643 and $1,320, respectively.

DEFERRED MEMBERSHIP REVENUE

     Deferred membership revenue is recognized as income ratably over the membership year commencing October 1.

RECLASSIFICATIONS

     Certain items for 1994 and 1995 have been reclassified to conform to the 1996 presentation.

PARTNERSHIP RECORDS

     The Partnership's records are maintained on the accrual basis of accounting as adjusted for federal income tax reporting purposes. The accompanying financial statements have been prepared from such records after making adjustments, where applicable, to reflect the Partnership's accounts in accordance with generally accepted accounting principles (GAAP). The net effect of these items is summarized as follows:

                                                              DECEMBER 31,
                                               ------------------------------------------
                                                       1996                  1995
                                               --------------------   -------------------
                                                 GAAP        TAX        GAAP       TAX
                                                 BASIS      BASIS      BASIS      BASIS
                                               ---------   --------   --------   --------
Total assets.................................  $ 178,259   $153,248   $158,433   $133,290
Partners' deficits:
  General Partner............................     (2,492)    (3,127)    (2,249)    (2,834)
  Class A Limited Partners...................    (80,067)  (102,207)   (65,892)   (85,631)
  Class B Limited Partner....................     (1,674)    (1,964)    (1,328)    (1,706)

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                                    YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------
                                          1996                1995               1994
                                   -------------------   ---------------   -----------------
                                     GAAP       TAX       GAAP     TAX      GAAP       TAX
                                    BASIS      BASIS     BASIS    BASIS     BASIS     BASIS
                                   --------   --------   ------   ------   -------   -------
Net income (loss):
  General Partner................  $   (243)  $   (293)  $  171   $  182   $   (52)  $  (163)
  Class A Limited Partners.......   (11,675)   (14,076)   8,209    8,767    (2,495)   (7,835)
  Class B Limited Partner........      (214)      (258)     150      161       (46)     (144)

INCOME TAXES

     No provision has been recorded for income taxes or related credits in the Partnership's financial statements as the results of operations are includable in the income tax returns of the partners. The differences between financial statement income or loss and tax income or loss relate primarily to the methods and lives used to depreciate fixed assets, the treatment of costs of the Premier Membership Program, the treatment of syndication costs and the treatment of the 1994, 1995 and 1996 debt restructurings.

3.  PARTNERSHIP AGREEMENT

     Operating profits and losses of the Partnership are allocated pursuant to the terms of the partnership agreement or in accordance with Internal Revenue Code Section 704(b). Profits and losses attributable to capital items such as a sale or refinancing are allocated among the partners in accordance with the Partnership agreement.

     Distributions of cash flows are made, subject to the participation therein of BRMC, as follows: (a) first, to the Limited Partners in an amount equal to 12% per annum (on a non-cumulative basis) of their aggregate capital contributions (95% to Class A and 5% to Class B); (b) then, to BRMC, the payment of a subordinated incentive fee, as defined in the Partnership Agreement; and
(c) then, of the balance, 98% to the Limited Partners (93.1% to Class A and 4.9% to Class B) and 2% to BRMC.

     Distributions of capital items are made as follows: (a) first, 100% to the Limited Partners until such time as each Limited Partner has received distributions sufficient to reduce their aggregate capital contribution to zero;
(b) then, 100% to BRMC until such time as BRMC has received distributions sufficient to reduce its aggregate capital contributions to zero; (c) then, to the Class A Limited Partners to the extent not previously paid from Cash Flow an amount equal to: 10% per annum of their aggregate capital contributions (on a cumulative basis from January 1, 1984); (d) then, first to the Limited Partners, 90% (85.5% to Class A and 4.5% to Class B) of the next $16,000 and then 10% of such $16,000 to BRMC; and (3) then, 70% to the Limited Partners (66.5% to Class A and 3.5% to Class B) and 30% to BRMC.

     In 1996, the Partnership made capital distributions totaling $2,500 to the Class A Limited Partners and accrued $132 for distributions to the Class B Limited Partners.

     The Partnership relies on mortgages and other loans to fund capital improvements and construction projects. The Partnership expects to meet its cash requirements through operations and the use of existing cash balances.

     As general partner, BRMC is entitled to receive the following forms of compensation and additional distributions (General Partner Compensation):

          1. A supervisory management fee, the lesser of (a) $50 per month and
     (b) 90% of the hypothetical supervisory fee formerly payable to an affiliate of VMSRIL (see Note 8).

          2. A debt restructuring fee with existing creditors, .5% of the principal amount of the Partnership's indebtedness restructured (see Note
     8).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

          3. A debt or equity capital raising fee, 1.5% of the amount raised. To the extent any capital raised is applied to repay indebtedness, no debt restructuring fee referred to in 2 above shall be payable with respect to the portion of the indebtedness for which a capital raising fee is charged (see Note 8).

          4. A debt reduction fee, 10% of the principal amount of the debt extinguished. BRMC would receive 20% of its debt reduction fee at the closing of the debt reduction transaction, with the balance paid from (a) any excess proceeds from the refinancing of such debt, and (b) any distributions resulting from any sale or refinancing as a preference to the Limited Partners' distributions thereunder (see Note 8).

          5. A participation in cash distributions, BRMC will receive the following distributions:

                                                                     BRMC
CUMULATIVE AMOUNT DISTRIBUTED                                     PERCENTAGE
-----------------------------                                     ----------
First  $10,000..................................................       1%
Next   $10,000..................................................       2
Next   $10,000..................................................       3
Next   $10,000..................................................       4
Next   $10,000..................................................       5
Over   $50,000..................................................      10

        In the event the Limited Partners are diluted in connection with any offering of new Partnership equity, the distribution breakpoints (DBP) in the above table will be adjusted in accordance with the following formula: DBP divided by that percentage of the Partnership's equity owned by the existing Limited Partners upon completion of the financing. Notwithstanding any of the foregoing, BRMC shall receive a total share of such distributions of not less than $500. Such minimum shall not apply in the event that the Limited Partners' cumulative distributions have not exceeded Limited Partners' taxes due thereon.

          6. The foregoing elements set forth in preceding subparagraphs 2, 3, 4 and 5 are limited by the provisions of the first mortgage notes (see Note
     5).

4.  LETTERS OF CREDIT

     As of December 31, 1996 and 1995, the Partnership has two letters of credit which secure two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500 which mature in August 1997 and are included in restricted cash and short-term investments.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

5.  MORTGAGES AND OTHER LOANS PAYABLE

     Various refinancing activities occurred in 1996 and can be summarized as follows:

                                                            (IN THOUSANDS)
                                                                                      TOTAL
                                        OUTSTANDING        1996                    OUTSTANDING
                                        BALANCE AT       PRINCIPAL     1996          DEBT AT
LOAN DESCRIPTION, INTEREST RATE      DECEMBER 31, 1995   PAYMENTS    NEW DEBT   DECEMBER 31, 1996
-------------------------------      -----------------   ---------   --------   -----------------
Nomura-$75,000.....................       $ 71,524        $ 71,524                   $    -0-
Starwood-$50,000...................         51,000          51,000                        -0-
Starwood-$500 -- 14 1/2%...........            500                                        500
RMA -- 7%..........................         10,000             300                      9,700
Senior Facility, LIBOR + 2 1/4%....                                   110,000         110,000
Subordinate Facility, 13%..........                                    20,000          20,000
Starwood-$35,000, 18.5%............         10,000                     25,000          35,000
Other..............................            212             212                        -0-
                                          --------        --------   --------        --------
                                          $143,236        $123,036   $155,000        $175,200
                                          ========        ========   ========        ========

FIRST MORTGAGE NOTES

     On August 22, 1996, the Partnership entered into an agreement with a consortium of financial institutions to borrow $130,000 primarily for the purpose of refinancing existing first mortgage notes. The agreement consists of a $110,000 Senior Facility (Senior Notes) and a $20,000 Subordinate Facility (Subordinate Notes). Both Facilities mature on August 22, 2001 and accrue interest, based on a 360 day year, payable monthly in arrears. The Senior Notes accrue interest at the lenders' base rate plus one-quarter percent (Base Rate) or LIBOR plus two and one-quarter percent (LIBOR Rate). In 1996, the Partnership selected the LIBOR Rate, averaging approximately 7.814%. The Subordinate Notes accrue interest at a fixed rate of thirteen percent. Both Facilities are secured by a first mortgage and lien on all assets held by the Partnership, except in certain circumstances where other first liens are permitted. The outstanding balance on the First Mortgage Notes at December 31, 1996 totaled $130,000.

     The Partnership is required to make quarterly principal payments of $750 on the Senior Notes commencing September 30, 1998 and increasing to $1,250 on September 30, 1999 and to $1,750 on September 30, 2000. The Partnership is required to make additional principal payments on the Senior Notes and initial principal payments on the Subordinate Notes based upon certain cash flow conditions.

     In accordance with the agreement, the Partnership deposits cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. Both Facilities contain significant restrictions with respect to payments to Partners and other debt holders.

     In conjunction with the refinancing, the Partnership recorded a loss on debt restructuring of $5,417 which represents the write off of debt issue costs. The Partnership paid a loan prepayment penalty of $3,515 to Nomura.

SECOND MORTGAGE NOTE

     On August 22, 1996, the Partnership entered into an agreement with an institutional lender to borrow $35,000, as evidenced by a promissory note, primarily for the purpose of the planned expansion of the Resort. The note is secured by a second mortgage and lien on all assets held by the Partnership, except in certain circumstances where other liens are permitted. At maturity, August 21, 2003, or prepayment of the note, the Partnership is required to pay an amount which will result in an annual internal rate of return to the lender of

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP eighteen and one-half percent (18.5%). Interest is payable quarterly in arrears commencing October 1, 1996 at a rate of eight percent through December 31, 1998 and fourteen and one-half percent thereafter based on a 360 day year. The Partnership accrues interest at 18.5% per annum. Additional interest and principal payments are required based on certain cash flow conditions. The outstanding balance on the Second Mortgage Note totaled $35,000 at December 31, 1996.

     The Partnership may not prepay the note prior to its third anniversary except in connection with a sale of Partnership assets to a third party. If prepayment occurs before August 23, 2001, the Partnership is required to pay an amount (Prepayment Amount) which would result in an 18.5% internal rate of return to the lender through that date. The Prepayment Amount will be reduced by the return which would result from the lenders' reinvestment of the repaid principal at the United States Treasury Notes rate plus 250 basis points, if prepayment results from sale of Partnership assets or from cash flow; or plus 150 basis points, if prepayment results from refinancing the note or sale or issuance of any ownership interest in the Partnership.

THIRD MORTGAGE NOTE

     On August 22, 1996, a note payable, which was previously secured by a first mortgage, was replaced with a third mortgage and lien on all assets of the Partnership. The note matures on September 30, 2003 and accrues interest at a fixed rate of approximately 14.52% through September 30, 1998 and at a variable rate thereafter payable quarterly in arrears. The outstanding balance on the Third Mortgage Note at December 31, 1996 totaled $500.

     The Partnership is required to make an additional payment (Final Participation Interest) upon maturity of the loan or sale of the Partnership's assets equaling the sum of $750, plus 5% of the Partnership's net asset value as calculated based on certain criteria. In the event of refinancing of the property, the Partnership is required to make a payment of 5% of the net proceeds (Interim Participation Interest). Interim Participation Interest paid will be deducted from the Final Participation Interest amount. In 1996, the Partnership paid $125 of Interim Participation Interest.

OTHER NOTES PAYABLE

     The Partnership's other notes payable represent two unsecured promissory notes with original amounts of $8,000 and $2,000 dated October 7, 1994 related to a settlement agreement whereby the Partnership terminated a 20-year management agreement. Both promissory notes mature on October 7, 2004 and accrue interest at a rate of 7% payable semi-annually in arrears.

     The $8,000 promissory note requires future principal reductions of $320 on October 7, 1997 and $400 on each October 7 from 1998 to 2003, with a balloon payment of $5,040 due at maturity. The $2,000 promissory note payable requires future principal reductions of $80 on October 7, 1997 and $100 on each October 7, from 1998 to 2003, with a balloon payment of $1,260 due at maturity. The notes include limitations on additional senior debt.

     At December 31, 1996, aggregate future maturities of mortgage and other loans payable are as follows:

1997........................................................  $    400
1998........................................................     2,000
1999........................................................     4,500
2000........................................................     6,500
2001........................................................   119,000
Thereafter..................................................    42,800
                                                              --------
                                                              $175,200
                                                              ========

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     The following schedule reflects the mortgage and loan payable balances as of December 31, 1995. Senior and subordinated notes were refinanced during 1996, as disclosed above:

                                                                  1995
                                                                --------
  A senior note secured by the $130,000 first mortgage on
     the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 8.26%. The Partnership may pay the loan in whole or
     in part at any time by paying a prepayment fee based on
     a formula.                                                 $ 71,524
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements, and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The balance at December 31, 1995 includes a
     fee of $1,000 due upon payoff of the note. The loan has
     a term of eight years and no amortization period [see
     (b) and (d) below].                                          51,000
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The note contains a provision whereby the
     lender upon the sale or refinancing of the Partnership,
     or substantially all of its assets, is entitled to an
     amount based on a certain formula [see (a) below].              500
     Other loans payable:
  A promissory note bearing interest at 14.5% per annum,
     payable quarterly commencing April 1, 1996. The note is
     collateralized by the notes receivable due from club
     members for the Premier Membership Program at December
     15, 1995 and additions thereafter (see Note 10). The
     loan matures on December 15, 2002, at which time all
     principal and any accrued unpaid interest is due. The
     principal amount due at maturity of the note includes
     an amount, in addition to principal and accrued
     interest, sufficient to provide the lender an internal
     rate of return of 18.5% per annum. [see (c) below].          10,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $240 increasing to $400 in the year 2003 with
     a balloon payment of $5,040 due October 7, 2004.              8,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $60 increasing to $100 in the year 2003 with
     a balloon payment of $1,260 due October 7, 2004.              2,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. Annual principal payments of
     $100 plus interest commence October 7, 1995.               $    100
  A note payable dated March 31, 1991 for $600 to fund the
     redevelopment and renovation of a resort restaurant.
     Principal and interest payments are made monthly over a
     five-year term at an interest rate of prime plus 2.5%
     (11.0% at December 31, 1995).                                   112
                                                                --------
                                                                 143,236
Current portion of mortgage and other loans payable               (2,347)
                                                                --------
                                                                $140,889
                                                                ========

---------------

(a) On October 11, 1994, the Partnership exercised its call option (the "1994 Refinancing") and paid $45,086 to reduce the then outstanding principal balance of $55,000 on this subordinated note to $500,

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP resulting in a gain on debt restructuring of $6,704, net of $2,710 in capitalized costs on the repaid subordinated note which were written off as a result of the restructuring.

     Also on October 11, 1994, the Partnership entered into a $48,500 subordinated note agreement with a new lender. The proceeds of the note were reduced by a $1,000 commitment fee and used to make the $45,086 payment described above and to pay accrued interest of $216 on the repaid subordinated note, resulting in net cash proceeds of $2,198.

(b) The Partnership's subordinated note in the original principal amount of $48,500 was retired on September 29, 1995 (the "1995 Refinancing"). The total principal and interest owed to the Lender under the note was $50,241. An additional Payoff Premium of $1,500 was also owed to the Lender under the note. The Partnership made a cash payment of $1,741 to the Lender for accrued interest at September 29, 1995 and refinanced $50,000 with the issuance of a $50,000 subordinated note. As a result of the 1995 Refinancing, approximately $1,696 in deferred loan costs were written off resulting in a loss on extinguishment of debt of said amount.

     In connection with the 1995 Refinancing, the Partnership paid $389 in closing costs and legal fees. These loan costs were capitalized and are being amortized on a straight line basis over the term of the loan.

(c) On December 15, 1995, the Partnership entered into a $10,000 promissory note, the proceeds of which were deposited into an escrow account. The balance in the escrow account at December 31, 1995 is $9,864 and is included in restricted cash and short-term investments in the accompanying balance sheet. The proceeds of the note are to be used for the construction of certain hotel property.

     The Note is prepayable at any time, provided that any prepayments made prior to December 15, 2000 require a prepayment fee sufficient to provide the holder an internal rate of return of 16% per annum through December 15, 2000 based upon a yield maintenance formula.

(d) The note calls for $1,000 fee due upon payoff. This fee is being accreted over the life of the loan. At December 31, 1995, included in deferred loan costs is approximately $968, which represents the $1,000 fee less accumulated accretion of $32.

     Under the terms of the senior and subordinated mortgage notes described above, certain amounts are required to be deposited in an escrow account for the purposes of paying personal and real property taxes. The balance in the personal and real property taxes account was $853 at December 31, 1995. The terms of these mortgages also require funds to be escrowed for capital repairs and replacements to the resort. The balance in the capital repair and replacement escrow account was $2,148 at December 31, 1995.

     The mortgage loan agreements include certain restrictive covenants including, among other things, the maintenance of a senior debt service ratio, as defined, of 1.75 to 1 and a subordinate debt service coverage ratio, as defined, of 1.2 to 1, restrictions on general and limited partner distributions and limitations on the incurrence of new debt.

6.  BANYAN MORTGAGE LOANS

     The Banyan mortgage loans consisted of three matured first mortgage loans collateralized by certain land (the Marina Parcel) and the Boca Golf and Tennis Country Club. At December 31, 1994, the mortgage loans had principal balances of $8,100, $10,354 and $2,031 and accrued interest totaled $4,388. During 1994 and 1995, no principal payments were made, other than as described below, and, in accordance with the terms of the agreements, interest totaling $2,419 was incurred in 1994.

     On December 29, 1994 (the Settlement Date), the Partnership entered into a settlement agreement which called for the following: (1) a payment of $1,000, which was made on November 29, 1994, and applied against outstanding principal;
(2) a payment to be made of $3,500, plus interest accrued from the Settlement Date to the date of payment, to release the Boca Golf and Tennis Country Club from the mortgage loans; and (3) a foreclosure sale on the Marina Parcel, to be held subsequent to December 31, 1994.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     On January 17, 1995, the Partnership made the $3,500 payment, plus accrued interest of $18, and on January 26, 1995, a foreclosure sale was held and the lender obtained ownership of the Marina Parcel.

     The settlement is deemed to have occurred at the time the $3,500 payment was made and the foreclosure sale was held. Accordingly, in 1995, the Partnership recognized a net gain of $12,024 consisting of $21,373 in forgiveness of principal and interest offset by a write-off of $9,349 representing the carrying value of the Marina Parcel.

     The Partnership agreed to lease the Marina Parcel from the owner for $8 per month which terminated December 1, 1996 and was subsequently extended to January 1, 1997. On January 2, 1997, the Partnership entered into an agreement with the owner for the right of partial use of the marina property. The agreement's initial term expires on September 1, 1997 and is automatically renewable upon notice, unless terminated by either property owner or the Partnership.

7.  SERVICES AGREEMENT

     The Partnership has entered into a services agreement with an individual to provide executive services. Pursuant to the agreement, the individual has agreed to serve as a director of the corporate general partner of BRMC. The term of the agreement is ten years commencing on January 1, 1993. As compensation for these services, the individual receives the following:

          1. Basic advisory fee of not less than $150 per year payable in equal monthly installments.

          2. For the first three calendar years, a guaranteed bonus equal to the greater of $35 or 2.5% of the Partnership's adjusted contract year earnings in excess of the contract year base level earnings.

          3. Complimentary Premier Club membership.

     The basic advisory fee of $150 was paid to the individual in 1994, 1995 and 1996. Cumulative bonuses totaling $107 have been accrued and are included in other accounts payable and accrued expenses at December 31, 1996.

8.  OTHER RELATED PARTY TRANSACTIONS

     As described in Note 3, BRMC is entitled to receive several forms of compensation. In respect to Note 3 subparagraph 1, the Partnership paid $600 in supervisory management fees during 1994, 1995 and 1996. In connection with Note 3 subparagraph 2, 3, 4 and 5, the following sets forth the extent of amounts owed by the Partnership to BRMC.

     Fees incurred in 1993
     Capital raising fee(1)......................................  $   1,650
     Debt reduction fee(2).......................................      1,416
                                                                   ---------
     Balance due as of December 31, 1993.........................      3,066
     Less: Payment made in 1994 in connection with balance due as
           of December 31, 1993..................................       (500)
     Plus: Fees incurred in 1994
     Capital raising fee(3)......................................        728
     Debt reduction fee(4).......................................      1,140
     Settlement fee(5)...........................................        400
                                                                   ---------
     Balance due as of December 31, 1994.........................      4,834

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Plus: Fees incurred in 1995
     Debt restructuring fee(6)...................................        243
     Capital raising fee(7)......................................        173
     Debt reduction fee(8).......................................        650
                                                                   ---------
     Balance due as of December 31, 1995.........................      5,900
     Less: Payment made in 1996 in connection with balance due as
           of December 31, 1995..................................     (4,500)
     Plus: Capital raising fee incurred in 1996(9)...............      2,325
                                                                   ---------
     Balance due as of December 31, 1996.........................  $   3,725
                                                                   =========
(1)  Aggregate new money raised in 1993..........................    110,000
     Capital raising fee (@ 1.5%)................................      1,650
(2)  Original principal replaced.................................    154,908
     Less: Replacement financing.................................   (140,750)
                                                                   ---------
     Debt reduction amount.......................................     14,158
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,416
(3)  Aggregate new money raised in 1994..........................     48,500
     Capital raising fee (@ 1.5%)................................        728
(4)  Original principal replaced.................................     25,200
     Less: Loan payments.........................................     (4,500)
     Value of Marina Parcel per settlement.......................     (9,300)
                                                                   ---------
     Debt reduction amount.......................................     11,400
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,140
(5)  RMA settlement fee..........................................        400
(6)  Debt restructured in 1995...................................     48,500
     Debt restructuring fee (@ 0.5%).............................        243
(7)  Aggregate new money raised in 1995..........................     11,500
     Capital raising fee (@ 1.5%)................................        173
(8)  Original principal replaced.................................     54,500
     Less: Replacement financing payoff amount...................    (51,000)
     Plus: New money included in replacement financing...........      3,000
                                                                   ---------
     Debt reduction amount.......................................      6,500
                                                                   =========
     Debt reduction fee (@ 10%)..................................        650
(9)  Aggregate new money raised in 1996..........................    155,000
     Capital raising fee (@ 1.5%)................................  $   2,325

     Payment of the balance due BRMC at December 31, 1996 is restricted in accordance with provisions of the First Mortgage Notes. There is $25 due to the BRMC from future distribution to Limited Partners for the participation fee on the $2,500 distribution made during 1996.

     In 1994, the Partnership received $500 from an affiliate of VMSRIL for reimbursement of a percentage of shared executives' salaries and benefits and $60 for office space rental.

9.  PROFIT SHARING PLAN

     On January 1, 1987, the Partnership established the Boca Raton Hotel and Beach Club Employees Savings and Thrift Plan and Trust (the "BEST Plan"). Substantially all employees are eligible to participate

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP in the BEST Plan. The BEST Plan allows participants to contribute up to 16% of their total compensation. The Partnership is required to contribute 50% of the first 6% of the employee's earnings. The Partnership's contributions to the BEST Plan were $360, $362, and $387 for the years ended December 31, 1994, 1995, and 1996, respectively.

10.  PREMIER CLUB MEMBERSHIP DEPOSITS AND CREDITS

     During 1991, the Partnership introduced the Premier Club at the resort complex. The program requires an initial membership deposit and annual dues based on the number and type of facilities the member uses.

     Under the terms of the Premier Club, commencing in January 1991, applications for membership required a deposit of $15 ($12 for members under a prior program). The required deposit was increased to $18 as of May 1, 1992, $22 as of May 1, 1993, $25 as of May 1, 1994 and $28 as of May 1, 1995 and $30 as of May 1, 1996. As of December 31, 1996, the Partnership has recorded membership deposits of $59,287, of which $47,201 has been either received or credited. As of December 31, 1996, $1,912 of membership notes bear interest at 7% per annum and the remaining balance of $10,174 is non-interest bearing. The membership notes will be collected by 2003 as follows:

1997........................................................  $ 3,840
1998........................................................    3,327
1999........................................................    2,723
2000........................................................    1,565
2001........................................................      565
Thereafter..................................................       66
                                                              -------
                                                              $12,086
                                                              =======

     Premier Club deposits are net of a deposit credit of $3,584 and $3,462 at December 31, 1995 and 1996, respectively, granted to members of a prior membership program. The deposit credit is amortized on the interest method over 30 years. If any member paying over time suspends payments, amounts paid to date will be forfeited and recognized as income. Fully paid deposits are refundable upon the death of a member or a member's spouse and upon the expiration of the 30-year membership term (subject to renewal). The deposit is refundable upon a member's resignation from the Premier Club, but only out of the proceeds of the membership deposit of the fifth new member to join the Premier Club following refund of all previously resigned members' deposits.

11.  COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     On August 5, 1993, the Partnership entered into agreements to lease food and beverage operations at the Deer Creek and Carolina country club facilities. The Partnership is entitled to food and beverage revenues from the operation of the facilities and is obligated to pay all employee costs, certain maintenance costs and 50% of the following: real and personal property taxes, insurance premiums and common area maintenance costs, and certain other items, in accordance with the terms of the agreements. For the years ended December 31, 1994, 1995 and 1996, rental and other expenses include net losses from these leases operations of $365, $261 and $431, respectively, which are net of food and beverage revenues totaling $5,164, $5,241 and $5,018, respectively. Included in the net losses from these operations are rent expense under the related leases of $305, $397 and $321, respectively.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Minimum future obligations under operating leases, in effect at December 31, 1996, for certain equipment and the Deer Creek and Carolina food and beverage operations are as follows:

1997........................................................  $1,620
1998........................................................   1,522
1999........................................................   1,386
2000........................................................     343
2001........................................................     327
Thereafter..................................................     321
                                                              ------
                                                              $5,519
                                                              ======

     Rent expense under operating leases, excluding rent expense under the Deer Creek and Carolina country club leases, totaled $566, $1,290 and $1,493 for the years ended December 31, 1994, 1995 and 1996, respectively.

     In conjunction with the closing of the First and Second Mortgage Notes, bonuses totaling $1,000 were paid to certain employees of the Partnership.

     State of Florida Department of Revenue performed audits of the Partnership's Sales and Use and Intangible taxes for the periods March 31, 1991 to December 31, 1995 and January 1, 1991 to January 1, 1995, respectively. The Partnership was assessed an additional $248 of taxes and $106 of interest. The Partnership disputes the assessments and believes it will be successful in defending its position. Accordingly, no additional liability has been accrued.

     The Partnership and KSL Recreation Corporation (KSL) entered into a settlement agreement and general release on April 24, 1996. In accordance with the settlement agreement, the Partnership agreed to pay KSL an amount totaling $1,250, in exchange for mutual releases and discharges from all actions and obligations from their respective suits. In accordance with the agreement, the Partnership paid $750 and agreed to pay $500 on or before June 30, 1998. At December 31, 1995, $950 was included in accrued settlement cost in the accompanying balance sheet.

     The Partnership is subject to various actions arising out of the operations of its business. Management is vigorously defending these actions and believes that all actions are adequately covered by insurance.

     In November 1995, the Partnership began Phase I of a planned $40,000 expansion of the Resort. At December 31, 1996, the Partnership incurred $15,148 of costs related to the expansion; $8,396 was completed in 1996 and includes building of a parking garage and tennis courts. The balance of the expansion plan encompasses construction of a new conference center, completion of a fitness center and certain other minor improvements to the Resort facilities. Construction of the new conference center commenced in September 1996. As of December 31, 1996 and in connection with the Project, the Partnership had contractual commitments for capital expenditures of $28,406 of which $1,507 is included in other accounts payable and accrued expenses in the accompanying balance sheet.

12.  SUBSEQUENT EVENTS

     On March 20, 1997, BRMC, BRMC's corporate general partner, and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, has an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Partners of
  LeHill Partners L.P.:

     We have audited the accompanying consolidated balance sheet of LeHill Partners L.P. and consolidated entities (a Delaware limited partnership) as of December 31, 1996, and the related consolidated statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LeHill Partners L.P. and consolidated entities as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  September 11, 1997.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)


                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 8,819
  Deposit held in escrow with closing agent.................      142
  Restricted investments....................................    3,600
  Accounts receivable, net of allowance for doubtful
     accounts of $179.......................................    1,603
  Inventories...............................................      710
  Mortgage notes receivable, current portion................    1,683
  Prepaid expenses and other assets.........................      932
                                                              -------
     Total current assets...................................   17,489
PROPERTY AND EQUIPMENT, AT COST:
  Land......................................................      986
  Building and improvements.................................    6,885
  Furniture and equipment...................................    3,134
                                                              -------
                                                               11,005
  Less accumulated depreciation.............................    1,094
                                                              -------
     Property and equipment, net............................    9,911
MORTGAGE NOTES RECEIVABLE, NONCURRENT PORTION...............    2,054
CASH AND CASH EQUIVALENTS RESTRICTED FOR FUTURE MAJOR
  REPAIRS AND REPLACEMENTS..................................    2,354
INVESTMENTS RESTRICTED FOR FUTURE MAJOR REPAIRS AND
  REPLACEMENTS..............................................    1,026
                                                              -------
          Total assets......................................  $32,834
                                                              =======

             LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 1,909
  Accrued payroll expenses..................................      757
  Accrued property tax expenses.............................      368
  Deferred revenue..........................................    2,173
  Due to unit owners........................................      151
  Due to former AUO manager.................................      640
                                                              -------
          Total current liabilities.........................    5,998
MINORITY INTEREST IN CONSOLIDATED ENTITIES..................    5,005
PARTNERS' CAPITAL...........................................   21,831
                                                              -------
          Total liabilities and partners' capital...........  $32,834
                                                              =======


The accompanying notes to consolidated financial statements are an integral part of this balance sheet.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)


REVENUE:
  Resort operations
     Rooms..................................................  $ 19,394
     Food and beverage......................................    13,684
     Other departments......................................     3,844
     Other income...........................................       784
                                                              --------
          Total resort operations...........................    37,706
  Interest income...........................................     1,102
  Excess of proceeds received over basis of mortgages.......     1,033
  Excess distribution proceeds received.....................     1,152
  Other.....................................................        61
                                                              --------
          Total revenue.....................................    41,054
                                                              --------
EXPENSES:
  Resort operations
     Cost of sales..........................................     4,624
     Payroll and related expenses...........................     8,096
     Property operations and maintenance....................     2,159
     Other operating and administrative expenses............     8,809
     Management fees........................................     1,410
     Marketing..............................................     2,908
     Depreciation and amortization..........................       912
     Real estate taxes......................................       352
                                                              --------
          Total resort operations...........................    29,270
  Other expenses............................................       100
                                                              --------
          Total expenses....................................    29,370
                                                              --------
INCOME BEFORE MINORITY INTEREST.............................    11,684
MINORITY INTEREST IN OPERATIONS OF CONSOLIDATED ENTITIES....    (4,679)
                                                              --------
NET INCOME..................................................  $  7,005
PRO FORMA ADJUSTMENT TO REFLECT INCOME TAXES................    (2,702)
                                                              --------
PRO FORMA NET INCOME........................................  $  4,303
                                                              ========


The accompanying notes to consolidated financial statements are an integral part of this statement.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

PARTNERS' CAPITAL, January 1, 1996..........................    $28,648
  Distributions.............................................    (13,822)
  Net income................................................      7,005
                                                                -------
PARTNERS' CAPITAL, December 31, 1996........................    $21,831
                                                                =======

The accompanying notes to consolidated financial statements are an integral part of this statement.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income from operations................................    $ 7,005
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        912
     Provision for doubtful accounts........................         19
     Minority interest in operations of consolidated
      entities..............................................      4,679
     Change in assets and liabilities:
       Accounts receivable..................................      1,600
       Inventories..........................................        (43)
       Prepaid expenses and other assets....................        822
       Accounts payable and accrued expenses................        417
       Deferred revenue.....................................        377
                                                                -------
          Net cash provided by operating activities.........     15,788
                                                                -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deposit held in escrow with closing agent.................       (142)
  Acquisition of mortgage notes receivable..................       (690)
  Repayment of mortgage notes receivable....................      2,977
  Additions to property and equipment.......................     (3,204)
  Increase in cash restricted for future major repairs and
     maintenance............................................     (2,287)
  Sale of restricted marketable securities..................      2,401
  Purchase of marketable securities.........................     (3,202)
  Decrease in other assets..................................         19
                                                                -------
          Net cash used in investing activities.............     (4,128)
                                                                -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to partners.................................    (13,822)
  Decrease in due to unit owners............................     (1,882)
  Distributions to minority partners........................     (2,084)
  Payments made on behalf of minority partners..............       (983)
                                                                -------
          Net cash used in financing activities.............    (18,771)
                                                                -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (7,111)
CASH AND CASH EQUIVALENTS, beginning of year................     15,930
                                                                -------
CASH AND CASH EQUIVALENTS, end of year......................    $ 8,819
                                                                -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...............................................    $    30
                                                                =======
     Income taxes...........................................    $    77
                                                                =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
  Debt reclassified to deferred revenue.....................    $   483
                                                                =======
  Acquisition of units of hotel and reduction of mortgage
     notes receivable through foreclosures and deeds in lieu
     of foreclosure.........................................    $ 6,504
                                                                =======


The accompanying notes to consolidated financial statements are an integral part of this statement.

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


1. BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:



     The accompanying consolidated financial statements of LeHill Partners L.P. (the "Partnership") consist of the accounts of the Partnership and the combined financial statements of the accounts maintained by the Registry Hotel Corporation for the individual unit owners of the Registry Hotel at Pelican Bay ("Registry Resort") and the Association of Unit Owners of the Registry Hotel at Pelican Bay, Inc. ("AUO"). The Partnership owned a 60% interest in the AUO as of December 31, 1996. All material intercompany transactions and balances have been eliminated in consolidation.



     The Partnership was formed on February 22, 1995 by Pelican Hill Associates, L.P. ("Pelican Hill"), the sole general partner, ResortHill, Inc. ("RHI"), LW-LP, Inc. ("LW-LP") and Blakely Capital Inc. ("Blakely") to acquire 100% of the participation interests in approximately 319 first mortgages collateralized by the property and 18 condominium units in the 474-unit Registry Resort located in Naples, Florida. The Partnership owned 283 of the condominium units and held 60 first mortgages at December 31, 1996. The Partnership Agreement, as amended, provides for income allocations, additional capital contributions, and distributions among the partners.



     The Partnership is a member of the AUO, a nonresidential hotel condominium association, and has entered into an Agency Agreement under which the revenue of Registry Resort and the commercial units are pooled and allocated to the investors after deducting operating expenses and management fees.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


(a)  Basis of Accounting


     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.


(b)  Cash and Cash Equivalents



     For the purpose of these statements, the Partnership's policy is to consider all highly liquid instruments with original maturities of three months or less to be cash equivalents.



(c)  Inventories



     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food, beverage and operating supplies.



(d)  Depreciation



     Depreciation is generally computed using the straight-line method over the estimated economic lives of five years for personal property, and principally 40 years for buildings and improvements.



(e)  Property and Equipment



     Property and equipment are carried at cost. Repairs and maintenance costs are charged to operations as incurred. Significant betterments and improvements are capitalized and depreciated over their estimated economic lives.



(f)  Use of Estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                               DECEMBER 31, 1996

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


(g) Investments and Cash and Cash Equivalents Restricted For Future Major Repairs and Replacement


     Pursuant to the AUO's governing documents, funds are required to be reserved for future major repairs and replacements. Reserved funds are to be held in separate accounts and are unable to be used for expenditures for normal operations.


(h)  Fair Value of Financial Instruments



     The carrying amount of cash and cash equivalents, investments, receivables, other assets, accounts payable and accrued expenses and deferred revenue approximates fair value because of the short maturity of these instruments.


     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

3. INCOME TAXES


     No provision for income taxes has been made in the accompanying consolidated financial statements as the liability for such taxes is that of the partners of the Partnership and the unit owners of Registry Resort. Since the AUO is a nonresidential hotel condominium association, nonexempt and investment income are subject to tax at normal corporate rates. The accompanying consolidated statement of operations includes pro forma adjustments to reflect the income tax provision which would be incurred if the Partnership were a taxable corporation.


4. MORTGAGE NOTES RECEIVABLE


     On February 24, 1995, the Partnership acquired a majority participation interest in 319 mortgage loans collateralized by Registry Resort of which 87.56% and 12.44% of their interests were acquired from the Resolution Trust Corporation and affiliates, respectively. The promissory notes acquired by the Partnership, which had an aggregate outstanding balance of principal and accrued interest at closing of $56.5 million were purchased by the Partnership for $27.3 million. These notes receivable represent recourse first mortgage loans requiring monthly payments of principal and interest with varying maturities of 30 years from dates of original execution. The interest rate is adjusted every five years based on the average yield of United States Treasury Securities, five-year maturities, plus 3%. The balance of the Partnership's net mortgage notes receivable at December 31, 1996 is as follows (in 000's):



Current principal balance plus unamortized accrued interest
  at date of acquisition....................................  $ 9,597
Difference between principal and accrued interest at date of
  acquisition and acquisition price.........................   (5,860)
                                                              -------
Total mortgage notes receivable.............................    3,737
Less current portion........................................   (1,683)
                                                              -------
Long-term portion of mortgage notes receivable..............  $ 2,054
                                                              =======

                 LEHILL PARTNERS L.P. AND CONSOLIDATED ENTITIES

                               DECEMBER 31, 1996


     Payments of interest and principal related to mortgage notes receivable totalled $1.0 million during the year ended December 31, 1996.


5. RELATED PARTY TRANSACTIONS

     Pursuant to the terms of the partnership agreement, an asset management fee of $120,000 for the year ended December 31, 1996 was paid to RHI, as a co-general partner of Pelican Hill.

6. MANAGEMENT AGREEMENTS


     Registry Resort is operated under a management agreement between Property Directions, Inc., AUO's manager, and the Registry Hotel Corporation, as operator. The agreement provides for a basic management fee equal to 2.5% of the "Basic Fee Base" (as defined) and an incentive fee of 20% of the "Incentive Fee Base" (as defined).



     During 1996, the AUO incurred the following management fees (in 000's):



Basic management fees.......................................   $  929
Incentive fee...............................................      237
AUO manager fees............................................      124
                                                               ------
                                                               $1,290
                                                               ======



     The agreement provides a separate fee of up to 1% of guest-room revenue for actual expenses incurred related to advertising of Registry Resort ("license fee"). The license fee totaled approximately $194,000 for the year ended December 31, 1996 and is included in management fees in the accompanying consolidated statement of operations.


7. EXCESS DISTRIBUTION PROCEEDS RECEIVED


     Prior to 1996, the Company had a right to certain funds held in escrow for unit owners which were derived from the operations of Registry Resort. These funds were released in 1996 and are recorded as excess distribution proceeds received in the accompanying consolidated statement of operations.


8. SUBSEQUENT EVENTS

     On May 19, 1997, the sole shareholder of RHI, (a co-general partner of Pelican Hill), agreed to purchase the entire interests of LW-LP and certain of the other partners of Pelican Hill for a purchase price of approximately $72 million subject to an adjustment to reflect changes in the closing date, the capital contributions needed to close current condominium purchases, or a change in the current number of condominium units under contract for sale to Florida Panthers Holdings, Inc.


     Pursuant to the Merger Agreement consummated on August 13, 1997, Florida Panthers Holdings, Inc. acquired interests constituting approximately 68% of Registry Resort in exchange for approximately $75.5 million in cash, together with 918,174 shares and warrants to purchase 325,000 shares of the Company's Class A Common Stock.

                LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)


ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 8,491
  Restricted investments....................................    2,942
  Accounts receivable, net..................................    2,596
  Inventories...............................................      678
  Mortgage notes receivable, current portion................      301
  Prepaid expenses and other assets.........................    1,334
                                                              -------
          Total current assets..............................   16,342
PROPERTY AND EQUIPMENT, NET.................................   12,921
MORTGAGE NOTES RECEIVABLE, NONCURRENT PORTION...............    2,329
CASH AND INVESTMENTS RESTRICTED FOR FUTURE REPAIRS AND
  REPLACEMENTS..............................................    3,523
                                                              -------
          Total assets......................................  $35,115
                                                              =======
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 3,331
  Deferred revenue..........................................      980
  Other current liabilities.................................       25
                                                              -------
          Total current liabilities.........................    4,336
MINORITY INTEREST IN CONSOLIDATED ENTITIES..................    4,637
PARTNERS' CAPITAL...........................................   26,142
                                                              -------
          Total liabilities and partners' capital...........  $35,115
                                                              =======


        The accompanying notes are an integral part of these statements.

                LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                           SIX MONTHS ENDED JUNE 30,
                                 (IN THOUSANDS)


                                                               1997      1996
                                                              -------   -------
REVENUE.....................................................  $26,659   $23,758
OPERATING EXPENSES:
  Cost of leisure and recreation services...................    9,621     8,883
  Selling, general and administrative.......................    7,562     7,085
  Amortization and depreciation.............................      520       397
                                                              -------   -------
          Total operating expenses..........................   17,703    16,365
                                                              -------   -------
OPERATING INCOME............................................    8,956     7,393
INTEREST AND OTHER INCOME...................................      426     2,666
MINORITY INTEREST IN OPERATIONS OF CONSOLIDATED ENTITIES....   (3,860)   (4,450)
                                                              -------   -------
NET INCOME..................................................  $ 5,522   $ 5,609
PRO FORMA ADJUSTMENT TO REFLECT INCOME TAXES................    2,130     2,164
                                                              -------   -------
PRO FORMA NET INCOME........................................  $ 3,392   $ 3,445
                                                              =======   =======


        The accompanying notes are an integral part of these statements.

                LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES


                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                           SIX MONTHS ENDED JUNE 30,
                                 (IN THOUSANDS)


                                                               1997       1996
                                                              -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 5,522   $  5,609
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Minority interest......................................    3,860      4,450
     Amortization and depreciation..........................      520        397
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (993)       770
     Inventories............................................       32        (29)
     Other assets...........................................     (402)       463
     Accounts payable and accrued expenses..................      298        495
     Deferred revenue and other liabilities.................   (1,344)    (3,280)
                                                              -------   --------
          Net cash provided by operating activities.........    7,493      8,875
                                                              -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in cash restricted for future repairs
     and maintenance........................................      656     (3,422)
  Acquisition of mortgage notes receivable..................       --       (690)
  Principal received on mortgage notes receivable...........    1,107      2,762
  Additions to property and equipment.......................   (3,530)    (1,804)
                                                              -------   --------
          Net cash used in investing activities.............   (1,767)    (3,154)
                                                              -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to partners and minority partners...........   (6,079)   (12,871)
  Borrowings under notes payable............................       25        400
                                                              -------   --------
          Net cash used in financing activities.............   (6,054)   (12,471)
                                                              -------   --------
          Decrease in cash and cash equivalents.............     (328)    (6,750)
CASH AND CASH EQUIVALENTS, at beginning of period...........    8,819     15,930
                                                              -------   --------
CASH AND CASH EQUIVALENTS, at end of period.................  $ 8,491   $  9,180
                                                              =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  $    --   $     15
                                                              =======   ========
  Income taxes paid.........................................  $    --   $     38
                                                              =======   ========
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING ACTIVITIES:
  Acquisition of units of hotel and reduction of mortgage
     notes receivable through foreclosures and deeds in lieu
     of foreclosure.........................................  $ 1,021   $  4,577
                                                              =======   ========


        The accompanying notes are an integral part of these statements.

                LEHILL PARTNERS, L.P. AND CONSOLIDATED ENTITIES


         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1. INTERIM FINANCIAL STATEMENTS



     The accompanying unaudited financial statements of LeHill Partners, L.P. and consolidated entities as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted. The financial information furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the six-month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year primarily due to seasonal variations.



2. INCOME TAXES



     No provision for income taxes has been made in the accompanying consolidated financial statements as the liability for such taxes is that of the partners and unit owners of the hotel. The accompanying consolidated statements of operations include pro forma adjustments to reflect the income tax provision which would be incurred if the partnership were a taxable corporation.

                                    ANNEX A

                              AMENDED AND RESTATED
                      CONTRIBUTION AND EXCHANGE AGREEMENT
                           (BOCA RATON HOTEL & CLUB)

     This Contribution and Exchange Agreement (this "Agreement") is entered into as of March 20, 1997 by and among FLORIDA PANTHERS HOLDINGS, INC., a Florida corporation ("Panthers"); PANTHERS BRHC LIMITED, a Florida limited partnership ("Panthers BRHC Limited"); BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP, a Florida limited partnership ("Partnership"); BRMC, L.P., a Delaware limited partnership ("General Partner") and BRMC CORPORATION, a Delaware corporation and general partner of the General Partner ("BRMC").

                                    RECITALS

     The Board of Directors of Panthers has determined that it is in the best interests of Panthers shareholders for Panthers to acquire, directly or indirectly, all of the assets of the Partnership and the General Partner has determined on behalf of the Partnership that it is in the best interests of the Partnership and its limited partners to transfer all its assets to Panthers BRHC Limited as provided herein.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE EXCHANGE

     1.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereunder ("Closing") shall take place on a date which is on or about five (5) business days after satisfaction or waiver of the conditions set forth in Articles VI and VII, at the offices of Panthers' counsel, Akerman, Senterfitt & Eidson, P.A., Miami, Florida, or such other time and place as the parties may otherwise agree, it being the intent of the parties to close as promptly as practicable. The date on which the Closing occurs is hereinafter referred to as the Closing Date.

     1.2 Partnership's Contribution of Assets. The Partnership shall convey, transfer, assign and deliver to Panthers BRHC Limited at the Closing on the terms and subject to the conditions set forth in this Agreement, all of its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Partnership which are specifically excluded as provided in Section 1.3 hereof) as shall exist on the Closing Date (collectively, the "Contributed Assets"). Without limiting the generality of the foregoing, the Contributed Assets shall include the following:

          (a) all right, title and interest of the Partnership in and to the Owned Property (as defined in Section 3.11 hereof) and as lessee under any leases covering the properties leased by the Partnership;

          (b) all machinery, equipment, tools, supplies, leasehold improvements, constructions in progress, furniture and fixtures located at or on any parcel of the Owned Property or leased premises;

          (c) all inventory of the Partnership;

          (d) all receivables of the Partnership, including without limitation, all trade accounts receivable, notes receivable, and receivables from insurance companies, service contract providers and any other vendors or suppliers of the Partnership (whether on accounts owed as incentive payments or otherwise), but excluding any receivables due from any Affiliate of the Partnership or any Partner of the Partnership which shall be paid or satisfied prior to the Closing;

          (e) all of the interests, rights and benefits accruing to the Partnership under any sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by the Partnership in the ordinary course of business, all other agreements to which the Partnership is a party or by which it is bound and all other choses in action, causes of action and other rights of every kind of the Partnership;

          (f) all operating data and records of the Partnership, including without limitation, customer lists and records, financial, accounting and credit records, correspondence, budgets and other similar documents and records;

          (g) all of the proprietary rights of the Partnership, including without limitation, all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, knowhow, formulae, designs and drawings, computer software, slogans, copyrights, processes, operating rights, other licenses and permits and other similar intangible property and rights relating to the products or business of the Partnership;

          (h) all cash and cash equivalents and investments, whether short-term or long-term, of the Partnership, including without limitation, certificates of deposit, treasure bills and securities;

          (i) all prepaid and deferred items of the Partnership, including without limitation, prepaid rentals, insurance, taxes and unbilled charges and deposits relating to the operations of the Partnership; and

          (j) all right, title and interest of the Partnership in and to any other intangible property of the Partnership.

     1.3 Excluded Assets. The Contributed Assets shall exclude the following assets of the Partnership: (i) the Exchange Rights (as defined in Section 1.8(i)) and the Panthers Warrants (as defined in Section 1.8(j)), and the Fee Shares (as defined in Section 1.8(i)) and the rights of the Partnership under this Agreement; (ii) the minute books and partnership interest transfer records of the Partnership; and (iii) those assets set forth on Exhibit "A" attached hereto ("Sold Assets"), which shall be sold by the Partnership to Panthers, or its designee, at closing in consideration of the Exchange Rights and the Panthers Warrants and the Fee Shares.

     1.4 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales contract, supply contract, service agreement or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Panthers BRHC Limited thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Panthers BRHC Limited thereunder so that Panthers BRHC Limited would not in fact receive all such rights, the Partnership, the General Partner and BRMC shall cooperate, to the best of their ability, but at the cost and expense of Panthers BRHC Limited without reduction of the purchase price calculated under Section 1.8(i), with Panthers BRHC Limited to the extent necessary to provide for Panthers BRHC Limited the benefits under such claim, contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Panthers BRHC Limited of any and all rights of the Partnership against a third party thereto arising out of the breach or cancellation by such third party or otherwise. The provisions of this Section 1.4 shall not affect or modify any other rights of Panthers BRHC Limited under this Agreement.

     1.5 Panthers Contribution of Assets. At or prior to the Closing, Panthers, or its designees, shall contribute or cause to be contributed to Panthers BRMC Limited ((a), (b) and (c) below being referred to as the "Panthers Capital Contribution"):

          (a) Cash in an amount sufficient to pay off in full at the Closing Date the obligations of the Partnership set forth on Schedule 1.5 attached hereto;

          (b) At the written election of BRMC, which shall be delivered within five (5) days prior to the Closing Date, cash or 141,232 shares (adjusted, as appropriate, for any stock split, reverse stock split, stock dividend or "Special Transaction" generally in accordance with the provisions of Exhibit "B" attached hereto) of the Class A common stock of Panthers, par value $.01 per share ("Panthers Common Stock") to satisfy the $3.725 million Partnership's deferred fee obligations to BRMC; and

          (c) The Sold Assets, which the parties agree will have a value of $30 million.

     That portion of the Panthers Capital Contribution described in clause (a) shall be determined with reference to the payoff letters required by Section
5.17 hereof. For purposes of Panthers BRHC Limited's partnership agreement, the Panthers Capital Contribution shall also include: (i) the aggregate value of any Panthers Common Stock issued upon exercise of any options granted to those persons referred to in Section 6.8 hereof; (ii) any cash contributed to pay off the $110 Million Senior Facility under the Loan Agreement ("Senior Facility"), when and if permitted hereunder and under Panthers BRHC Limited's partnership agreement; (iii) any additional cash contributed by Panthers to Panthers BRHC Limited to pay transaction costs and expenses under Section 5.20 hereof, and
(iv) any other non-reimbursable expenses of Panthers BRHC Limited paid by Panthers and additional cash contributed to the equity of Panthers BRHC Limited.

     1.6 Assumed Liabilities. Panthers BRHC Limited shall at the Closing assume and agree to pay, discharge, and perform when lawfully required all of the obligations, duties and liabilities of the Partnership whether absolute or contingent, known or unknown. The obligations, duties and liabilities assumed by Panthers BRHC Limited pursuant to this Section 1.6 shall be referred to as the "Assumed Liabilities."

     1.7 No Expansion of Third Party Rights. The assumption by Panthers BRHC Limited of the Assumed Liabilities, the transfer thereof by the Partnership, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Panthers BRHC Limited or the Partnership as compared to the rights and remedies which such third party would have against the Partnership had Panthers BRHC Limited not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Panthers BRHC Limited of the Assumed Liabilities shall not create any third party beneficiary rights.

     1.8 Procedure at the Closing. At the Closing, the parties agree that the following shall occur:

          (a) Panthers (or its designee) and the Partnership shall enter into a partnership agreement for Panthers BRHC Limited, the form of which shall be agreed upon no later than thirty (30) days from the date of this Agreement; provided however, that such agreement shall provide that:

             (i) Affiliates of Panthers will be the managing General Partner of Panthers BRHC Limited and the holder of a limited partnership interest therein (the "Panther Interest");

             (ii) The Partnership shall acquire a non-managing general partnership interest ("Boca LP Interest") in exchange for the Contributed Assets;

             (iii) Cash from operations determined by the managing general partner to be available for distribution will be distributed (x) first to the holders of the Panther Interest in payment of a profit share equal to 15% per annum, cumulative and compounded, on the "Base Amount," which shall equal the Panthers Capital Contributions, and (y) next in proportion to each of the partner's percentage interests in Panthers BRHC Limited (the "Contribution Ratio"); provided, however, that if any taxable income is allocated to the Partnership, cash equal to 40% of such taxable income will be distributed to the Partnership; the initial Contribution Ratio for the holders of the Panther Interest for the first fiscal year ending after the Closing Date, expressed as a percentage, will be determined by dividing (A) by (B). (A) equals the Capital Contributions made by holders of the Panther Interest, which for the first fiscal year will be determined as of forty-five days after the Closing Date. (B) equals the sum of (A) plus the initial capital account credit of the Partnership, which shall equal the dollar amount specified in Section 1.8(i), less the value of the Sold Assets. The Contribution Ratio shall be re-determined when Panthers or the Partnership contribute additional capital to Panthers BRHC Limited. In such case, (A) will equal the Capital Contributions made by the holders of the Panther Interest. (B) will equal the sum of (x)(A), (y) the initial capital account credit of the Partnership and (z) additional capital, if any, contributed to the equity of Panthers BRHC Limited by the Partnership.

             (iv) Cash from any sale or refinancing or other capital transactions determined by the managing general partner of Panthers BRHC Limited to be available for distribution will be distributed (1) first to the holders of the Panther Interest in payment of their unpaid profit share on the Base Amount, (2) next to the holders of the Panther Interest in repayment of their capital accounts, (3) next in payment of the capital account of the Partnership and (4) next in accordance with the Contribution Ratio;

             (v) Taxable income and loss will generally be allocated in accordance with the Contribution Ratio except that the Panther Interest will be specially allocated a profit share on the Base Amount;

             (vi) The Partnership will have no voting rights under the limited partnership agreement, except that for so long as Persons other than Panthers (or its designees) own more than 51% of the limited partnership interests of the Partnership, the Partnership, after due and proper notice, shall have the right: (1) to approve any amendment (unless such amendment will not have a material adverse impact on the Partnership) to the partnership agreement of Panthers BRHC Limited (the provisions of Section 5.13 hereof will be included in the partnership agreement); (2) to approve any sale of all or substantially all of the Contributed Assets of Panthers BRHC Limited prior to January 1, 2001; provided however, if prior to January 1, 2001, Panthers Common Stock closes at an average price of $52.75 for five consecutive trading days on the NASDAQ Stock Market, the Partnership shall have no right to approve any sale of all or substantially all of the Contributed Assets; (3) to consult with the managing general partner to develop an annual budget provided, however, that the managing general partner will have the sole authority to approve such budget; and (4) to consult with the managing general partner regarding the renewal or termination of employment agreements between Panthers BRHC Limited and Operating Management employees;

             (vii) An affiliate of Panthers shall have the right to manage the Owned Property for a management fee equal to 3% of the gross revenues of Panthers BRHC Limited;

             (viii) At any time on or after January 31, 2001, Panthers (or its designee) shall have the right to acquire, for cash, all or a portion of the partnership interests of the Partnership in Panthers BRHC Limited at a price equal to the Fair Market Value of the partnership interest being acquired. The Fair Market Value of a partnership interest shall be calculated as set forth on Exhibit "C" attached hereto. The acquisition shall be automatically effected by Panthers after thirty days prior written notice to the Partnership;

             (ix) For federal income tax purposes, the Partnership is subject to
        Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to its transfer of assets to Panthers BRHC Limited. Panthers agree to cause Panthers BRHC Limited to elect the remedial allocation method specified in Treasury Regulation Section 1.704-3(d). Panthers shall allocate the book value of the Contributed Assets to each asset or class of assets provided such allocation does not cause or create on the Closing Date income to the Partnership under Sections 752 and 731 of the Code;

             (x) At the option of Panthers, Panthers BRHC Limited shall make an election under Section 754 of the Code. At the request of Panthers, the Partnership shall make timely election under Section 754 of the Code for the taxable year ending on the Closing Date, and any other taxable year of the Partnership following its termination under Section 708(b)1)(B) of the Code;

             (xi) The partnership agreement will allow the holders of the Panther Interest to cause after January 31, 2001, a tax termination of Panthers BRHC Limited under Section 708(b)(1)(B) even if such action creates an adverse effect to the Partnership;

             (xii) The general partnership interest of the Partnership in Panthers BRHC Limited will not be transferable, other than to Panthers and its Affiliates;

             (xiii) Panthers may admit additional limited partners to Panthers BRHC Limited in return for capital contributions and/or grant lenders participation rights in the profits of Panthers BRHC Limited, subject to
        Section 5.13 and provided that any dilution of partnership interests resulting therefrom shall be proportionate between the Partnership and the holders of the Panther Interests;

             (xiv) The Panther Interest which is a limited partnership interest in Panthers BRHC Limited may be transferred. The Panther Interest which is a general partnership interest may be transferred to a Panthers Affiliate, or to a non-Affiliate with the consent of the Partnership. Any transfer causing a tax termination of Panthers BRHC Limited under
        Section 708(b)(1)(B) of the Code on or before January 31, 2001, shall be prohibited unless there are no material adverse tax consequences to the Partnership or its partners;

             (xv) Panthers, or its designee, may elect to borrow from Panthers BRHC Limited, and upon such election Panthers BRHC Limited shall loan to Panthers, or its designee, the proceeds of any financing or refinancing of the Contributed Assets and Sold Assets ("Refinancing") on terms and conditions equal to those of the Refinancing; and

             (xvi) The partnership agreement will also contain other standard terms, including customary indemnification provisions in favor of the direct and indirect general partners of Panthers BRHC Limited and payment by Panthers BRHC Limited to the Partnership of an administrative fee to reimburse the Partnership for certain of its expenses.

          (b) The Partnership shall have satisfied each of the conditions set forth in Article VI and shall deliver to Panthers BRHC Limited the documents, certificates, opinions, consents and letters required by Article VI, unless waived by Panthers.

          (c) Panthers and Panthers BRHC Limited shall have satisfied each of the conditions set forth in Article VII and shall deliver to the Partnership the documents, certificates, consents and letters required by
     Article VII, unless waived by the Partnership.

          (d) The Partnership shall deliver to the Panthers BRHC Limited such warranty deeds, bills of sale, endorsements, assignments, releases and other instruments and documents (including certificates and resolutions) in such form as is reasonably satisfactory to Panthers BRHC Limited and as shall be sufficient to vest in Panthers BRHC Limited (or its assignee) good and marketable title to the Contributed Assets.

          (e) Panthers BRHC Limited shall deliver to the Partnership instruments, in such form as is reasonably satisfactory to the Partnership and as shall be sufficient to effect the assumption by Panthers BRHC Limited of the Assumed Liabilities.

          (f) Panthers, Panthers BRHC Limited and the Partnership shall execute and deliver a cross-receipt acknowledging receipt of the Contributed Assets, the Sold Assets, the Exchange Rights (defined below), the Panthers Warrants (defined below) and the Fee Shares (defined below).

          (g) The Partnership shall deliver to Panthers BRHC Limited payoff and estoppel letters in accordance with Section 5.17, and Panthers BRHC Limited shall pay off in full the debt referred to in Schedule 1.5 hereof.

          (h) The Partnership shall pay the expenses referred to in Section 5.20 out of a portion of the cash contributed under Section 1.5(a).

          (i) Partnership shall sell to Panthers (or its designee) the Sold Assets set forth on Exhibit "A" in consideration of delivery of the Exchange Rights and Warrants described below, as well as a number of Shares of Panthers Common Stock (the "Fee Shares") necessary to satisfy the Partnership's obligations to pay certain fees to (i) the holder of the third mortgage on the Partnership's assets, (ii) Temple Development Company and (iii) Operating Management, as shall be designated by the General Partner prior to Closing. Panthers shall deliver an Exchange Agreement ("Exchange Agreement") to the Partnership, granting to the Partnership (or to the Partnership's partners) rights ("Exchange Rights") to acquire, in exchange for all of the partnership interests in the Partnership, an aggregate number of shares (rounded to the nearest whole share) of Panthers Common Stock (the "Panthers Shares" and each, a "Panthers Share") determined by dividing (i) the difference between Three Hundred Twenty Million Dollars ($320,000,000) minus (w) the value of the Fee Shares (determined using the Price per Share, but subject to the anti-dilution provisions set forth on Exhibit "B" attached hereto), minus
     (x) the outstanding principal balance, and any accrued and unpaid interest thereon that is past due as of the Closing Date, under the $110 Million Senior Facility evidenced by the Loan Agreement, minus (y) the amount of cash contributed under Section 1.5(a) (other than the amount contributed to cover expenses as set forth in Schedule 1.5, subsection (vii) and Schedule 5.20), minus (z) Three Million Seven Hundred Twenty-Five Thousand Dollars; by (ii) $26.375 (the "Price per Share"). In no case shall the number of Fee Shares and the number of Panthers Shares underlying the Exchange Rights exceed that number of shares determined in the preceding sentence without regard to clause (w). The number of Panthers Shares shall be reserved by Panthers for issuance under the Exchange Agreement and shall be subject to the anti-dilution provisions set forth on Exhibit "B" attached hereto. The Exchange Agreement shall provide: (a) for the mechanics of the exchange;
     (b) that in the event the sale of all or substantially all of the Contributed Assets is consummated prior to exercise of any Exchange Rights, upon notice to the holders of the Exchange Rights, the Exchange Rights shall expire; (c) that Exchange Rights to acquire an amount of Panthers Common Stock with a fair market value at Closing equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (as determined pursuant to Section 9.3(d) below) shall be held back ("Held Back Interests") subject to the provisions of Article IX hereof; (d) after due and proper notice that any partnership interest in the Partnership so exchanged shall be transferred to a designee of Panthers; and (e) that, after due and proper notice, the Exchange Rights shall expire at January 31, 2001.

          (j) Panthers shall deliver to the Partnership, registered in the name of the holders specified by the Partnership in writing not less than five
     (5) business days prior to Closing, an aggregate number of warrants to acquire a number of shares of Panthers Common Stock equal to twenty (20%) percent of the number of Fee Shares and the number of Panthers Shares issued pursuant to the second sentence of Section 1.8(i) above ("Panthers Warrants"). The Panthers Warrants shall be exercisable at a price of $29.01 per share. Fifty (50%) percent of the Panthers Warrants shall expire on December 31, 1998 and the remaining fifty (50%) percent of the Panthers Warrants shall expire on December 31, 1999. The number of Panthers Warrants shall be subject to the anti-dilution provisions set forth in Exhibit "B" attached hereto.

     1.9 Filing of Documents. At the time of the Closing, the parties shall cause to be filed with the Secretary of State of the State of Florida any documents that Panthers or Panthers BRHC Limited determines to be required to lawfully effect the purposes of this Agreement.

     1.10 Tax Treatment. The parties hereto acknowledge and agree that the receipt of the non-managing general partnership interest in Panthers BRHC Limited by the Partnership contemplated hereby is intended to be a tax-free transaction under Section 721 of the Code.

     1.11 Option to Acquire General Partner's Interest in the Partnership. The General Partner does hereby grant to Panthers the option to acquire, directly or through its designee and exercisable upon the earlier of January 15, 2001 or at such time as all of the Exchange Rights have been exercised, its general partnership interest in the Partnership for $1.00 ("Option"). The Option shall not expire unless waived in writing by Panthers. The General Partner shall transfer its general partnership interest to Panthers' designee within five days after Panthers' written notice to General Partner that it is electing to exercise the Option.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                  OF PANTHERS

     As a material inducement to the Partnership to enter into this Agreement and to consummate the transactions contemplated hereby, Panthers and Panthers BRHC Limited make the following representations and warranties to the
Partnership:

     2.1 Corporate Status. Panthers is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Panthers has the requisite power and authority to carry on its business and to own or lease its properties. Panthers BRHC Limited is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida. Panthers BRHC Limited has the requisite power and authority to carry on its business and to own or lease its properties.

     2.2 Corporate Power and Authority. Panthers and Panthers BRHC Limited each have the power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Other than Panthers obtaining shareholder approval, each of Panthers and Panthers BRHC Limited have taken all action necessary to authorize its execution and delivery of this Agreement, and the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.

     2.3 Enforceability. This Agreement has been duly executed and delivered by Panthers and Panthers BRHC Limited and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 Exchanged Securities. Upon consummation of the transactions contemplated hereunder, the Panthers Warrants will be validly issued. Upon exercise of any Exchange Rights under the Exchange Agreement for Panthers Shares, and the issuance and delivery of certificates representing the Panthers Shares to the holders of the Exchange Rights, the Panthers Shares will be validly issued, fully paid and non-assessable shares of Panthers Common Stock. Upon exercise of the Panthers Warrants, and payment of the exercise price with respect thereto, the shares of Panthers Common Stock issued thereunder will be validly issued, fully paid and non-assessable.

     2.5 No Commissions. Panthers has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     2.6 No Violation. The execution and delivery of this Agreement by Panthers and Panthers BRHC Limited and the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not: (a) contravene any provision of the articles of incorporation or bylaws of Panthers or the Partnership Agreement or Certificate of Limited Partnership of Panthers BRHC Limited; (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Panthers or Panthers BRHC Limited; (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Panthers or Panthers BRHC Limited; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Panthers or Panthers BRHC Limited; or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any applicable filings required under the HSR Act, any SEC filings required to be made by Panthers, any SEC and state filings contemplated hereby, and any filings required to be made in connection with the transfer of the licenses and permits contemplated hereunder as part of the Contributed Assets and the Sold Assets.

     2.7 SEC Filings. From November 8, 1996 through the date hereof, Panthers has duly and timely filed with the SEC all reports, proxy statements and other information required to be filed by it under the Exchange Act (the "SEC Filings"). The SEC Filings, at the time of filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Filings, since November 8, 1996 to the date hereof, there has not been any Material Adverse Change in the business, financial position or results of operations of Panthers. The Registration Statement and Prospectus to be filed pursuant to Article VIII hereof at the time of filing will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     2.8 Capitalization. As of the date hereof, the authorized capital stock of Panthers consists of 100,000,000 shares of Panthers Common Stock (which number includes 2,600,000 shares of Panthers Common Stock reserved for issuance under the Panthers' 1996 Stock Option Plan) and 10,000,000 shares of Class B common stock, par value $.01 per share. Panthers has no shares of preferred stock authorized. As of March 4, 1997: (a) 23,648,444 shares of Panthers Common Stock, which number does not include 920,440 shares of Panthers Common Stock which are subject to granted but currently unexercisable options, were validly issued and outstanding, fully paid and nonassessable, and (b) 255,000 shares of Panthers Class B Common Stock were validly issued and outstanding, fully paid and nonassessable. As of the Closing Date, the number of shares of Panthers Common Stock equal to the aggregate number of shares of Panthers Common Stock underlying the Exchange Rights and the Panthers Warrants will be reserved for issuance upon exercise of the Exchange Rights and upon exercise of the Panthers Warrants.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE
                   PARTNERSHIP, THE GENERAL PARTNER AND BRMC

     As a material inducement to Panthers and to Panthers BRHC Limited to enter into this Agreement and to consummate the transactions contemplated hereby, the Partnership, the General Partner and BRMC make the following representations and warranties to the Panthers and Panthers BRHC Limited:

     3.1 Partnership's Organization. (i) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida, and (ii) the character of the properties owned or leased by Partnership and the nature of Partnership's business do not require it to be qualified and in good standing in any other state.

     3.2 General Partner's and BRMC's Organization. General Partner is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business under the laws of the State of Florida. BRMC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business under the laws of the State of Florida. General Partner is the sole general partner of Partnership and BRMC is the sole general partner of General Partner.

     3.3 Subsidiaries. Except as set forth on Schedule 3.3 hereof, the Partnership does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

     3.4 Power and Authority. The Partnership has partnership power and authority, as applicable, to: (i) to conduct its business as now conducted; (ii) execute and deliver this Agreement, and (iii) subject to obtaining appropriate limited partner consents required by its partnership agreement, close the transactions contemplated by this Agreement. Each of the General Partner and BRMC has full partnership or corporate power and authority to authorize and consent to the execution and delivery by the Partnership of this Agreement, and, subject to obtaining appropriate consents of the limited partners of the Partnership and the General Partner, if any, the performance by Partnership of its obligations hereunder. All of the consents of the general

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

partner of each of the Partnership and the General Partner, and of the Board of Directors of BRMC, required, if any, in connection with the execution, delivery and performance of this Agreement have been obtained.

     3.5 Due Execution/Enforceability. This Agreement has been duly executed and delivered by Partnership, and assuming due authorization, execution and delivery by Panthers and Panthers BRHC Limited, constitutes the legal, valid and binding obligations of Partnership, enforceable against it in accordance with the terms hereof and thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     3.6 Litigation. Except as set forth on Schedule 3.6 hereof, there is no action, suit or proceeding pending or, to the knowledge of any of the Partnership, the General Partner and BRMC, threatened against or affecting any of them that is not covered by insurance or, that if adversely determined would materially affect the assets, business or operations of the Partnership or would materially impair the ability of any of the Partnership, the General Partner or BRMC to perform any of such entity's obligations under this Agreement.

     3.7 Conflict. Except as set forth on Schedule 3.7, neither the execution nor the delivery of this Agreement nor the performance by the Partnership, the General Partner and BRMC of any of the provisions hereof, will conflict with or result in a breach of any of the provisions of the Partnership's, the General Partner's or BRMC's governing documentation, any applicable Legal Requirements, or any Designated Contract (as defined in Section 3.23 hereof), or constitute a default under any of the foregoing or result in the creation or imposition of any lien, charge or encumbrance upon any property of such entity, or on all or a portion of the Contributed Assets (including the Owned Property) or the Sold Assets.

     3.8 Governmental Consent. No consent, approval or other authorization of or by any Governmental Authority is required in connection with the execution or delivery by the Partnership, the General Partner or BRMC of this Agreement or compliance by them with any of the provisions hereof, except with respect to the transfer of the Permits (defined in Section 3.19) and except HSR or SEC filings required by law, if any.

     3.9 Financial Statements. Each of Partnership's 1995 audited, and December, 1996 audited Financial Reports previously delivered to Panthers (i) in the case of the accrual statement, has been audited by a certified public accounting firm, which has issued its report thereon, (ii) is true and correct in all material respects on and as of the dates and periods covered by such statements and (iii) was prepared in accordance with GAAP. No event or circumstance since the dates of such statements makes any of them untrue or misleading in any material adverse manner. The balance sheet of the Partnership, dated as of December 31, 1996, is referred to herein as the "Current Balance Sheet." Partnership has delivered to Panthers a true and correct copy of its 1997 Budget as it relates to capital expenditures, repairs and maintenance, and to furniture, fixtures and equipment, which was prepared in the ordinary course of business and was approved by the General Partner, and which is subject to adjustment from time to time.

     3.10 Liabilities of the Partnership. (a) The Partnership does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in its Current Balance Sheet and not heretofore paid or discharged, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of its Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of its Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon.

     (b) The Partnership's Net Working Capital (defined below) minus the Partnership's closing costs and expenses set forth in Section 5.20 hereof, shall be $1.00 or more as of the last day of the month immediately preceding the Closing Date (with the current portion of the Premier Club Accounts Receivable being that amount due prior to the Settlement Date (defined in Section 9.2 hereof)) . The Partnership's "Net Working

Capital" as of December 31, 1996 is set forth on Schedule 3.10 hereof, and shall be recalculated by the Partnership for purposes of Closing in a manner consistent with Schedule 3.10 as of the end of the calendar month immediately preceding the Closing Date, and such recalculation shall be deemed a Schedule attached to this Agreement ("Closing Net Working Capital Statement").

     3.11 Real Estate. (a) The Partnership does not own any real property or any interest therein except as set forth on Schedule 3.11(a) (the "Owned Property"), which Schedule sets forth the location and principal improvements and buildings on ("Improvements") the Owned Property, together with a list of all title insurance policies relating to such properties, all of which policies have previously been delivered or made available to Panthers by the Partnership.

          (i) Partnership holds good, indefeasible and marketable fee simple title to the Land and existing Improvements, free and clear of all mortgages, deeds of trust, liens, encumbrances, ground rents, leases, tenancies, licenses, contracts of sale, options, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title except the Permitted Exceptions (set forth on Schedule 3.11(b));

          (ii) The completion of the Expansion Plan and the use of the Expansion Plan improvements will not violate any Permitted Exception;

          (iii) To the best of each of the Partnership's, the General Partner's and BRMC's knowledge, no Improvements upon the Owned Property encroaches upon any adjacent property building line, setback line, side yard line, or any recorded or visible easement (or other easement of which they are aware or have reason to believe may exist) with respect to the Owned Property, except insofar as the same may be a Permitted Exception or as disclosed on the Survey; and

          (iv) The Owned Property is taxed separately without regard to any other property and has been subdivided from all other property in compliance with applicable laws.

     3.12 Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting the Owned Property or any portion thereof, and Partnership has no knowledge and has not received any written or oral notice that any such proceeding is contemplated.

     3.13 No Management Agreement. There is no management agreement affecting the Owned Property (other than with respect to Partnership's obligations to pay General Partner the Supervisory Fee pursuant to the Partnership Agreement).

     3.14 Ownership of Contributed Assets.  Except as otherwise disclosed on
Schedule 3.14, the Partnership is the owner of all of its Contributed Assets and Sold Assets, which Contributed Assets and Sold Assets are free and clear of any Liens, other than as set forth on Schedule 3.11 or 3.14.

     3.15 Compliance with Laws. (a) Partnership has complied in all material respects with all Legal Requirements and all recorded instruments affecting the Property. The use of the Owned Property complies, and after substantial completion of the Expansion Plan, shall continue to comply in all material respects, with all zoning and use-related Legal Requirements.

     (b) The Partnership is and at all times has been in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Partnership for whom compliance with the Immigration Act is required, the Partnership has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Partnership pursuant to the Immigration Act. The Partnership has not been cited, fined, served with a Notice of Intent to Fine or, to the knowledge of the Partnership, the General Partner or BRMC, with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against the Partnership, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

     (c) The Partnership is not subject to any Contract, decree or injunction in which the Partnership is a party which restricts the continued operation of any business of the Partnership or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     3.16 Labor and Employment Matters. The Partnership is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any Employees of the Partnership into one or more collective bargaining units. There is no pending or, to the knowledge of the Partnership, the General Partner or BRMC, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Partnership or which may interfere with its continued operations. Neither the Partnership nor, to the knowledge of the Partnership, any agent, representative or Employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Partnership by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the Employees of the Partnership during the 24 months prior to the date hereof. The Partnership is not aware that any key Employee or group of Employees has any plans to terminate his, her or their employment with the Partnership as a result of the transactions contemplated hereunder or otherwise. Schedule 3.16 lists each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which the Partnership is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements and (iv) consulting agreements (true and correct copies of which the Partnership has provided to the Panthers). The Partnership has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

     3.17 ERISA. Neither Partnership nor any member of a Controlled Group of which Partnership is a member maintains any Plan for the benefit of employees of Partnership and neither Partnership nor any member of such Controlled Group is obligated to make contributions in respect of any such Plan.

     3.18 Tax Matters. All federal, state and other tax returns and reports of each of the Partnership, the General Partner and BRMC required to be filed have been duly filed, and all federal, state and other taxes, assessments (including assessments for municipal improvements), fees or other governmental charges imposed upon the Partnership, the General Partner, BRMC, and the Contributed Assets which are due and payable have been paid (other than with respect to the State of Florida Department of Revenue sales tax audit). Partnership knows of no proposed material tax or other assessments against Partnership, the Owned Property or any of the improvements thereon, and no extension of time for assessment or payment of any federal state or local tax requested by Partnership is in effect.

     3.19 Licenses and Permits. All licenses and governmental or official approvals, permits or authorizations (collectively, the "Permits") issued to the Partnership are listed on Schedule 3.19. All such Permits are valid and in full force and effect, the Partnership is in compliance in all material respects with the respective requirements thereof, and no governmental proceeding is pending or, to the knowledge of the Partnership, the General Partner or BRMC, threatened to revoke or amend any of them.

     3.20 Insurance. A list of the insurance policies maintained by the Partnership is set forth on Schedule 3.20 hereto. Such policies are in full force and effect, all premiums due and payable therefor have been paid in full, and true and correct copies thereof have been delivered to Panthers.

     3.21 Adequacy of the Assets; Relationships with Customers and Suppliers; Affiliated Transactions. The Contributed Assets and Sold Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Partnership in the manner in which and to the extent to which such business is currently being conducted. No current supplier to the Partnership of items essential to the conduct of its business will or has threatened to terminate its business relationship with it for any reason. Neither the Partnership nor the General Partner nor BRMC has any direct or indirect interest in any customer, supplier or competitor or in any person from whom or to whom the Partnership leases real or personal property. Other than as specified in the partnership agreement of the Partnership, and other than the Temple Agreement, neither the General Partner nor any Affiliate thereof is a party to any Contract or transaction with the Partnership or has any interest in any property used by the Partnership.

     3.22 Intellectual Property. All trademarks, service marks, trade names, copyrights, patents, licenses (including licenses for the use of computer software programs) and other intellectual property used in the conduct of the Partnership's business (the "Intellectual Property") are listed on Schedule 3.22 hereof. The Partnership is the owner of the Intellectual Property, except as set forth on Schedule 3.22 hereof. The conduct of the business of the Partnership as presently conducted does not infringe or misappropriate any rights held or asserted by any Person with respect to, and no Person is infringing on, the Intellectual Property. Except as set forth on Schedule 3.22, no payments are required for the continued use of the Intellectual Property.

     3.23 Contracts. As of the date of this Agreement, Schedule 3.23 sets forth a list of each Designated Contract (defined below) to which the Partnership is a party or by which it or its properties and assets are bound, copies of which have been provided to Panthers. The copy of each Designated Contract furnished to Panthers is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Partnership has not violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and, to the knowledge of the Partnership, the General Partner and BRMC, all of the covenants to be performed by any other party thereto as of the date hereof have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Designated Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by the Partnership under any Designated Contract, and, to the knowledge of the Partnership, the General Partner and BRMC, no such event has occurred which constitutes or would constitute a material default by any other party. The Partnership is not subject to any liability or payment resulting from renegotiation of amounts payable by it under any Designated Contract. The term Designated Contract shall mean: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Partnership to provide products or services for a period of one year or more and, irrespective of the term of the Contract, requiring the Partnership to make payments of cash or property totalling $100,000 or more; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000.00); (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, officer or director of the Partnership; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Partnership; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Partnership and not otherwise disclosed on the Schedules.

     3.24 Access to Information. Each of the Partnership, the General Partner and BRMC has had the opportunity to discuss the transactions contemplated hereby with Panthers and Panthers BRMC Limited Partnership and has had the opportunity to obtain such information pertaining to Panthers as has been requested, including but not limited to filings made by Panthers with the SEC under the Exchange Act.

     3.25 Bank Accounts; Business Locations. Schedule 3.25 sets forth all accounts of the Partnership with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account.

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

     3.26 Names. All names under which the Partnership does business as of the date hereof are specified on Schedule 3.26. The Partnership has not changed its name or used any assumed or fictitious name within the past three years.

     3.27 No Commissions. The Partnership has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than the financial advisor's fee owing by the Partnership to BT Securities Corporation, which fees and commissions shall be paid by the Partnership.

     3.28 Premier Club Notes. (i) All of the Premier Club Notes outstanding as of December 31, 1996 appear on the list set forth on Schedule 3.28, (ii) Partnership is the holder and beneficial owner of all of the Premier Club Notes free and clear of any encumbrances except as in favor of the holders of the first, second and third mortgages encumbering the Owner Property, (iii) as of December 31, 1996, the remaining unpaid principal balance of each Premier Club
Note is as set forth on Schedule 3.28, (iv) except as set forth on Schedule 3.28, (A) no default exists under any of the Premier Club Notes, (B) all of the Premier Club Notes remain in full force and effect and have not been amended and
(c) no obliger under any Premier Club Note has any defenses or rights of set-off or abatement against such obligor's obligations under the applicable Premier Club Note, and (v) as of the Closing Date, Partnership has delivered to Panthers BRMC Limited the originals of all of the Premier Club Notes including any amendments and modifications made thereto.

     3.29 Premier Club Deposits. All of the Premier Club Deposits as of December 31, 1996 are set forth on Schedule 3.29 and as of such date, except as set forth on Schedule 3.29, no Premier Club member has notified Partnership of the exercise of its right to a refund of any or all of any Premier Club Deposit.

     3.30 Environmental Matters. (a) Except as disclosed in the Environmental Report, (i) the Partnership has not conducted and shall not hereafter conduct and (ii) to the best knowledge of the Partnership, no prior owner or current or prior tenant or occupant of all or any portion of the Partnership has conducted or is conducting, any Hazardous Substance Activity at, on or under the Owned Property (A) in violation of Environmental Laws that would have a Material Adverse Effect on the operation of the Owned Property or (B) in a manner inconsistent with the use of the Owned Property as a first class resort hotel complex, business conference center and resort membership club;

     (b) Except as disclosed by the Environmental Report the Owned Property does not contain asbestos or any Asbestos-Containing Material and there is no current or potential contamination of the Owned Property by asbestos fiber; and

     (c) The Partnership fully cooperated with Law Engineering and Environmental Services, Inc. in the preparation of the Environmental Report and, to the best of the Partnership's knowledge, such Environmental Report is not inaccurate in any material respect.

                                   ARTICLE IV

                  CONDUCT OF BUSINESS PENDING THE CLOSING DATE

     4.1 Conduct of Business by the Partnership Pending the Closing Date. The Partnership covenants and agrees that, between the date of this Agreement and the Closing Date, its business shall be conducted only in and it shall not take any action except in, the ordinary course of business, consistent with past practice. Completion of the Expansion Plan and completion of the sale of the Albanese Lots and corresponding renovation of the golf course shall be deemed to be within the ordinary course of business. The Partnership shall use its best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Partnership shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Panthers and Panthers BRHC
Limited:

          (a) amend or otherwise change its certificate of limited partnership or partnership agreement or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any partnership interests of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any partnership interest, or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to any of its partnership interests;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests;

          (e) (i) acquire (including, without limitation, for cash or shares of stock or partnership interests, by merger, consolidation, or acquisition of stock, partnership interest or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock, partnership interest or other securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

          (f) except in the ordinary course of business consistent with past practice, increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

          (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice; or

          (i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Further Assurances. Each party shall execute and deliver, to the extent permitted by its respective governance agreements, such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     5.2 General Partner Obligations. The General Partner, as soon as practically possible, shall send the consent solicitation required under the Partnership's certificate of limited partnership and partnership agreement to the limited partners of the Partnership and, subject to Section 5.4 below, recommend and otherwise use its reasonable best efforts to facilitate the Closing of the transaction contemplated hereby, unless the Termination Fee becomes payable to Panthers under Section 5.12 hereof.

     5.3 Cooperation. Each of the parties agrees to cooperate with the other parties in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the Panthers Common Stock is listed or the Nasdaq Stock Market in connection with the transactions contemplated by this Agreement and to use its respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     5.4 HSR Act and Other Actions. Each of the parties hereto shall (i) make promptly (and in no event later than ten (10) business days following the attachment of all Schedules and Exhibits hereto) its respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Partnership and limited partners of the Partnership as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings (including Panthers making all SEC filings necessary to solicit shareholder consent to the transactions contemplated hereby and using good faith efforts to obtain SEC approval of such filings) required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. If, on the date the General Partner mails its consent solicitation to the limited partners of the Partnership, BT Securities Corporation determines that it can not bring forward to a current date the fairness opinion previously delivered to the General Partner on or about the date hereof, the General Partner shall so advise the limited partners and shall have no obligation to recommend the transaction contemplated hereby, but shall also not recommend against the transaction contemplated hereby except as required by law.

     5.5 Access to Information. From the date hereof to the Closing Date, the Partnership, the General Partner and BRMC shall (and shall cause its directors, officers, employees, auditors, counsel and agents) afford Panthers and Panthers' officers, employees, auditors, counsel and agents reasonable access on reasonable notice at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by Panthers shall affect any representation or warranty in this Agreement.

     5.6 Notification of Certain Matters; Exhibits and Schedules. (a) The Partnership, the General Partner and BRMC shall give prompt written notice to Panthers of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein (including with respect to any Schedules attached hereto), to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied and the occurrence or non-occurrence of which would be a Material Adverse Change with respect to the Partnership. Upon receipt by Panthers of notice of any Material Adverse Change, Panthers shall have ten (10) business days to terminate this Agreement, and the parties shall thereafter have no further liability to the other in respect of this Agreement.

     (b) In the event any Exhibits or Schedules contemplated hereby are not attached hereto at the time of execution of this Agreement, the parties hereto will work and negotiate in good faith to complete and attach such Schedules and Exhibits within ten (10) business days thereafter; provided, however, that Panthers shall have the right to determine, in good faith, within two (2) business days of receipt thereof that any Exhibit or Schedule prepared solely by Partnership constitutes a Material Adverse Change in which case the provisions of Subsection
(a) above will apply.

     5.7 Tax Treatment. Panthers, BRMC, and the Partnership will use their respective best efforts to cause the receipt by the Partnership of the partnership interest in Panthers BRHC Limited contemplated hereunder to qualify as a tax-free transaction under the provisions of Section 721 of the Code and do not presently intend to take any action after the transaction contemplated hereunder is effected to cause such transaction to lose its tax-free status. All parties hereto agree to comply with the Code and applicable Treasury Regulations regarding reporting requirements relating to a transaction under Section 721 of the Code.

     5.8 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that Panthers may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of a securities exchange or the NASDAQ Stock Market (in which case Panthers will consult with an officer of the Partnership prior to making such disclosure).

     5.9 No Other Discussions. While this Agreement is in effect, neither the Partnership, the General Partner nor BRMC or their respective Affiliates, employees, agents and representatives will (i) initiate or encourage the initiation by others of discussions or negotiations with third parties relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Partnership (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions, other than pursuant to the terms of Section 5.12 hereof. The Partnership, the General Partner and BRMC will immediately notify Panthers if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

     5.10 [Reserved]

     5.11 Trading in Panthers Common Stock. Except as otherwise expressly consented to by Panthers, from the date of this Agreement until the Closing Date, neither the Partnership, the General Partner nor BRMC (or any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of Panthers Common Stock in any transactions effected on the NASDAQ Stock Market or otherwise.

     5.12 Termination Fee. Prior to the acceptance by the Partnership of any unsolicited third party offer for the assets to be acquired hereunder (or for a majority of the limited partnership interests in the Partnership), the Partnership shall notify Panthers in writing and Panthers shall have ten (10) business days to match any such offer in writing (including by matching any offer with Panthers Common Stock with a fair market value equal to the fair market value of the third party offer). In the event Panthers does not match such offer, the Partnership may terminate this Agreement and accept such offer in which case the Partnership shall pay to Panthers $10,000,000 and reimburse Panthers for its out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Termination Fee"). In the event the limited partners of the Partnership fail to approve the transaction contemplated by this Agreement, and a substantial part of the assets, business or properties to be acquired hereunder are sold (or a majority of the limited partnership interests of the Partnership are transferred) within six months of the resulting termination, the Termination Fee shall also be payable by the Partnership to Panthers. Panthers shall pay the Partnership $10,000,000, plus reimburse the Partnership for its out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, in the event Panthers fails to close the transactions contemplated by this Agreement solely due to Panthers' breach of this Agreement.

     5.13 Maintenance of Loan Agreement. Prior to the earlier of January 1, 2001 or such date as Panthers Common Stock closes at an average price of $36.93 (adjusted, as appropriate, for any stock split, reverse stock split, stock dividend or "Special Transaction" generally in accordance with the provisions of Exhibit "A" attached hereto) for five consecutive trading days on the NASDAQ Stock Market, Panthers BRHC Limited shall not prepay or modify the $110 million Senior Facility, and will only refinance such $110 million Senior Facility on terms which provide for the allocation of the refinanced indebtedness to the Partnership under Section 752 of the Code in the same manner as the $110 million Senior Facility is allocated to the Partnership on the Closing Date.

     5.14 Panthers BRHC Limited Appointed Attorney for the
Partnership. Effective at the Closing Date, the Partnership hereby constitutes and appoints the Panthers Affiliate that becomes the managing general partner of Panthers BRHC Limited and Panthers BRHC Limited, and its successors and assigns, its true and lawful attorney, in the name of either Panthers BRHC Limited or the Partnership (as Panthers BRHC Limited shall determine in its sole discretion) but for the benefit and at the expense of Panthers BRHC Limited (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Panthers BRHC Limited may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Contributed Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Contributed Assets, and to do all such acts and things in relation thereto as Panthers BRHC Limited shall deem advisable; and (c) to take all action which Panthers BRHC Limited may reasonably deem proper in order to provide for Panthers BRHC Limited the benefits under any of the Contributed Assets where any required consent of another party to the sale or assignment thereof to Panthers BRHC Limited pursuant to this Agreement shall not have been obtained. The Partnership acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Panthers BRHC Limited shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     5.15 Execution of Further Documents. From and after the Closing, upon the reasonable request of Panthers BRHC Limited, the Partnership shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required or appropriate to convey and transfer to and vest in Panthers BRHC Limited and protect its right, title and interest in all of the Contributed Assets and the Sold Assets and to carry out the transactions contemplated by this Agreement.

     5.16 Employees of the Partnership. The Partnership agrees to use its reasonable best efforts to aid Panthers BRHC Limited in engaging such of the employees of the Partnership as are employed on the Closing Date whom Panthers BRHC Limited desires to engage after the Closing Date.

     5.17 Payoff Letters. Prior to Closing, (a) the Partnership shall request payoff and estoppel letters with respect to any Indebtedness being repaid or assumed by Panthers BRHC Limited, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled, and (b) the Partnership shall provide Panthers BRHC Limited with evidence of satisfaction in full or release of all guarantees, notes, or obligations of the Partnership to or on behalf of any Affiliate of the Partnership or the Partners.

     5.18 Panthers Board of Directors. For so long as either of Messrs. Fowler or Callaghan (or their respective firms) shall be employed by Panthers BRHC Limited, Panthers shall nominate one of such persons for election to the Board of Directors of Panthers at each annual meeting of Panthers.

     5.19 Allocation of Consideration. The consideration paid by Panthers and Panthers BRHC Limited for the Contributed Assets shall be allocated to the Contributed Assets as set forth on Schedule 5.19 hereto.

     5.20 Expenses. Subject to the reasonable approval of Panthers and the Partnership, the Partnership shall pay, out of cash contributed by Panthers pursuant to Section 1.5(a) hereof and listed in Schedule 1.5(vii), the direct costs and expenses of Panthers and the Partnership (including but not limited to financial advisory, brokerage, legal, accounting and printing fees, and fees relating to the fairness opinion and consent solicitation) payable in connection with the transaction contemplated hereby, together with all documentary stamp and intangible taxes payable in connection with the transfer of title to any of the Contributed Assets and the Sold Assets (including the Owned Property), all fees and expenses payable in connection with the assumption or refinancing of the $110 Million Senior Facility indebtedness, together with the costs and expenses (including the title insurance premium) charged in connection with the issuance of a new Owners Title Insurance Policy (and corresponding Mortgagee Policy or endorsement to the existing Senior Facility Mortgagee policy, as appropriate) to Panthers BHRC Limited and any other transaction fees or expenses. Panthers shall have the right to designate the title company and title agent in its sole discretion.

                                   ARTICLE VI

                 CONDITIONS TO THE OBLIGATIONS OF THE PANTHERS

     The obligations of the Panthers and Panthers BRMC Limited to effect the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Panthers:

     6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Partnership, the General Partner and BRMC contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date; and
(iii) those which are not a Material Adverse Change with respect to the Partnership. The Partnership, the General Partner and BRMC shall have performed and complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Partnership, the General Partner and BRMC shall have delivered to Panthers a certificate, dated as of the Effective Date, duly signed (in the case of the Partnership, by its General Partner), certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed in all material respects.

     6.2 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Partnership, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Partnership, and (iii) none of the properties and assets of the Partnership shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and there shall have been delivered to the Panthers a certificate to that effect, dated the Effective Date and signed by or on behalf of the Partnership.

     6.3 Partnership Certificate. The General Partner shall have delivered to Panthers a certificate of good standing of the Partnership issued by the Secretary of State of the State of Florida and each other state in which the Partnership is qualified to do business as of a date not more than fifteen (15) days prior to the Closing Date. The Partnership shall have delivered to Panthers
(x) a copy of the certificate of limited partnership and the agreement of limited partnership as in effect immediately prior to the Closing Date and (y) a copy of the certificate of the General Partner of the Partnership authorizing the transactions contemplated by this Agreement, certified in the case of subsections (x) and (y) of this Section 6.3 as of the Closing Date by the General Partner as being true, correct and complete.

     6.4 Opinion of Counsel. Panthers shall have received an opinion dated as of the Closing Date from counsel for the Partnership, in form and substance acceptable to Panthers, to the effect that:

          (i) The Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Florida and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

          (ii) The Partnership has obtained all necessary authorizations and consents of its partners, and any other required consents under its certificate of limited partnership and partnership agreement, as the case may be, to effect the transactions contemplated hereunder;

          (iii) All general partnership interests of the Partnership are owned as set forth in Schedule 3.2 hereto;

          (iv) Such counsel does not know or have reason to believe that there is any litigation, proceeding or investigation pending or threatened which might result in any Material Adverse Change in the properties, business or prospects or in the condition of the Partnership, or which questions the validity of this Agreement, Panthers BRHC Limited's limited partnership agreement and the Exchange Agreement (collectively, the "Transaction Agreements"); and

          (v) The Transaction Agreements are valid and binding obligations of the Partnership, the General Partner and BRMC, and are enforceable against the Partnership, the General Partner and BRMC, in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles.

     6.5 Senior Credit Facility. The Partnership shall have received the appropriate consents under the Loan Agreement from the Bank of Nova Scotia (as Agent for the lenders thereunder), or the Partnership shall have refinanced the Senior Credit Facility on terms equal to or better than those terms existing under the Loan Agreement and otherwise acceptable to Panthers in its reasonable discretion.

     6.6 Other Consents. In addition to the consent required by Section 6.5, the Partnership shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Partnership from any Person from whom such consent or waiver is required under any Designated Contract as of a date not more than ten days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Designated Contracts, either by the terms thereof or as a matter of law, in each case where the failure to obtain such consent or consents, individually or in the aggregate, would have a Material Adverse Effect on the Partnership.

     6.7 Securities Laws. Panthers and Panthers BRMC Limited shall have received all necessary consents and otherwise complied with any state Blue Sky or securities laws applicable to the issuance of their respective securities hereunder, in connection with the transactions contemplated hereby.

     6.8 Employment Agreement. Panthers BRHC Limited shall have entered into employment agreements with Messrs. Glennie, Feder, March, Lawrence, Nylen and Tolbert ("Operating Management") in the form of Exhibit "D" (terms attached as Schedule D) attached hereto.

     6.9 Supervisory Management. Messrs. Fowler and Callaghan (or their respective firms) shall enter into employment or consulting agreements (as the case may be) with Panthers BRHC Limited in the form of Exhibit "E" (terms attached as Schedule E) attached hereto.

     6.10 Advisory Director. Mr. Temple shall have entered into a consulting agreement with Panthers BRHC Limited in the form of Exhibit "F" (terms attached as Schedule F) attached hereto.

     6.11 Acknowledgment of Receipt of SEC Filings. At or prior to the Closing, the General Partner and the Partnership shall have delivered to Panthers a letter agreement acknowledging receipt of SEC filings of Panthers, in form and substance satisfactory to the Panthers.

     6.12 Transfer of Assets. At the Closing, the Partnership shall have delivered to Panthers BRHC Limited and to Panthers, as applicable, all assignments, warranty deeds and other instruments reasonably required to evidence the conveyance of all of the Contributed Assets and the Sold Assets.

     6.13 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated hereunder or any other transaction contemplated hereby, and which, in the judgment of Panthers, makes it inadvisable to proceed with the transaction contemplated hereunder and other transactions contemplated hereby.

     6.14 HSR Act Waiting Period. Any applicable HSR Act waiting period shall have expired or been terminated.

     6.15 Other Approvals. The SEC shall have approved Panthers' proxy statement, consent solicitation statement or information statement (to be determined in the absolute discretion of Panthers) to its shareholders and shall have received all necessary approvals of the NASDAQ Stock Market.

     6.16 Dissolution of the Partnership. Panthers shall have received an agreement from the General Partner of the Partnership to dissolve the Partnership at such time as Panthers (or its designee) elects, after acquisition of the Partnership's interest in Panthers BRHC Limited; together with an estoppel letter from the General Partner of the Partnership stating that upon dissolution and liquidation of the Partnership, Panthers designees owning limited partnership interests in the Partnership shall be entitled to receive a pro rata portion of the Partnership's distributable assets equal to the quotient obtained by dividing: (A) the total Panthers Shares actually issued upon exercise of the Exchange Rights to date; by (B) the total Panthers Shares available for issuance under the Exchange Agreement as calculated pursuant to
Section 1.8(i) hereof.

     6.17 Accounting Treatment. There shall not have been a change in the rules promulgated by the Securities and Exchange Commission which does not permit Panthers to consolidate for financial reporting purposes, all of the results of operations of Panthers BRHC Limited.

     6.18 Panthers BRHC Limited Partnership Agreement and Exchange Agreement. The Partnership shall have executed and delivered the limited partnership agreement for Panthers BRHC Limited and the Exchange Agreement.

                                  ARTICLE VII

                         CONDITIONS TO THE OBLIGATIONS
                               OF THE PARTNERSHIP

     The obligations of the Partnership to effect the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Partnership:

     7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Panthers and Panthers BRMC Limited contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Panthers and Panthers BRHC Limited shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Panthers and Panthers BRHC Limited shall have delivered to a representative of the Partnership a certificate, dated as of the Effective Date, and signed by a duly authorized executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

     7.2 Issuance of Securities and Delivery of Agreement. At the Closing, the Partnership shall have received all of the Panthers Warrants contemplated by
Section 1.8(j) hereof, Panthers BRGP Corporation shall have executed and delivered the limited partnership agreement for Panthers BRHC Limited in and Panthers shall have executed and delivered the Exchange Agreement.

     7.3 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereunder or any other transaction contemplated hereby, and which in the judgment of the General Partner makes it inadvisable to proceed with the transactions contemplated hereunder and other transactions contemplated hereby.

     7.4 HSR Act Waiting Period. Any applicable HSR Act waiting period shall have expired or been terminated.

     7.5 Partner Consents. All required partner consents for this transaction contemplated hereby under the Partnership's Partnership Agreement shall have been obtained.

     7.6 Registration Statement.  The registration statement(s) required by
Article XIII hereof shall be effective.

     7.7 Opinion of Counsel. The Partnership shall have received an opinion dated as of the Closing Date from counsel for Panthers and Panthers BRHC Limited, in form and substance acceptable to Partnership, to the effect that:

          (i) Panthers is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; Panthers has the requisite power and authority to carry on its business as now being conducted; Panthers BRHC Limited is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida; and Panthers BRHC Limited has the requisite power and authority to carry on its business as now being conducted;

          (ii) Panthers (and Panthers Affiliates) and Panthers BRHC Limited each have the power and authority to execute and deliver the Transaction Agreements to which they are a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. Each of Panthers (and Panthers Affiliates) and Panthers BRHC Limited have taken all action necessary to authorize the execution and delivery of the Transaction Agreements to which they are a party, including obtaining all required consents required by their respective Articles of Incorporation and Bylaws, which consents have been validly obtained, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;

          (iii) The execution and delivery of the Transaction Agreements by Panthers (and Panthers Affiliates) and Panthers BRHC Limited to which they are a party and the performance of their respective agreements in the Transaction Agreements do not violate the Articles of Incorporation, or the Bylaws of Panthers (and Panthers Affiliates) or the Certificate of Limited Partnership or Partnership Agreement of Panthers BRHC Limited, respectively.

          (iv) Each of the Transaction Agreements has been duly executed and delivered by Panthers (and Panthers Affiliates) and Panthers BRHC Limited (as applicable) and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity;

          (v) Upon consummation of the transactions contemplated hereunder and the issuance and delivery of the Panthers Warrants, the Panthers Warrants will be validly issued; upon the exchange of any of the Exchange Rights for Panthers Shares, and the issuance and delivery of certificates representing the Panthers Shares to the holders of the Exchange Rights, the Panthers Shares will be validly issued, fully paid and non-assessable shares of Panthers Common Stock; and upon exercise of the Panthers Warrants in accordance with the terms thereof, and payment of the exercise price with respect thereto, and upon issuance and delivery of the certificates representing shares of Panthers Common Stock therefore, the shares of Panthers Common Stock issued thereunder will be validly issued, fully paid and non-assessable; and

          (vi) As of a date on or about the Closing Date, a statement of the authorized capital stock of Panthers (including any shares of stock reserved for issuance under any stock option plan); together with a statement of the total number of securities issued by Panthers and outstanding (and whether such securities are fully paid and non-assessable); together with a statement of the total shares of Common

     Stock which are unissued but subject to granted but currently unexercised options and which are reserved for issuance pursuant to the Exchange Agreement and upon exercise of the Panthers Warrants.

     7.8 Share Price. After the mailing of the solicitations for the limited partner consents under Section 7.5, there shall not have occurred a Material Adverse Effect with respect to Panthers which causes the stock price of Panthers on the NASDAQ Stock Market to fall below $26.375.

                                  ARTICLE VIII

                                  REGISTRATION

     8.1 Registration. Prior to the Closing Date, Panthers shall register under the Securities Act of 1933 ("Securities Act") and under applicable state securities law, the issuance of the Exchange Rights, Panthers Shares, the Fee Shares and the Panthers Warrants to the Partnership. Panthers BRHC Limited and Panthers shall use best efforts to keep the registration statements required by this Section 8.1 effective for so long as shall be necessary to allow the resale of any underlying Panthers Common Stock to be made by any holder thereof without restriction under Section 4(1) of the Securities Act (but without taking into account any status of such holder as an affiliate of Panthers or Panthers BRHC Limited).

     8.2 Expenses of Registration. Panthers and Panthers BRHC Limited shall pay all expenses incurred in connection with the registration, qualification and/or exemption of the securities to be issued hereunder, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of Panthers' and Panthers BRHC Limited's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by Panthers and Panthers BRHC Limited in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statements or prospectuses contained therein. Panthers and Panthers BRHC Limited shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by any holder of any of the Panthers Shares or Panthers Warrants.

                                   ARTICLE IX

                       APPLICATION OF HELD BACK INTERESTS

     9.1 Survival of Representations and Warranties. Each of the representations and warranties of the Panthers and Panthers BRHC Limited in this Agreement or pursuant hereto shall expire at the Closing Date. Each of the representations and warranties made by the Partnership, the General Partner and BRMC in this Agreement or pursuant hereto shall expire at the Closing Date, provided however, that with respect to the Trade Accounts Receivable and Premier Club Accounts Receivable "Loss Experience" (defined below), Panther's designee (for example, for purposes of this Article IX, Panthers BRGP Corporation) shall have recourse to the Held Back Interests as set forth in Section 9.2 hereof.

     9.2 Loss Experience and Security for Loss Experience. The "Loss Experience" with respect to the Trade Accounts Receivable and the Premier Club Accounts Receivable identified on the Closing Net Working Capital Statement shall be calculated as of December 31, 1997, unless the Closing occurs subsequent to June 30, 1997, in which case the Loss Experience shall be calculated as of a date which is the end of the calendar quarter and which falls between six and nine months after the Closing Date ("Settlement Date"); for example, if the Closing occurs on July 10, 1997, the Settlement Date would be March 31, 1998.

          (a) Trade Accounts Receivable Loss Experience shall equal: The total amount of Trade Accounts Receivable listed on the Closing Net Working Capital Statement which are uncollected at the Settlement Date.

          (b) Premier Club Accounts Receivable Loss Experience shall equal: The sum of (i) the total amount of Premier Club Accounts Receivable past due (determined in good faith between Panthers and the Partnership) as of the Settlement Date ("PCAR Delinquent Amount") plus (ii) the product of (1) the percentage obtained by dividing (x) the PCAR Delinquent Amount by (y) the total Premier Club

     Accounts Receivable set forth on the Closing Net Working Capital Statement which were due on or before the Settlement Date; multiplied by (2) the amount identified on the Closing Net Working Capital Statement as being due subsequent to the Settlement Date.

     9.3 Adjustment Amount. The Partnership shall pay to Panthers BRGP Corporation the "Adjustment Amount," which shall equal: (i) the Trade Accounts Receivable Loss Experience, plus (ii) any negative amount obtained by subtracting from the Net Working Capital set forth on the Closing Net Working Capital Statement: (1) the transaction costs referred to in Section 5.20; and
(2) the Premier Club Accounts Receivable Loss Experience. As security for the agreement by the Partnership to pay the Adjustment Amount, the Partnership does hereby grant a security interest in, and Pledge to Panthers BRGP Corporation the Held Back Interests (as defined in Section 1.8(i)) and any Panthers Common Stock exchangeable therefore and proceeds of all of the foregoing. Panthers BRGP Corporation may set off against the Held Back Interests and against any proceeds thereof the Adjustment Amount for which the Partnership may be responsible pursuant to this Agreement, subject, however, to the following terms and conditions:

          (a) Panthers BRGP Corporation shall give written notice to the Partnership of any claim for setoff against the Held Back Interests, which notice shall set forth: (i) the amount of the Adjustment Amount; and (ii) the basis of such claim;

          (b) Such set off shall be effected on the later to occur of the expiration of 30 days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the shares set aside;

          (c) If, prior to the expiration of the Notice of Contest Period, the Partnership shall notify Panthers BRGP Corporation in writing of an intention to dispute the claim, the parties shall in good faith negotiate to resolve the claim or submit the matter to binding arbitration;

          (d) For purposes of this Article, Panthers Shares for which each Held Back Interest can be exercised shall be valued at the greater of the Price per Share or the price per share of Panthers Common Stock at the close of trading on the date the written notice is sent pursuant to clause (a) above.

          (e) Neither the Partnership nor the General Partner shall be liable to Panthers or Panthers BRHC Limited or Panthers BRGP Corporation for any deficiency resulting from the value of the Held Back Interests being less than the Adjustment Amount, it being agreed that the only recourse against Partnership by any party for the Adjustment Amount shall be to the Held Back Interests.

     9.4 Voting of and Dividends on the Held Back Interests. Except with respect to Held Back Interests transferred pursuant to the foregoing right of set off (and in the case of such Held Back Interests, until the same are transferred), all Held Back Interests shall be deemed to be owned by the Partnership and the Partnership shall be entitled to vote any proceeds thereof; provided, however, that, there shall also be deposited with Panthers, subject to the terms of this Article, all shares of Panthers Common Stock issued to the Partnership as a result of any exercise of any Exchange Rights with respect to Held Back Interests, and as a result of any stock dividend or stock split and all cash issuable to the Partnership as a result of any cash dividend with respect to Panthers Common Stock exchangeable therefore. All stock and cash issued or paid upon Held Back Interests shall be distributed to the person or entity entitled to receive such Held Back Interests together with such Held Back Interests.

     9.5 Delivery of Held Back Interests and Proceeds. Panthers BRGP Corporation agrees to deliver to the Partnership promptly following the Settlement Date any Held Back Interests (or proceeds thereof) then held by it which it is not entitled to retain pursuant to Section 9.3, unless there then remains unresolved any claim for an Adjustment Amount as to which notice has been given, in which event any Held Back Interests remaining on deposit after such claim shall have been satisfied shall be returned to the Partnership promptly after the time of satisfaction.

     9.6 Adjustment to Consideration. All setoffs made pursuant to this Article shall be treated as adjustments to the consideration granted under Section 1.8 hereof.

                                   ARTICLE X

                                  DEFINITIONS

     10.1 Defined Terms. As used herein, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Asbestos-Containing Material" means any material containing more than one percent (1%) asbestos.

          "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. 9601, et seq.), as heretofore or hereafter amended from time to time.

          "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code.

          "Environmental Laws" collectively means and includes all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Owned Property and relating to the environment and environmental conditions or to any Hazardous Substance or Hazardous Substance Activity (including, without limitation, CERCLA, the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C.
     sec. 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sec. 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C.
     sec. 1251, et seq., the Clean Air Act, 33 U.S.C. sec. 7401, et seq., the Clean Air Act, 42 U.S.C. sec. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601-2629, the Safe Drinking Water Act, 42 U.S.C.
     sec. 300f-300j, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sec. 1101, et seq., and any so-called "Super Fund" or "Super Lien" law, environmental laws administered by the Environmental Protection Agency, any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder).

          "Environmental Report" means the "Report of Phase I Environmental Site Assessment and Limited Visual Asbestos Survey" of the Boca Raton Resort and Club dated August 8, 1996 prepared by Law Engineering and Environmental Services, Inc., Project Number 40795-6-0505.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Expansion Plan" shall have the meaning set forth in the Loan
     Agreement.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substance" means, at any time, (i) asbestos and any Asbestos-Containing Material, (ii) any substance that is listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a "hazardous substance", "hazardous material", "hazardous waste", "infectious waste", "toxic substance", "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity", (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (iv) petroleum productions, ploychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and medical waste.

          "Hazardous Substance Activity" means any actual use, packaging, labeling, treatment, leaching, spill, cleanup, storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Substance from, under, into or on the Owned Property or surrounding property (but only concerning surrounding property to the extent of seepage, release, discharge, migration, disposal or other actions from the Owned Property to the surrounding property or from the surrounding property to the Owned Property).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Legal Requirements" means all applicable laws, statutes, ordinances, rulings, regulations, codes, decrees, orders, judgments, covenants, conditions, restrictions, approvals, permits and requirements under any Permitted Exception or for, from or by any Governmental Authority, including zoning, subdivision, use, environmental, building, safety, health, housing and fire.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Loan Agreement" means that certain Loan Agreement dated August 26, 1996 between the Partnership, as Borrower, the Bank's signatory thereto and the Bank of Nova Scotia, as Agent.

          "Material Adverse Change (or Effect)" means a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business, which change (or effect) individually or in the aggregate is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations or business.

          "Permitted Exceptions" means those items set forth on Schedule 3.11(b) hereof.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code and is either (a) maintained by any Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or has any obligation to make contributions or, within the preceding five plan years, has made or has had any obligation to make contributions.

          "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Survey" means the surveys described on Item 1 of the Permitted Exceptions.

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

     10.2 Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

     (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP, applied on a basis consistent with prior periods, where applicable.

     (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XI

                                  TERMINATION

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of all of the parties hereto at any time prior to the Closing;

          (b) by Panthers, in the event of a breach by any of the Partnership, the General Partner or BRMC of any provision of this Agreement which would have a Material Adverse Effect upon the Partnership or upon the rights or benefits of Panthers or Panthers BRHC Limited hereunder;

          (c) by the Partnership in the event of a breach by Panthers or Panthers BRHC Limited of any provision of this Agreement which would have a Material Adverse Effect on the rights or benefits of the Partnership hereunder;

          (d) by either Panthers or the Partnership if the Closing shall not have occurred by December 31, 1997;

          (e) by either Panthers or the Partnership if the requisite consents of the limited partners of the Partnership are not obtained within ninety (90) days of the last mailing of the consent solicitation or any amendment thereof; or

          (f) by the Partnership upon payment of the Termination Fee set forth in Section 5.12 hereof.

     11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder; except that the provisions of Section 5.12 shall survive, as applicable.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

        (a) IF TO THE PANTHERS:

              Florida Panthers Holdings, Inc.
              100 S.E. Third Avenue, Second Floor
              Ft. Lauderdale, FL 33301
              Attn: Steven M. Dauria
              Telecopy: (954) 768-1920

        WITH A COPY TO:

              Akerman, Senterfitt & Eidson, P.A.
              One Southeast Third Avenue, 28th Floor
              Miami, Florida 33131
              Attention: Stephen K. Roddenberry, Esq.
              Telecopy: (305) 374-5095

        (b) IF TO ANY OF THE PARTNERSHIP, THE GENERAL PARTNER OR BRMC TO:

              Private Merchant Banking Company
              380 Lexington Avenue, Suite 4500
              New York, NY 10168
              Attention: Theodore V. Fowler
              Telecopy: (212) 689-9519

        WITH A COPY TO:

              Boca Raton Hotel and Club Limited Partnership
              501 East Camino Real
              Boca Raton, Florida 33432
              Attn: Edward E. March
              Telecopy: (561) 394-9183

        WITH A COPY TO:

              Rogers & Wells
              200 Park Avenue
              New York, New York 10166
              Attn: James M. Asher, Esq.
              Telecopy: (212) 878-3215

     Notice shall be deemed given on the date sent if sent by overnight delivery or facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by certified or registered mail.

     12.2 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter, including, but not limited to that certain Contribution and Exchange Agreement dated as of March 20, 1997 by and among the parties hereto. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

     12.3 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     12.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the parties without the prior written consent of the other party; provided however, that Panthers may designate that its affiliates may hold the Panther Interest.

     12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     12.6 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     12.7 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

     12.8 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                          FLORIDA PANTHERS HOLDINGS, INC., a
                                          Florida corporation

                                          By:
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                              Title:
                                                --------------------------------

                                          PANTHERS BRHC LIMITED, a Florida
                                          limited
                                          partnership

                                          By: Panthers BRGP Corporation
                                            as general partner

                                          By:
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                              Title:
                                                --------------------------------

                                          BOCA RATON HOTEL AND CLUB, LTD.,
                                          a Florida limited partnership

                                          By: BRMC, L.P., a Delaware limited
                                              partnership, as general partner

                                            By: BRMC, Inc., a Delaware
                                                corporation, as general partner

                                               By:
                                                 -------------------------------
                                                 Theodore V. Fowler, Chief
                                                   Executive Officer

                                          BRMC, L.P., a Delaware limited
                                          partnership

                                          By: BRMC, INC., a Delaware
                                              corporation, as general partner

                                            By:
                                               ---------------------------------
                                               Theodore V. Fowler, Chief
                                                Executive Officer

                                          BRMC, INC., a Delaware corporation

                                          By:
                                            ------------------------------------
                                            Theodore V. Fowler, Chief Executive
                                              Officer

                                  EXHIBIT "A"

     Cash, accounts receivable and other assets such as supplies or inventory, which have a total value and adjusted tax basis for federal income tax purposes of approximately $30 million provided, however, that if the Partnership secures a deduction for federal income tax purposes upon the transfer of the Fee Shares to creditors of the Partnership, the Partnership and Panthers BRGP Corporation may select assets to be sold having a value in excess of such adjusted tax basis equal to the amount of the deduction.

                                  EXHIBIT "B"

I. ADJUSTMENTS TO EXCHANGE RIGHTS INTERESTS

     The number of shares of Class A Common Stock ("Class A Shares") for which an Exchange Right is exercisable, shall be subject to adjustment from time to time as set forth below.

     1.1 STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.If Florida Panthers Holdings, Inc. (the "Company") shall, at any time or from time to time, (a) make (or fix a record date for the holders of shares of its Class A or Class B common stock, par value $.01 per share (collectively, "Common Stock") entitled to receive) a dividend payable in, or other distribution of, additional shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of Class A Shares issuable upon the exercise of the Exchange Right immediately prior to the occurrence of any such event shall be adjusted so that the Holder of the Exchange Right upon exercise on or after that date shall be entitled to receive the aggregate number and kind of Class A Shares which the Holder of the Exchange Right would have owned and been entitled to receive as a result of such event had the Exchange Right been exercised immediately prior thereto.

     1.2 DIVIDENDS AND DISTRIBUTIONS OTHER THAN IN CASH.If the Company shall, at any time or from time to time, make (or fix a record date for the holders of shares of its Common Stock entitled to receive) a dividend or other distribution payable in securities or assets of the Company or in the securities of any subsidiary of the Company (other than shares of Common Stock or cash), then lawful and adequate provision shall be made so that the Holder of the Exchange Right shall be entitled to receive upon exercise of the Exchange Right, in addition to the number of Class A Shares immediately theretofore issuable upon exercised of the Exchange Right, the kind and number of securities or assets of the Company or securities of any subsidiary of the Company, which the Holder would have owned and been entitled to receive had the Exchange Right been exercised immediately prior to that date.

     1.3 CASH DIVIDENDS AND DISTRIBUTIONS. If the Company shall, at any time or from time to time, (a) make (or fix a record date for the holders of shares of its Common Stock entitled to receive) a dividend payable in, or other distribution of cash, then (i) the number of Class A Shares issuable upon the exercise of the Exchange Right immediately prior to the occurrence of any such event shall be increased by: (i) the amount of the dividend the Holder of the Exchange Right would have received if he had exercised his Exchange Right immediately prior to the record date, divided by (ii) the average price of Panthers Class A Common Stock for the five consecutive trading days on the NASDAQ Stock Market immediately preceding the record date.

     1.4 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each, a "Special Transaction") shall become effective: (i) a capital reorganization, whether by reclassification, exchange, substitution or otherwise (other than a stock or cash dividend, subdivision, combination or other distribution provided for elsewhere in this Section 1),
(ii) a consolidation or merger of Panthers Holdings with and into another entity, or (iii) a sale or conveyance of all or substantially all of the Company's assets, then as a condition of any such Special Transaction, lawful and adequate provision shall be made so that the Holder of any Exchange Right shall thereafter have the right to receive upon exercise of the Exchange Right, in lieu of the Class A Shares immediately theretofore issuable upon exercise of the Exchange Right, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction to the holders of shares of Class A Common Stock for which the Exchange Right could have been exercised immediately prior to such Special Transaction. In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder of the Exchange Right to the end that the provisions of the Exchange Right (including without limitation the provisions of this Section 1), shall thereafter be applicable, as nearly as may be practicable, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the exercise of the Exchange Right. The Company shall not effect any Special Transaction unless prior to or simultaneously with the closing, the successor entity (if other than the Company), if any, resulting from such consolidation or

                                   Exhibit B-1
merger or the entity acquiring such assets shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder of this Exchange Right at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to the Holder such shares of stock, securities, cash or other assets, as in accordance with the foregoing provisions, which the Holder shall have the right to purchase.

II. ADJUSTMENTS TO WARRANTS.

     The number of Class A Shares for which a Panthers Warrant is exercisable and the Exercise Price shall be subject to adjustment from time to time as set forth below.

     2.1 STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If the Company shall, at any time or from time to time, (a) make (or fix a record date for the holders of shares of its Common Stock") entitled to receive) a dividend payable in, or other distribution of, additional shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (i) the number of Class A Shares issuable upon the exercise of the Warrant immediately prior to the occurrence of any such event shall be adjusted so that the Holder of the Warrant upon exercise on or after that date shall be entitled to receive the aggregate number and kind of Class A Shares which the Holder of the Warrant would have owned and been entitled to receive as a result of such event had the Warrant been exercised immediately prior thereto, and (ii) the Exercise Price in effect immediately prior to such event shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the aggregate number of Class A Shares purchasable upon exercise of the Warrant immediately prior to such event, and the denominator of which is the aggregate number of Class A Shares purchasable upon exercise of the Warrant immediately thereafter.

     2.2 DIVIDENDS AND DISTRIBUTIONS OTHER THAN IN CASH. If the Company shall, at any time or from time to time, make (or fix a record date for the holders of shares of its Common Stock entitled to receive) a dividend or other distribution payable in securities or assets of the Company or in the securities of any subsidiary of the Company (other than shares of Common Stock or Cash), then lawful and adequate provision shall be made so that the Holder of the Warrant shall be entitled to receive upon exercise of the Warrant, for the aggregate Exercise Price in effect prior thereto, in addition to the number of Class A Shares immediately theretofore issuable upon exercise of the Warrant, the kind and number of securities or assets of the Company or securities of any subsidiary of the Company, which the Holder would have owned and been entitled to receive had the Warrant been exercised immediately prior to that date.

     2.3 CASH DIVIDENDS AND DISTRIBUTIONS. The Company shall, at any time or from time to time, (a) make (or fix a record date for the holders of shares of its Common Stock Common Stock entitled to receive) a dividend payable in, or other distribution of cash, then (i) the number of Class A Shares issuable upon the exercise of the Warrant, for the aggregate Exercise Price in effect prior thereto, immediately prior to the occurrence of any such event shall be increased by: (i) the amount of the dividend the Holder of this Warrant would have received if he had exercised his warrant immediately prior to the record date, divided by (ii) the average price of Panthers Class A Common Stock for the five consecutive trading days on the NASDAQ Stock Market immediately preceding the record date.

     2.4 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each, a "Special Transaction") shall become effective: (i) a capital reorganization, whether by reclassification, exchange, substitution or otherwise (other than a stock or cash dividend, subdivision, combination or other distribution provided for elsewhere in this Section 2),
(ii) a consolidation or merger of the Company with and into another entity, or
(iii) a sale or conveyance of all or substantially all of the Company's assets, then as a condition of any such Special Transaction, lawful and adequate provision shall be made so that the Holder of the Warrant shall thereafter have the right to purchase and receive upon exercise of the Warrant, in lieu of the Class A Shares immediately theretofore issuable upon exercise of this Warrant, for the aggregate Exercise Price in effect immediately prior to such consummation, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction to the holders of shares of Common Stock for which the Warrant could have been exercised

                                   Exhibit B-2
immediately prior to such Special Transaction. In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder of the Warrant to the end that the provisions of the Warrant (including without limitation the provisions of this Section 2), shall thereafter be applicable, as nearly as may be practicable, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the exercise of the Warrant. The Company shall not effect any Special Transaction unless prior to or simultaneously with the closing, the successor entity (if other than the Company), if any, resulting from such consolidation or merger or the entity acquiring such assets shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder of the Warrant at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to the Holder such shares of stock, securities, cash or other assets, as in accordance with the foregoing provisions, which the Holder shall have the right to purchase.

                                   Exhibit B-3

                                  EXHIBIT "C"

     The Fair Market Value of a partnership interest in Panthers BRHC Limited shall be determined as follows:

        - Assume the sale of contributed Assets and Sold Assets at Appraised
          Value

         - choice of appraisal provisions

        - Run proceeds of sale net of liabilities through Panthers BRHC Limited's partnership agreement

        - Discount 30% for non-marketability and lack of control

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as Panthers Holdings', shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Articles and Bylaws. Panthers Holdings' Articles of Incorporation and Panthers Holdings' Bylaws provide that Panthers Holdings shall, to the fullest extent permitted by law, indemnify all directors of Panthers Holdings, as well as any officers or employees of Panthers Holdings to whom Panthers Holdings has agreed to grant indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) A list of the exhibits filed as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits.

     (b) Financial Statement Schedule -- none

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 28th day of October, 1997.


                                          Florida Panthers Holdings, Inc.

                                          By:     /s/  WILLIAM M. PIERCE
                                            ------------------------------------
                                            William M. Pierce
                                            Senior Vice President and
                                            Chief Financial Officer


                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                          *                            Chairman of the Board           October 28, 1997
-----------------------------------------------------    (Principal Executive
                  H. Wayne Huizenga                      Officer)

                          *                            Vice Chairman                   October 28, 1997
-----------------------------------------------------
                  Richard C. Rochon

                          *                            President and Director          October 28, 1997
-----------------------------------------------------
                  Richard H. Evans

                          *                            Senior Vice President and       October 28, 1997
-----------------------------------------------------    Chief Financial Officer
                  William M. Pierce                      (Principal Financial
                                                         Officer)

                          *                            Vice President and Corporate    October 28, 1997
-----------------------------------------------------    Controller (Principal
                  Steven M. Dauria                       Accounting Officer)

                          *                            Director                        October 28, 1997
-----------------------------------------------------
                  Steven R. Berrard

               /s/ DENNIS J. CALLAGHAN                 Director                        October 28, 1997
-----------------------------------------------------
                 Dennis J. Callaghan

                          *                            Director                        October 28, 1997
-----------------------------------------------------
                   Michael S. Egan

                   /s/ CHRIS EVERT                     Director                        October 28, 1997
-----------------------------------------------------
                     Chris Evert

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                                                       Director                        October 28, 1997
                          *
-----------------------------------------------------
                  Harris W. Hudson

                          *                            Director                        October 28, 1997
-----------------------------------------------------
               George D. Johnson, Jr.

                  /s/ HENRY LATIMER                    Director                        October 28, 1997
-----------------------------------------------------
                    Henry Latimer

           By:      /s/  WILLIAM M. PIERCE
  -------------------------------------------------
                  William M. Pierce
                  Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1       --  Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
 2.2       --  Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
 2.3       --  Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
 2.4       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
 2.5       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
 2.6       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
 2.7       --  Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
 2.8       --  Exchange Agreement (Raddison Bahia Mar), dated as of
               December 22, 1996.***
 2.9       --  Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC Corporation
               (contained in the Solicitation Statement/Prospectus as Annex
               A).
 2.10      --  Merger Agreement, dated July 8, 1997, by and among the
               Company, FPH/RHI Merger Corp., Inc., ResortHill, Inc. and
               Gary V. Chensoff.****
 3.1       --  Amended and Restated Articles of Incorporation of the
               Company.*
 3.2       --  Form of By-Laws of the Company.*
 5.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company (previously filed).
 8.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company, regarding certain federal income tax
               consequences (previously filed).
10.1       --  Broward County Civic Arena License Agreement, dated as of
               June 4, 1996, by and between Florida Panthers Hockey Club,
               Ltd., Arena Operating Company, Ltd., and Broward County
               Florida.*
10.2       --  Broward County Civic Arena Operating Agreement, dated as of
               June 4, 1996, by and between Arena Operating Company, Ltd.
               and Broward County, Florida.*
10.3       --  Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida.*
10.4       --  Broward County Civic Arena Development Agreement, dated as of June 4, 1996, by and between Arena Development Company,
               Ltd. and Broward County, Florida.*
10.5       --  Employment Agreement by and between William A. Torrey and the Company.*
10.6       --  Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
10.7       --  Miami Arena Contract, dated as of October 10, 1986, as amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
10.8       --  First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
10.9       --  Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management
               International).*
10.10      --  1996 Stock Option Plan.*
10.11      --  Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
10.12      --  Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
10.13      --  Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***
10.14      --  Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
21.1       --  Subsidiaries of the Company.*****
23.1       --  Consent of Arthur Andersen LLP.
23.2       --  Consent of KPMG Peat Marwick LLP
23.3       --  Consent of Price Waterhouse LLP
23.4       --  Consent of Ernst & Young LLP
23.5       --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinions previously filed as Exhibits 5.1 and 8.1).
24.1       --  Power of Attorney (previously filed).

---------------

     * Incorporated by reference to the Company Registration Statement on Form S-1 -- SEC File No. 333-12191
   ** Incorporated by reference to the Company Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435
  *** Incorporated by reference to the Company Definitive Consent Solicitation
      Statement filed on March 4, 1997 -- SEC File No. 0-21435
 **** Incorporated by reference to the Company's Registration Statement on Form
      S-1 -- SEC File No. 333-30925
***** Incorporated by reference to the Company Annual Report on Form 10-K filed on September 29, 1997 -- SEC File No. 1-13173